      As Filed with the Securities and Exchange Commission on December 18, 2000

                                                      Registration No. 333-93149

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                               AMENDMENT NO. 2 TO


                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------

                     UNITED STATES TELECOMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           Florida                              4813                       59-3470483
(State or Other Jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
    Incorporation or Organization)  Classification Code Number)     Identification Number)

                                   Suite 118
                            5251 110th Avenue North
                              Clearwater, FL 33760
                                 (727) 572-7832
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                Richard Pollara
                                   President
                     United States Telecommunications, Inc.
                                   Suite 118
                            5251 110th Avenue North
                              Clearwater, FL 33760
                                 (727) 572-7832
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ----------------

                                   COPIES TO:

                             Walter E. Jospin, Esq.
                     Paul, Hastings, Janofsky & Walker LLP
                     600 Peachtree Street, N.E., Suite 2400
                             Atlanta, Georgia 30308
                                 (404) 815-2400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ----------------




    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
                                     [Logo]

                     UNITED STATES TELECOMMUNICATIONS, INC.
                               OFFER TO EXCHANGE
               SHARES OF COMMON STOCK AND CLASS A PREFERRED STOCK
                                      FOR
                          UNSECURED INSTALLMENT NOTES
                                       OR
                      CLASS B CONVERTIBLE PREFERRED STOCK


                  The exchange offer will expire at 5:00 P.M.,
                Tampa, Florida time, on   , 2001, unless extended.



EXCHANGE OFFER

         We will exchange

         - up to $31,471,548 aggregate principal amount of registered unsecured installment notes; or

         - 125,307,600 shares of our registered Class B convertible preferred stock for shares of our common stock and Class A preferred stock. You are entitled to participate in this exchange offer only if you


         - received shares of our common stock and Class A preferred stock in exchange for units of ownership interests in our predecessor companies; or

         - purchased shares of our common stock from us in a private placement of our stock during the period from February 1999 to December 1999 for a purchase price of $3.00 per share.


    Either rejection or acceptance of this exchange offer is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 10 of this prospectus for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the notes.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                       The date of this prospectus is     ,   .

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

PROSPECTUS SUMMARY..........................................................................................       2

RISK FACTORS................................................................................................       9

THE EXCHANGE OFFER..........................................................................................      16

FEDERAL INCOME TAX CONSEQUENCES.............................................................................      21

PRO FORMA CAPITALIZATION....................................................................................      24

SELECTED FINANCIAL DATA.....................................................................................      25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................      28

BUSINESS....................................................................................................      43

MANAGEMENT..................................................................................................      58

COMPENSATION OF EXECUTIVE OFFICERS..........................................................................      59

CERTAIN TRANSACTIONS........................................................................................      60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................      61

DESCRIPTION OF INDENTURE AND NOTES..........................................................................      63

DESCRIPTION OF CAPITAL STOCK................................................................................      68

EXPERTS.....................................................................................................      69

LEGAL MATTERS...............................................................................................      70

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................................................      70

APPENDIX A..................................................................................................     A-1

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before acting on our exchange offer. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and notes to those financial statements.

                                  THE COMPANY


    We provide residential local telephone service to people with bad credit. Typically, our customers have been disconnected by their local telephone service provider because of nonpayment. Most local telephone service providers require disconnected customers to pay a security deposit in addition to their past due balance before the provider will reconnect their service. We focus on those consumers who have been disconnected by their local telephone service provider and cannot afford to reconnect service with the provider. We offer these consumers local telephone service for a fixed monthly price without requiring a security deposit.



    We have obtained licenses from public utility commissions in 26 states to operate as a competitive local telephone service provider of local telephone service within those states. In this capacity, we are able to purchase telephone service from local telephone service providers, such as Verizon Communications, Sprint, US West, Bell South and Southwestern Bell, at wholesale rates and then resell the local telephone service to our customers. As of December 4, 2000, we had 14,948 customers. Our principal executive offices are located at Suite 118, 5251 110th Avenue North, Clearwater, Florida 33760.

                               THE EXCHANGE OFFER

     On May 12, 1999, we entered into a consent agreement with the State of Florida, Department of Banking and Finance. In this consent agreement, we admitted that units of ownership interests in Tel Com Plus East, LLC, Tel Com Plus West, LLC and Tel Com Plus Jacksonville, LLC, our predecessor companies, were offered and sold in Florida in violation of Florida law. We agreed to complete an offer of rescission with respect to shares of our common stock and Class A preferred stock that were issued in exchange for these units. However, because we do not have sufficient funds with which to effect a rescission offer, we are offering to exchange our unsecured installment notes or our Class B preferred stock for shares of our common stock and/or Class A preferred stock.

     We are also making this exchange offer to holders of our common stock who purchased shares of our common stock during the period from February 1999 to December 1999 for a purchase price of $3.00 per share. The purchasers of these shares were existing shareholders who were accredited investors. This offering may not have complied with the registration requirements of federal and applicable state securities laws. Therefore, we are offering to exchange these shares of common stock for shares of our Class B preferred stock or our notes.

     Holders who elect to exchange their securities for shares of Class B preferred stock will be issued that number of shares of Class B preferred stock which will equal 80% of our issued and outstanding capital stock. We have structured the exchange offer in this manner so that holders, eligible to participate in this exchange offer, may receive a more equitable stake in our capital stock.

     THIS EXCHANGE OFFER IS NOT A VALID RESCISSION OFFER UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THEREFORE, IT DOES NOT SATISFY THE REQUIREMENTS OF THE CONSENT AGREEMENT WITH THE STATE OF FLORIDA. THIS EXCHANGE OFFER ALSO DOES NOT LIMIT THE RIGHTS THAT OUR SHAREHOLDERS HAVE UNDER FEDERAL AND STATE SECURITIES LAWS AS A RESULT OF THE OFFERS AND SALES OF THEIR SHARES IN VIOLATION OF THESE LAWS.

                        FEDERAL INCOME TAX CONSEQUENCES


         The federal income tax consequences of participating in the exchange offer will depend on your particular circumstances and on the exchange option you select. Because of the unusual nature of this transaction, the way that the exchange offer will be characterized for federal income tax purposes is not certain.



         We have received an opinion of counsel with respect to the tax consequences of the exchange offer. In the opinion of counsel, an exchange by you of common stock and Class A preferred stock for our notes will be a taxable event, resulting in a taxable gain or loss to the extent that the face amount of the note received by you is greater or less than your aggregate tax basis in the surrendered shares. In addition, you will be required to report interest on the note as ordinary income at the time interest accrues rather than at the time such interest is paid. If you exchange shares of common stock and Class A preferred stock for Class B preferred stock, no taxable event will occur.







                              FINANCIAL CONDITION

    Pender Newkirk & Company, our independent public accountants, have audited our financial statements for the years ended December 31, 1999 and 1998 and from the period from inception (November 19, 1997) to December 31, 1997. During these audits they noted that we have incurred substantial operating losses during each period and, in addition, we had negative working capital at December 31, 1999 of approximately $6,667,000. Further, we have not filed all required federal, state and municipal excise tax returns nor have we remitted the related payments of these taxes. Also, we could face civil or criminal penalties in California, as well as the loss of our California Public Utilities Commission license, because our application to the California Public Utilities Commission to operate as a reseller in the State of California was accompanied by false financial information regarding our cash balance. These conditions, combined with the exchange offer, have raised substantial doubt about our ability to continue our operations. Accordingly, Pender Newkirk & Company has added an explanatory paragraph in their opinion regarding their doubt about our ability to continue our business operations.


                                  RISK FACTORS


    Either rejection or acceptance of this exchange offer is speculative and involves a high degree of risk. Retaining an equity investment in us is suitable only for persons of substantial financial means who are able to bear the risk of loss of their entire investment. Our debt obligations will significantly increase if eligible holders elect to exchange their stock for our notes. This increase in our liabilities will have a significant detrimental impact on our financial condition and results of operations because of the increase in our obligations to make periodic principal and interest payments on the notes, among other factors. Additionally, there will be a substantial risk of nonpayment of principal and interest on any notes issued in this exchange offer. Recipients of this exchange offer should carefully consider all information set forth in this prospectus, including the information set forth in "risk factors" beginning on page 10, prior to acting on our offer.



                                  LEGAL ACTION



     On September 27, 2000, we filed a complaint in the Thirteenth Judicial Circuit of Hillsborough County, Florida against defendants Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Ltd., Raymond Beam and Captive Administrators, Inc. In this complaint, we allege that the defendants devised and implemented a fraudulent scheme to enrich themselves and their associates by using boiler room tactics and illegally selling, at grossly inflated prices, securities of our predecessor companies. We further allege that the defendants defrauded us and our shareholders out of millions of dollars and millions of shares. As a result of this scheme, we believe that our shareholders paid an aggregate purchase price of approximately $31,000,000 for our stock, of which we received only approximately $6,450,000. We allege that the remaining $24,500,000 paid by investors was retained by the defendants and other unlicensed brokers and facilitators also involved in the fraudulent scheme.


    By filing this complaint, we are seeking the return from defendants of all proceeds and shares they acquired as a result of their fraudulent scheme, as well as damages to compensate us for the liabilities we have and will incur as a direct result of defendants' wrongful and illegal acts.

                               BUSINESS STRATEGY


    Our mission is to become a leading reseller of local telephone services to consumers with bad credit. To achieve this goal, we have developed and have begun implementing, a business strategy to position us as a leader in the reseller segment of the telecommunication services industry. Our business strategy has the following main objectives:


- Expand our market area;
- Increase product availability for our customers;

- Automate and upgrade our
operational systems; and
- Advertise on a national basis.

                             SUMMARY FINANCIAL DATA


     The following table summarizes our statements of operations for the period from our inception (November 19, 1997) to December 31, 1997, for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, and also summarizes our balance sheet data as of September 30, 2000. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and the notes thereto, appearing elsewhere in this prospectus.

                         SUMMARY FINANCIAL INFORMATION




                                                     Nine Months Ended                        Years Ended              Period From
                                                       September 30,                          December 31,              Inception
                                              ---------------------------------------------------------------------   (November 19,
                                                                                                                        1997) to
                                                 2000               1999                                               December 31,
                                              (unaudited)        (unaudited)            1999               1998           1997
                                              ------------       ------------       ------------       ------------   -------------
 Consolidated Statement of Operations
Data:
     Sales .............................      $ 13,359,062       $ 15,042,829       $ 19,738,566       $  5,066,448       $  --
                                              ------------       ------------       ------------       ------------

     Cost of sales .....................         4,467,211          5,579,939          7,514,529          2,317,945          --
                                              ------------       ------------       ------------       ------------       -----


     Gross profit ......................         8,891,851          9,462,890         12,224,037          2,748,503          --
                                              ------------       ------------       ------------       ------------       -----


     Operating loss ....................        (2,761,780)        (7,003,170)        (8,980,079)       (34,792,470)       (250)
                                              ------------       ------------       ------------       ------------       -----


     Net loss ..........................      $ (3,017,439)      $ (5,940,969)      $ (8,083,293)      $(34,862,830)      $(250)
                                              ============       ============       ============       ============       =====

Per share data:
     Basic and diluted loss per share ..      $      (0.26)      $      (0.66)      $      (0.84)      $      (5.68)      $  --
                                              ============       ============       ============       ============       =====
Weighted average number of common
   shares used in basic and diluted loss
   per share calculations ..............       (11,499,214)       (10,236,796)        10,560,947          6,140,532          --
                                              ============       ============       ============       ============       =====

Consolidated Statement of Cash Flow
   Data:

Net cash provided (used) by operating
   activities ..........................      $    156,479       $ (1,887,848)      $ (2,152,261)      $ (1,393,336)      $  --
                                              ------------       ------------       ------------       ------------       -----
Net cash provided (used) by investing
   activities ..........................      $    (73,995)      $   (279,559)      $   (304,657)      $   (180,572)      $  --
                                              ------------       ------------       ------------       ------------       -----

Net cash provided (used) by financing
   activities ..........................      $   (138,595)       $ 1,539,551       $  1,885,175       $  2,201,762       $  --
                                              ------------       ------------       ------------       ------------       -----

Depreciation and amortization ..........      $    681,458            665,605            869,174       $    215,811       $  --
                                              ------------       ------------       ------------       ------------       -----
Capital expenditures ...................      $     73,995       $    279,557            304,657       $    180,572       $  --
                                              ------------       ------------       ------------       ------------       -----
Other data:
EBITDA (1) .............................      $ (2,080,342)      $ (4,609,992)      $ (6,383,832)      $(34,576,659)      $(250)
                                              ------------       ------------       ------------       ------------       -----
Deficiency of earnings available to
   To cover fixed charges (1) ..........      $ (3,017,439)      $ (5,940,969)      $ (8,083,793)      $(34,862,830)      $(250)
                                              ------------       ------------       ------------       ------------       -----


    (1) "EBITDA" represents earnings (loss) before net interest expense, income taxes, depreciation, amortization, and other non-cash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges," earnings consist of income
        (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.


    Balance Sheet Data                                                          September 30,
    ------------------                                                              2000
                                                                                ------------

Working capital deficit ..............................................          $  6,501,556
                                                                                ------------
Total assets .........................................................          $  4,874,070
                                                                                ------------
Unit rescission obligation ...........................................          $ 29,243,144
                                                                                ------------
Rescission accrued interest ..........................................          $  7,372,703
                                                                                ------------
Total stockholders' deficit ..........................................          $(39,251,482)
                                                                                ------------

                                  RISK FACTORS

    You should carefully consider the following risks factors and other information in this prospectus before acting on this exchange offer.


    Lack Of Information on Which To Make an Investment Decision



    During the period from our inception until April 2000, we and our predecessor companies did not properly document our corporate actions, including shareholder and board of director meetings. In addition, we did not put in place proper internal corporate control procedures. Our inadequate and incomplete accounting records and stock records reflect our failure to put in place and maintain internal control procedures. As a result of this failure, you may not receive full and adequate information about us in this prospectus that will enable you to make an informed investment decision in connection with this exchange offer. For example, persons acting with actual or apparent authority on our behalf, but without our knowledge, may have done one or more of the following acts:



    - Issued shares that were not properly authorized. These stock issuances could result in you owning a lesser ownership percentage interest in us.

    - Entered into contracts with persons or entities that require extensive use of our resources, including our time and money.

    -   Taken corporate funds for unauthorized or improper purposes.

    - Distributed false or misleading information about us to you or other potential investors that may subject us to additional liabilities under federal and state securities laws.



    Because present management is unaware of the actions that may have been taken on our behalf, this list is not exclusive.


    LIMITED OPERATING HISTORY

    We have a limited operating history from which you can evaluate our business and prospects. Since our incorporation in November 1997, we have incurred operating losses and we cannot assure you that we will be profitable in the future. You must evaluate our business prospects in light of the uncertainties encountered by companies in the early stages of development. Some of the uncertainties we face include uncertainties about our ability to:

- increase the efficiency and function of our services;

- respond effectively to the increasingly competitive environment;


- respond effectively to our customers; and


- develop appropriate strategic alliances with our agents.

    SURVIVAL OF MATERIAL LIABILITIES


    We may be subject to claims asserted by holders of our common shares and Class A preferred shares who purchased these shares in transactions that we believe did not satisfy the requirements of federal and state securities laws. We believe that we and our predecessor companies offered and sold securities in violation of these laws. In addition, securities in our predecessor companies were exchanged as of September 30, 1998 for shares of our common stock and Class A preferred stock in an exchange transaction that was not registered with the Securities and Exchange Commission or any applicable state securities commission. We are making this exchange offer to you as a holder of our common stock and Class A preferred stock issued in the exchange transaction as of September 30, 1998 or as a holder of our common stock issued in a purported private placement of our common stock during the period from February 1999 to December 1999 for a purchase price of $3.00 per share. HOWEVER, THIS EXCHANGE OFFER WILL NOT CUT OFF ANY RIGHTS THAT YOU OR OTHER INVESTORS HAVE AGAINST US FOR VIOLATING THESE FEDERAL AND
STATE SECURITIES LAWS.






    If any claims are brought against us for violating federal and state securities laws and such claims prevail, it is likely that holders of our notes and stock will lose their entire investment. We estimate that our maximum exposure to such liabilities is in excess of $31,000,000.


    ACTION BY THE STATE OF FLORIDA DEPARTMENT OF BANKING AND FINANCE


    We entered into a consent agreement with the State of Florida, Department of Banking and Finance on May 12, 1999. In this consent agreement, we admitted that sales of securities of our predecessor companies violated Florida law. We further agreed to complete on or before November 30, 1999 an offer of rescission with respect to these securities in accordance with Florida law. We were unable to do so. On December 7, 1999, the Department notified us that we were in violation of this consent agreement and that it intended to commence litigation against us in order to enforce the provisions of the consent agreement. As of the date of this prospectus, the Department has not commenced litigation against us; however, the Department has informed us that it is retaining all options in connection with our failure to perform under this consent agreement. The Department's options include an action to enforce the consent agreement, a motion to seek receivership and other remedies.



    Because of our financial condition, we are unable to pay in cash the purchase price paid by the holders of our common stock and Class A preferred stock who are entitled to rescind their purchases. Therefore, we are offering to exchange our notes or shares of our Class B preferred stock for shares of our common stock and Class A preferred stock. Because this exchange offer does not constitute a valid rescission offer, it does not satisfy the requirements of the consent agreement and will not have the effect of barring any claims against us by the Department in connection with our failure to perform under the consent agreement.

    SECURITIES AND EXCHANGE COMMISSION LITIGATION RISKS


     On May 12, 1999, the SEC brought a lawsuit against Tel Com East and Tel Com West, two of our predecessor companies, in the United States federal district court in Tampa, Florida. The SEC has advised us that we will be named as a defendant in this action as the successor to these companies. This complaint alleges that Tel Com East and Tel Com West committed fraud and failed to register their respective units of ownership interests when they each offered and sold them. As a result of these allegations, the SEC seeks permanent injunctive relief against the named defendants, return of all proceeds of the offerings and civil penalties. Our potential monetary exposure in this lawsuit is in excess of $31 million.



     We have entered into settlement negotiations with the SEC. However, we cannot assure you that we will be able to enter into an acceptable settlement agreement with the SEC, if at all. Our ability to continue our business operations will be significantly impaired if we are unsuccessful in settling or defending this lawsuit. If our business operations are significantly impaired or cease entirely, holders of our notes and stock will most likely lose their entire investment in our securities.




    RISKS ASSOCIATED WITH EXCHANGE OFFER

    A shareholder entitled to participate in this exchange offer has the following three options:

    - Exchange his shares of common stock and Class A preferred stock for our notes;

    - Exchange his shares of common stock and Class A preferred stock for shares of our Class B preferred stock; or

    - Reject this exchange offer and retain his shares of common stock and Class A preferred stock.

     A shareholder must elect one of the above three options. There are substantial risks involved in electing any of the above options.

    RISK OF OUR NOTES



     If every recipient of this exchange offer tenders his or her shares of common stock and Class A preferred stock for our notes, then our aggregate liability under the notes will be approximately $31,000,000 plus interest. The term of the notes will vary from five (5) to fifteen (15) years, depending on the aggregate principal amount of notes issued.



     At present, our sole source of funds for payment of the principal and interest on the notes will be our operating revenues to the extent that they exceed our operating expenses. For the nine months ended September 30, 2000, our operating revenues were $13,359,062, and we had an operating loss of $2,761,780. It is possible that our operating revenues may never significantly exceed our operating expenses, or that we will never achieve profitability on a quarterly or annual basis. If we continue to incur losses, we will not be able to pay the principal and interest on the notes from the cash flow from our operating activities. Further, we may not be able to raise funds with which to make payments to our noteholders. We may not be able to pay all or a portion of the interest and principal on the notes, regardless of the aggregate principal amount of notes issued in this exchange offer. In addition, the notes are general unsecured obligations and the holders will have no collateral to foreclose against if we fail to make payments of principal and interest on the notes.



    Under the terms of the indenture covering the notes, you may also be unable to enforce your rights as a noteholder unless holders of at least 25% of the notes agree to such action.

    It is unlikely that there will ever be a public or other market for our notes. Therefore, investors may be required to hold our notes indefinitely.


    RISK OF EQUITY SECURITIES


    If a shareholder elects to either

    - exchange his shares of common stock and Class A preferred stock for shares of our Class B preferred stock or

    - reject this exchange offer and retain his shares of common stock and Class A preferred stock,

he will hold shares for which there is currently no public or other market. Further, we do not anticipate that a public or other market will develop in the near future, if at all. Consequently, shareholders may be required to hold our equity securities indefinitely.




    RISK OF REJECTING THE EXCHANGE OFFER

     If you retain your shares of common stock and Class A preferred stock, your ownership interest will be significantly reduced if any shareholder exchanges his shares for shares of Class B preferred stock. Presently shareholders eligible to participate in this exchange offer own approximately 35% of our capital stock. Upon completion of the exchange offer, shareholders who exchange their shares for Class B preferred stock will own 80% of our capital stock. The remaining 20% will be owned by our common shareholders and Class A preferred shareholders.

     If we liquidate or dissolve, for reasons other than the sale of all or substantially all of our assets, and there are assets to be distributed to shareholders, holders of Class B preferred stock will receive up to $0.10 per share from the proceeds of such liquidation or dissolution. This payment will be made before any distribution to the holders of Class A preferred stock or common stock. After payment of this full preferential amount to the holders of Class B preferred stock, and assuming that additional cash or other assets are available for distribution to shareholders, holders of Class A preferred stock will then be entitled to receive up to $0.10 per share from the proceeds of such liquidation or dissolution. Upon payment of the full preferential amount to the holders of the Class A preferred stock and Class B preferred stock, holders of our common stock will receive the remainder of the proceeds, if any, from such liquidation or dissolution. Therefore, if we liquidate or dissolve and there are assets to be distributed to shareholders, holders of Class B preferred stock will receive up to $12,307,600 before any distribution is made to holders of Class A preferred stock or common stock.


    FAILURE TO IMPLEMENT BUSINESS STRATEGY


    Failure to implement our business strategy could adversely affect our operations, our financial position and our results of operations and possibly our ability to generate sufficient cash to pay the principal and interest due under the notes. Our ability to execute our business strategy depends on our ability to:

    - manage our indebtedness and raise sufficient capital to pursue our business plan;

    -   expand our market share;

    -   identify and target new markets for our services;

    -   increase our product availability;

    -   advertise in an effective yet cost efficient manner;

    -   retain our key employees; and

    -   manage growth successfully.

    LACK OF PROFITABILITY



We may not achieve profitability in the near term, if at all. During the nine months ended September 30, 2000, we incurred an operating loss of $2,761,780. Since our inception, we have incurred operating losses for each fiscal year. We cannot assure you that our revenues will increase to the level necessary to cover our expenses. In addition, our expenses will increase substantially if a significant number of our shareholders entitled to participate in this exchange offer elect to receive our notes in exchange for their stock. We believe our sole source of funds for the payment of the notes will be our operating revenues. Based on our historical performance, it is unlikely that our operating revenues will be sufficient to fully satisfy our expenses, including required payments on the notes.

    TAX LIABILITIES


    We are delinquent in our filings of federal excise and state and municipal sales tax returns and we have not remitted all taxes collected. We estimate a liability of approximately $4.9 million for unremitted taxes, including penalties and interest, as of September 30, 2000. This estimate is based on collected revenues and the applicable tax rates, including an estimate for penalties and interest. We are currently negotiating with various tax agencies to settle these liabilities, but we cannot predict whether these negotiations will be successful for us. If these negotiations are unsuccessful, the payment obligations of these tax liabilities will have a significant and detrimental impact on our results of operations and will impair our ability to implement our business strategies and to pay the notes, because cash that we would otherwise use for such purposes will be used to pay these tax obligations.



ACCOUNTANT'S CONCERN ABOUT OUR ABILITY TO CONTINUE AS AN OPERATIONAL BUSINESS



    Pender Newkirk & Company, our independent public accountants, have audited our financial statements for the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997. During these audits, they noted that we incurred a net loss of approximately $8,083,000 for the year ended December 31, 1999. In addition, we had negative working capital of approximately $6,667,000 and our liabilities exceeded our assets by approximately $36,800,000 at December 31, 1999. Additionally, we are in violation of a consent agreement with the State of Florida, Department of Banking and Finance, which requires us to make an offer of rescission with respect to securities sold in violation of Florida securities laws. Further, we have not filed all required state and municipal sales and excise tax returns, nor have we remitted the related payments of these taxes, estimated to be approximately $3.7 million, including penalties and interest, at December 31, 1999. We also could face civil or criminal penalties in California, as well as the loss of our California Public Utilities Commission license, because we included false information in our 1998 application for a certificate of necessity and convenience to provide local telephone service in California. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Pender Newkirk & Company has added an explanatory paragraph to their opinion describing this concern. If we are unable to continue to operate our business, holders of our debt and stock will lose their entire investment in our securities.


    LIQUIDITY AND FINANCING REQUIREMENTS


    In order to pursue our business strategy and growth plans and to satisfy our liabilities, including our tax liabilities and any notes issued under this exchange offer, we will require significant amounts of capital. Currently, we do not have any financing arrangements. We cannot assure you that financing will be available on terms acceptable to us, if at all. In addition, because we plan to finance the repayment of the notes with our operating revenues, our liquidity and financial condition may be adversely affected by this exchange offer if our aggregate liability under the notes exceeds our cash on hand. Our inability to raise capital and meet our financing requirements would have a significant and detrimental impact on our ability to pay the principal and interest on the notes, to continue our business operations and to increase the value of our stock.



    POSSIBLE ACTIONS BY CALIFORNIA PUBLIC UTILITIES COMMISSION



    We may be subject to criminal or civil penalties, as well as the loss of our public utility license issued by the State of California for including false information in our 1998 application for a certificate of necessity and convenience to provide local telephone service in California. We recently discovered that a letter sent to the California Public Utilities Commission in 1998 in support of our application contained false financial information, purportedly from the president of a Colorado bank. In this letter, the Colorado bank represented that we had a balance of over $3 million in our account at such bank, when we actually only had a balance of approximately $300,000. We believe that a person, who is not presently one of our officers or directors, caused the letter containing this false information to be fraudulently created and forged, or caused to be forged, the signature of the bank's president.



    If we lose our license to operate as a reseller of local telephone service in the State of California, our results of operations will be significantly impaired because we generate a significant portion of our revenues from customers in California. In addition, if we become subject to civil or criminal penalties, such penalties may have a material adverse effect on our ability to continue operations.


    RISK OF NONPAYMENT FROM CUSTOMERS


    Because most of our customers have bad credit, we run a significant risk of nonpayment. We disconnect service provided to nonpaying customers as soon as we are legally permitted to do so under the applicable state laws and regulations. Each state has enacted notice requirements that a local telephone service provider must comply with prior to disconnecting a customer's telephone service. These notice requirements vary from state to state and range from approximately 30 to 60 days' notice. In states that are more consumer oriented, such as Massachusetts, we face a significant risk that we may be forced by state law to continue to provide telephone service to a nonpaying customer for an extended period of time. As a result, our financial position and results of operations may be significantly and detrimentally affected. We cannot assure you that additional states will not increase the required notice period for the disconnection of nonpaying customers and therefore make conducting business in these states cost prohibitive.


    COMPETITION


    We operate in a very competitive business environment. Competition may affect our ability to increase our customer base and generate revenues. The barriers to entry in our business are relatively low in that the initial capital investment required to enter our business is minimal. Therefore, there are a large number of small, local businesses who resell local telephone service to consumers with bad credit. These types of small businesses typically focus on a single city or relatively compact area. Although the geographic range of these types of competitors is limited, many of these companies are fiercely competitive with us in their fees for services and some of these companies have greater financial resources than we do. In addition, we face increasing competition from local telephone service providers, such as Southwestern Bell, who have begun offering local telephone service to their own customers who have been disconnected for nonpayment. These local telephone service providers have far more resources than we do, and will generally have lower marketing and operational costs, thus allowing them to price their local telephone services at rates, when offered to disconnected customers, that are lower than the rates we charge our customers. If we lose customers to our competitors, we will be unable to improve our financial condition and thus, we may be unable to pay the principal and interest on our notes or create any value for our stock.

    ABILITY TO RETAIN KEY PERSONNEL


    Our success is largely dependent upon our ability to retain our key personnel including our President, Richard Pollara, Vice President/General Manager, Bill Van Aken, Marketing Director/Secretary, Julie Graton, Banking Administrator, Robin Caldwell and MIS Director, Bruce Walker. The loss of the service of one or more of our key personnel could have a significant and detrimental effect on our business. Except for Ms. Caldwell, we have not entered into employment agreements or non-compete agreements with any of our key personnel. Such employees may terminate their employment with us at any time. If one or more of our key employees resign to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential customers to any such competitor could have a material adverse effect on our business, financial condition and results of operations. If we lose any such personnel, we cannot assure you that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.





    REGULATORY RISKS

    We and our competitors are subject to state and federal statutes and rules regulating the telecommunications industry. These regulations vary from state to state and consist of items such as:

    -   approval procedures for resale agreements;

    -   certification or licensing procedures and requirements;

    -   tariff requirements;

    -   reporting requirements; and

    - requirements in connection with customer billing, suspension and disconnection.



    We believe we are in substantial compliance with all of these laws and regulations and that these laws and regulations have not had any significant and detrimental effect on our ability to operate our business. Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have such an adverse effect on our business.


    As a reseller of residential local telephone service to persons with bad credit, we, together with most other resellers, generally do not provide long-distance services. Although most states have regulations requiring resellers to provide access to long distance, operator or information services, these states typically waive these regulations and thus permit resellers to limit their exposure to the nonpayment risks of our customers. However, the public utility commissioners in Ohio and Minnesota have been unwilling to waive these regulations concerning long-distance and operator or information services. Therefore, we are effectively prohibited from conducting business in those states. There can be no assurance that other state public utility commissioners will continue to waive these regulations and thus permit us to conduct business in their state.


    A substantial portion of the market for our services are consumers who have been disconnected by their local telephone service provider for nonpayment of long-distance service. Several states are examining the billing policies that permit these providers to disconnect their local telephone service to customers who have not paid for long-distance services. A change in this policy may have an adverse impact on our earnings and our ability to attract customers.


    FORWARD LOOKING STATEMENTS


    You should not rely on our forward-looking statements. Certain of the statements made in this prospectus, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as oral statements made by us or our officers, directors or employees, may constitute forward-looking statements. These forward-looking statements are based on management's beliefs, current expectations, estimates and projections about the telecommunications industry, the economy and about us and telecommunications providers in general. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from our historical results or from any results expressed or implied by such forward-looking statements. Such factors include those items listed in "Risk Factors" and the following


    -   lack of sustained growth in the economy;

    -   increased competition within the telecommunications industry;

    -   changes in the regulatory environment;

    -   the impact of the exchange offer on our financial condition; and


    - our ability to obtain the necessary capital to satisfy our liabilities and operate and grow our business.

                               THE EXCHANGE OFFER

    BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

     We are the legal successor to Tel Com East, Tel Com West, and Tel Com Jacksonville, each a limited liability company previously engaged in the business of reselling residential local telephone service to consumers with bad credit. As of September 30, 1998, Tel Com East, Tel Com West and Tel Com Jacksonville transferred their respective assets and liabilities to us. Prior to this business combination, we believe that units of ownership interests in Tel Com East, Tel Com West and Tel Com Jacksonville were offered and sold in violation of the securities laws of the State of Florida, other applicable state securities laws and federal securities laws by various intermediaries and independent sales organizations. We do not believe that any member of our current management was a participant in these sales.

     In connection with the September 30, 1998 business combination, holders of units in each of Tel Com East, Tel Com West and Tel Com Jacksonville received shares of our common stock and Class A preferred stock. This transaction was not registered with the Securities and Exchange Commission or any state securities commission. We have been advised that the exchange of units for our stock may have violated federal and applicable state securities laws.

     From February 1999 until December 1999, we offered shares of our common stock to investors at a purchase price of $3.00 per share. At the time of this offering, former counsel advised us that this offering was exempt from the registration requirements of the securities laws. During this offering, we sold 446,970 shares of our common stock for an aggregate purchase price of $1,340,909 to accredited persons who were already shareholders. Current counsel has now advised us that this offering may not have been exempt from the registration requirements of the securities laws. Therefore, we are offering to exchange our notes or shares of Class B preferred stock for those previously issued shares of our common stock.

     As successor to Tel Com East, Tel Com West and Tel Com Jacksonville, we entered into a consent agreement with the State of Florida, Department of Banking and Finance, on May 12, 1999. In this consent agreement, we admitted that the sale of units of ownership interests in our predecessor companies violated Florida securities laws. We agreed to complete an offer of rescission with respect to the securities of Tel Com East, Tel Com West and Tel Com Jacksonville sold in violation of Florida securities law. We also agreed to complete the rescission offer by November 30, 1999, which we failed to do. On December 7, 1999, the Department notified us that we were in violation of the consent agreement and that it intended to bring an action against us to enforce the provisions of the consent agreement. As of the date of this prospectus, the Department has not brought an action against us to enforce compliance with the consent agreement. However, the Department has informed us that it is retaining all options in connection with this default, including bringing an action to enforce the consent agreement, a motion to seek receivership and other remedies.


     Because we do not have sufficient funds with which to effect rescission offers for all of our questionable securities offerings, we are offering to exchange the outstanding shares of our common stock or Class A preferred stock for either our notes or shares of our Class B preferred stock. THIS EXCHANGE OFFER IS NOT A VALID RESCISSION OFFER UNDER FEDERAL AND APPLICABLE STATE SECURITIES LAWS AND THEREFORE DOES NOT SATISFY THE CONSENT AGREEMENT OR CUT OFF ANY RIGHTS THAT HOLDERS OF OUR SECURITIES MAY HAVE UNDER THESE SECURITIES LAWS.


     The holders who are entitled to participate in this exchange offer are:

     - persons who purchased for cash units of ownership interests in one or more of the predecessor companies and subsequently received shares of our common stock and Class A preferred stock in exchange for their units, and

     - persons who purchased shares of our common stock during the period from February 1999 to December 1999 in an offering that may not have complied with the registration requirements of the securities laws.


     Holders of shares of our common stock or Class A preferred stock who were or are executive officers, who did not pay cash for his or her units in Tel Com East, Tel Com West or Tel Com Jacksonville or who, to the best of our knowledge, participated in the unlawful sale of one or more of our predecessor companies' securities are not eligible to participate in this exchange offer.

    LEGAL ACTION


    On September 27, 2000, we filed a lawsuit in the Thirteenth Judicial Circuit of Hillsborough County, Florida against Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Ltd., Raymond Beam and Captive Administrators, Inc. A description of this lawsuit is contained under the heading "Business - Legal Proceedings".


TERMS OF THE EXCHANGE OFFER


    We are offering to exchange our stock held by eligible holders for our notes or shares of our Class B preferred stock. If you are entitled to participate in this exchange offer, you have three (3) options:



    1. Exchange your shares of common stock and Class A preferred stock for our notes. You will receive an aggregate principal amount of notes equal to the purchase price you paid for shares of our common stock and Class A preferred stock (or units of ownership interests in our predecessor companies). The notes will be issued in denominations of $1,000.



    2. Exchange your shares of common stock and Class A preferred stock for shares of our Class B preferred stock. As a group, the holders of our common stock and Class A preferred stock who exchange their shares for shares of our Class B preferred stock will be issued that number of shares of Class B preferred stock that will equal 80% of our issued and outstanding capital stock. You will receive your proportionate share of Class B preferred stock based upon the price you paid for your shares of common and Class A preferred stock compared to the total purchase price paid by all eligible shareholders who exchange for Class B preferred stock.


    3. Reject this exchange offer and retain your shares of common stock and Class A preferred stock. If you do not elect to exchange your shares for our notes or Class B preferred stock by the expiration date of this exchange offer, you will be deemed to have rejected this exchange offer. If you retain your shares of common stock and Class A preferred stock, your ownership percentage will be significantly reduced if any eligible holder exchanges his or her shares of our stock for shares of our Class B preferred stock.

    You must choose only one of the above three (3) options. You may not exchange a portion of your stock for our notes and a portion for the Class B preferred stock.

    Unsecured Installment Notes


    We will exchange up to $31,471,548 aggregate principal amount of registered unsecured installment notes for shares of our common stock and Class A preferred stock. Interest will accrue on the notes at ____%, and will compound annually. Payments of principal and interest on the notes are scheduled to be made in annual equal installments commencing on ______ __ ,2003 and will continue thereafter on each ____ ___. The notes will be issued in increments of $1,000. The term of the notes will vary between five (5) and fifteen (15) years depending on the aggregate principal amount of notes issued, as shown in the following chart:


       AGGREGATE AMOUNT OF NOTES ISSUED           COMMENCEMENT OF ANNUAL INSTALLMENT        LAST DATE OF ANNUAL INSTALLMENT
       --------------------------------           ----------------------------------        -------------------------------
      $1,000,000 or less                                                     , 2003                                  , 2005
      $1,000,001 - $5,000,000                                                , 2003                                  , 2008
      $5,000,001 - $10,000,000                                               , 2003                                  , 2010
      $10,000,001 - $20,000,000                                              , 2003                                  , 2012
      $20,000,001 - $30,000,000                                              , 2003                                  , 2015


    See "Description of Indenture and Notes."


    Class B Convertible Preferred Stock


    The shares of Class B preferred stock will be issued in exchange for shares of our common stock and Class A preferred stock. For every $1.00 you paid for shares of our common stock or Class A preferred stock (or units of ownership interests in our predecessor companies), you will receive a certain number of shares of our Class B preferred stock. This number of shares of Class B preferred stock will equal 125,307,600 divided by the aggregate purchase price paid for shares of our common stock and Class A preferred stock (or units of ownership interests in our predecessor companies) by holders who elect to exchange their stock for shares of our Class B preferred stock. For example, if holders of our common stock and Class A preferred stock who paid an aggregate purchase price of $1,000,000 for such shares exchanged these shares for shares of our Class B preferred stock, then each exchanging holder would receive 125.3076 shares of Class B preferred stock for every $1.00 he or she paid for shares of our common stock and Class A preferred stock.


    The chart set forth below illustrates that the number of shares of Class B preferred stock issued will remain constant, but the effective price per share will change depending on the aggregate purchase price paid by those holders who elect to exchange their shares of common stock and Class A preferred stock for shares of our Class B preferred stock.




-----------------------------------------------------------------------------------------------------------------------------------
      AGGREGATE PRICE PAID FOR SHARES                  TOTAL NUMBER OF SHARES OF
            OF COMMON STOCK AND                         CLASS B PREFERRED STOCK                    EFFECTIVE PRICE PER SHARE OF
          CLASS A PREFERRED STOCK                      ISSUED TO EXCHANGE HOLDERS                     CLASS B PREFERRED STOCK
-----------------------------------------------------------------------------------------------------------------------------------
               $  1,000,000                                 125,307,600                                        $125.31
-----------------------------------------------------------------------------------------------------------------------------------
               $  5,000,000                                 125,307,600                                        $ 25.06
-----------------------------------------------------------------------------------------------------------------------------------
               $ 10,000,000                                 125,307,600                                        $ 12.53
-----------------------------------------------------------------------------------------------------------------------------------
               $ 15,000,000                                 125,307,600                                        $ 8.35
-----------------------------------------------------------------------------------------------------------------------------------
               $ 20,000,000                                 125,307,600                                        $ 6.27
-----------------------------------------------------------------------------------------------------------------------------------
               $ 25,000,000                                 125,307,600                                        $ 5.01
-----------------------------------------------------------------------------------------------------------------------------------
               $ 30,000,000                                 125,307,600                                        $ 4.18



    The rights, preferences and privileges of the Class B preferred stock are summarized below:

           Voting Rights:          The holders of the Class B preferred stock
                                   have the same voting power as the
                                   holders of the common stock and will vote with the common stock as one class.

           Dividends:              The holders of the Class B preferred stock
                                   are entitled to receive dividends ratably at a per annum rate of 8% of the liquidation value of the shares, if declared by our board of directors, before and in preference to the payment of any dividend on the common stock or Class A preferred stock. The liquidation value is $0.10 per share. This dividend preference will not be cumulative.

           Liquidation Rights:     If we liquidate, dissolve or wind up, the
                                   holders of the Class B preferred stock will be paid up to $0.10 per share of any assets available for distribution. This amount, if any, will be paid out of our assets before holders of common stock or Class A preferred stock are paid. If the assets and funds to be paid to the Class B preferred stock are not sufficient to pay to the holders of the Class
                                   B preferred stock their full preferential amounts, then such assets and funds will be distributed ratably among Class B holders only. The liquidation value of the Class B preferred stock will be appropriately adjusted if we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.

           Optional Conversion:    Each share of Class B preferred stock may be
                                   converted at the option of the holder into shares of common stock based on the then applicable conversion rate. The initial conversion rate is one share of common stock for each share of Class B preferred stock.
                                   The number of shares of common stock into which shares of Class B preferred stock may be converted will be appropriately adjusted in the event if we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.

           Mandatory Conversion:   Each share of Class B preferred stock will be
                                   automatically converted into shares of common stock based on the then applicable conversion rate immediately upon (1) the closing of a public offering of our common stock in an effective registration statement under the
                                   Securities Act in which the gross cash
                                   proceeds that we receive are at least
                                   $10,000,000, (2) any transaction or series of transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of our outstanding voting securities or (3) the sale of all or substantially all of our assets.



     The chart below compares the important terms and conditions of our common stock, Class A preferred stock, Class B preferred stock and notes.




-----------------------------------------------------------------------------------------------------------------------------------
                       COMMON STOCK          CLASS A PREFERRED STOCK         CLASS B PREFERRED STOCK            NOTES
-----------------------------------------------------------------------------------------------------------------------------------
Voting Rights       One vote per share;      One vote per share; vote with   One vote per share; vote     No voting rights
                    vote with preferred      common stock as one class       with common stock as one
                    stock as one class                                       class
-----------------------------------------------------------------------------------------------------------------------------------
Dividend            Right to receive         Right to receive dividends      Right to receive dividends   Receives interest at the
Rights/Rate of      dividends only if and    at a rate of 8% per annum of    at a rate of 8% per annum    rate of ___% per annum;
Return              in the amount declared   the liquidation value           of the liquidation value     compounded annually;
                    by our board; junior to  (initially $0.10 per share)     (initially, $0.10 per        first interest payment on
                    dividend rights of       only if declared by our board;  share) only if declared by   _______, 2003
                    preferred stock;         senior to dividend rights of    our board; senior to
                    noncumulative            common stock; junior to         dividend rights of Class A
                                             dividend rights of Class B      preferred stock and common
                                             preferred stock; noncumulative  stock; noncumulative
-----------------------------------------------------------------------------------------------------------------------------------
Liquidation Rights  Entitled to receive      Entitled to receive up to       Entitled to receive up to    Entitled to receive
                    ratably any proceeds     $0.10 per share before any      $0.10 per share before any   principal plus accrued
                    after payment of all     payment is made with            payment is made with         interest prior to
                    our liabilities and      respect to the common stock     respect to holders of        payments on common stock
                    payment of all           but after payment of all of     common stock or Class A      and preferred stock, but
                    preference amounts to    our liabilities and payment     preferred stock, but after   equally with other holders
                    holders of preferred     of preference amounts to        payment of all of our        of unsecured debt and
                    stock                    the Class B preferred stock     liabilities                  liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Redemption Rights   None                     None                            None                         Principal plus all
                                                                                                          accrued interest is due
                                                                                                          on stated maturity date
                                                                                                          which varies from ______,
                                                                                                          2005 to _______,2015.
-----------------------------------------------------------------------------------------------------------------------------------
Conversion Rights   None                     Optional conversion at any      Optional conversion at any   None
                                             time into shares of common      time into shares of common
                                             stock at the applicable         stock at the applicable
                                             conversion rate (initially      conversion rate (initially
                                             one share of Class A            one share of Class B
                                             preferred stock into one        preferred stock into one
                                             share of common stock).         share of common stock).
                                             Mandatory conversion upon       Mandatory conversion upon
                                             the closing of an initial       the closing of an initial
                                             public offering with gross      public offering with gross
                                             cash proceeds of                cash proceeds of $10,000,000,
                                             $10,000,000, a transaction      a transaction or series of
                                             or series of transactions       transactions which results
                                             which results in the            in the transfer of 50% or
                                             transfer of 50% or more of      more of our outstanding
                                             our outstanding securities,     securities, or the sale of
                                             or the sale of all or           all or substantially all of
                                             substantially all of our        our assets.
                                             assets.
-----------------------------------------------------------------------------------------------------------------------------------

    HOW TO ACCEPT THIS EXCHANGE OFFER

    We will exchange all shares of our common stock and Class A preferred stock that are validly tendered to us.


    If you wish to accept this exchange offer and tender your shares of common stock and Class A preferred stock, you must do the following before the expiration of this exchange offer:

    - Complete the letter of transmittal in accordance with the instructions contained in this prospectus; and


    - Mail or otherwise deliver the letter of transmittal, together with the certificates representing shares of our common stock and Class A preferred stock, to us.






    YOU ARE NOT REQUIRED TO ACCEPT THIS EXCHANGE OFFER.

    Acceptance of the exchange offer is optional. You are urged to consider this prospectus carefully before reaching a decision.




    If you decide to exchange your shares of our common stock or Class A preferred stock, you should complete and sign the appropriate sections of the letter of transmittal included with this prospectus (see Appendix A) and return it (along with your stock certificate(s) representing shares to be tendered in acceptance of the exchange offer and other required documents) to _____________ as soon as practicable. We must receive all letters of transmittal on or before the expiration date of this exchange offer, which is ____________, 2001. If you wish to accept the offer, we encourage you to promptly return the letter of transmittal and accompanying documents by certified mail or overnight courier. You may withdraw your tender of shares of our common stock and Class A preferred stock at any time prior to the expiration of the exchange offer.



    If you do not complete and return a letter of transmittal prior to the expiration of the exchange offer, you will be deemed to have rejected the exchange offer and will continue to hold your shares of common stock and Class A preferred stock.


    QUESTIONS ABOUT THE EXCHANGE OFFER

    Persons entitled to participate in the exchange offer may call our representatives to ask questions at _________ between 9:00 a.m. and 6:00 p.m., Eastern Time.

USE OF OUR STOCK TENDERED BY RECIPIENTS OF THE EXCHANGE OFFER


    The shares of common stock and Class A preferred stock tendered to us in this exchange offer, if any, will resume the status of authorized but unissued shares.

                         FEDERAL INCOME TAX CONSEQUENCES


    The following describes the principal United States federal income tax consequences to our shareholders who participate in the exchange offer.
These tax consequences will depend on your particular circumstances and on the exchange option you select. Those shareholders who do not participate in the exchange offer will not incur any United States federal income tax liability as a result of not participating in the exchange.


    The following discussion sets forth the opinion of Paul, Hastings, Janofsky & Walker LLP, our special counsel, regarding the federal income tax consequences to holders of our stock who decide to participate in the exchange offer. This discussion and counsel's opinion are based upon the Internal Revenue Code, regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this prospectus. These authorities may change, possibly retroactively, and any change could affect the continuing validity of counsel's opinion and of this discussion. Opinions of counsel are not binding upon the Internal Revenue Service or the courts. We have not requested, and will not request, an advance ruling from the IRS of the tax consequences of the exchange offer. This discussion does not address the state, local or foreign tax consequences of participating in the exchange offer.



    You are urged to consult your tax advisor as to the particular consequences of the exchange offer and the acquisition, ownership and disposition of the Class B preferred stock or our notes.


EXCHANGE OF STOCK FOR NOTES

    The exchange of common stock and Class A preferred stock for our notes will be treated as a taxable sale or exchange and you will have a taxable gain or loss to the extent that the face amount of the note is greater or less than your aggregate tax basis in the surrendered shares. Your aggregate tax basis will equal the sum of:

         - your cost for the common stock, if any, purchased by you directly from us in 1999, and,


         - your cost for your ownership interests in our predecessor companies, reduced by any tax losses previously allocated to you.

         If you were allocated tax losses during the period in which you owned units in our predecessor companies, you are likely to have a taxable gain from the exchange in an amount equal to such prior losses. However, because you are receiving an installment note in payment for your stock, you should be able to defer any taxation of this gain until you receive principal payments on your note. Any such gain will be long-term capital gain. The maximum federal income tax rate imposed on long-term capital gains realized by an individual from the sale of stock is 20%.





TREATMENT OF THE NOTES

Original Issue Discount


    The notes will be issued with original issue discount, which will require you to include in income, as ordinary income, interest on the notes when this interest accrues rather than when this interest is paid.

    Sale or Exchange of the Notes



     Unless you transfer our note in a tax-free exchange permitted by the Internal Revenue Code, the sale or exchange of our note will be a taxable event for United States federal income tax purposes and you will have a taxable gain or loss equal to the difference between

     - the amount of cash plus the fair market value of any property received upon such sale or exchange and

     - your adjusted tax basis in the note.

     Your adjusted tax basis in a note will equal the face amount of such note, increased by the amount of original issue discount that you have already included in your income with respect to your note and decreased by the amount of any principal or interest payments that you received on your note. Gain or loss from a taxable sale or exchange of the note should be capital gain or loss, and will be long-term capital gain or loss if you have held your note for more than one year at the time of the sale or exchange. The maximum federal income tax rate imposed on long-term capital gains resulting from the sale of a note by an individual is 20%.


EXCHANGE OF STOCK FOR CLASS B PREFERRED STOCK


     If you exchange your common stock and Class A preferred stock for Class B preferred stock, this exchange should be treated for federal income tax purposes as a tax-free exchange. Consequently, you should not recognize any gain or loss as a result of the exchange. In addition, your aggregate tax basis in the Class B preferred stock will be equal to your aggregate tax basis in the common stock and Class A preferred stock that you exchanged for the Class B preferred stock. However, because of the unusual nature of this transaction, it is not clear whether the holding period of all the Class B preferred stock that you receive will be based on the holding period of your common stock and Class A preferred stock that you exchanged. Consequently, if you sell any Class B preferred stock within one year after the date of the exchange, a portion of any gain recognized from such sale may be treated as short-term capital gain. Short term capital gain is taxed at the same rates as ordinary income.

TREATMENT OF THE CLASS B PREFERRED STOCK

    Distributions on Class B Preferred Stock.


     Any cash distribution on the Class B preferred stock will be treated as a dividend, taxable as ordinary income to the holder, but only to the extent of our current or accumulated earnings and profits. If any cash distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce your tax basis in the Class B preferred stock. Any remaining amount after your basis has been reduced to zero will be taxable as capital gain (either long-term or short-term depending upon your holding period in the Class B preferred stock).



    Sale or Exchange of the Class B Preferred Stock.

     Unless you transfer our Class B preferred stock in a tax-free exchange permitted by the Internal Revenue Code, a sale or exchange (other than a purchase by us) of Class B preferred stock will be a taxable event. You will have capital gain or loss equal to the difference between the amount of cash and the fair market value of property that you receive and your adjusted tax basis in those shares. Gain or loss will be long-term capital gain or loss if you held the Class B preferred stock for more than one year. The maximum federal income tax rate imposed on long-term capital gains realized by an individual from the sale of stock is 20%.

                            PRO FORMA CAPITALIZATION


    The table shows our pro forma capitalization as of September 30, 2000. Our capitalization is presented on a pro forma basis assuming that our Second Amended and Restated Articles of Incorporation were in effect as of September 30, 2000. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.




                                                                              At SEPTEMBER 30,
                                                                                    2000
                                                                              ----------------
Current obligations
   Unit rescission obligation(1) .....................................            $    107,502
    Rescission accrued interest ......................................                  70,740
    Note payable related party(2).....................................                 150,000
                                                                                  ------------
Total current obligations ............................................            $    328,242
Long-term obligations(1)
   Unit rescission obligation ........................................            $ 29,135,642
                                                                                  ------------
   Unit rescission obligation accrued interest .......................               7,301,963
                                                                                  ------------
Total Long-term obligations ..........................................            $ 36,437,605
                                                                                  ------------
Stockholders' Equity:
   Preferred Stock, $0.10 par value, 200,000,000 shares authorized
     Class A Preferred Stock, $0.10 par value per share,                          $  1,572,951
     40,000,000 shares authorized, 23,516,000 shares issued
     and outstanding Class B Preferred Stock, $0.10 par value
     per share, 130,000,000 shares authorized, no shares issued and outstanding(3)
    Common Stock, no par value, 300,000,000 shares
      authorized, 12,945,149 shares issued and outstanding(4) ........                      --
   Additional Paid-In Capital ........................................               5,166,379
   Accumulated Deficit ...............................................            $(45,963,812)
                                                                                  ------------
Total Stockholders' Deficit ..........................................            $(39,224,482)
                                                                                  ============
Total Capitalization .................................................            $ (2,458,635)
                                                                                  ============



(1) These rescission obligations relate to our rescission obligation under the consent agreement with the State of Florida to our shareholders who were former unitholders of Tel Com East, Tel Com West or Tel Com Jacksonville. Under this consent agreement, we agreed to offer to rescind purchases of our stock (or units of ownership interests in our predecessor companies). Prior to the consent agreement, Tel Com Jacksonville made a rescission offer in early to mid-1998 to all the unitholders of Tel Com Jacksonville. The rescission offer was accepted by 80 unitholders resulting in an aggregate rescission obligation in the principal amount of $995,000. The Tel Com Jacksonville rescission obligation bears interest at 8% per annum. As of September 30, 2000, as successor to Tel Com Jacksonville, we have paid $887,498 in principal to the former unitholders who elected to have their shares repurchased, and we owe an additional $107,502 in principal amount to these former unitholders.



(2) This note payable dated September 28, 2000 was issued to Joseph Thacker, one of our shareholders. We are disputing the validity and enforceability of this note in our lawsuit filed against Joseph Cillo, et. al. in state court in Hillsborough County, Florida.



(3) This assumes that our Second Amended and Restated Articles of Incorporation, which designates 130,000,000 shares of Class B preferred stock, were filed and were in effect as of September 30, 2000.



(4) This assumes that our Second Amended and Restated Articles of Incorporation, which increased the authorized number of shares of common stock from 100,000,000 to 300,000,000, were filed and were in effect as of September 30, 2000.

                             SELECTED FINANCIAL DATA


     The following historical selected financial data for the years ended December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 and our predecessor selected financial data for the period ended September 30, 1998 and for the period from inception (Tel Com Jacksonville
- February 6, 1997, Tel Com East - April 25, 1997, Tel Com West - July 28, 1997) to December 31, 1997 are derived from our financial statements which have been audited by Pender Newkirk & Company, our independent public accountants, and are included elsewhere in this prospectus. The following selected financial data for the nine months ended September 30, 2000 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited financial data include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Historical

                                                                                                                     PERIOD FROM
                                                                                                                       INCEPTION
                                                                                                                     (NOVEMBER 19,
                                                           NINE MONTHS ENDED                  YEARS ENDED               1997) TO
                                                             SEPTEMBER 30,                    DECEMBER 31,            DECEMBER 31,
                                                   --------------------------------------------------------------------------------
                                                       2000              1999
                                                    (unaudited)      (unaudited)         1999             1998             1997
                                                   ------------     ------------     ------------     ------------     ------------
Sales .........................................    $ 13,359,062     $ 15,042,829     $ 19,738,566     $  5,066,448     $         --
Cost of sales .................................       4,467,211        5,579,939        7,514,529        2,317,945               --
                                                   ------------     ------------     ------------     ------------     ------------
   GROSS PROFIT ...............................       8,891,851        9,462,890       12,224,037        2,748,503               --
Advertising expenses ..........................         814,458        1,144,516        1,383,815          430,703               --
Depreciation and amortization expense .........         681,438          665,605          869,174          215,811               --
Provision for doubtful accounts receivable ....       3,545,941        6,241,074        7,709,478        1,953,860
General and administrative expenses ...........       4,532,297        6,193,416        8,283,538        2,517,470             (250)
Impairment loss ...............................                               --                        31,674,670               --
Loss on promoter receivable write off .........       2,079,497        2,221,449        2,958,111          748,459               --
                                                   ------------     ------------     ------------     ------------     ------------

   OPERATING (LOSS) ...........................      (2,761,780)      (7,003,170)      (8,980,079)     (34,792,470)            (250)

Interest expense ..............................        (255,659)        (196,046)        (361,461)         (70,360)              --
                                                   ------------     ------------     ------------     ------------     ------------

NET LOSS BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM ...........................      (3,017,439)      (7,199,216)      (9,341,540)     (34,862,830)            (250)

  Income tax benefit ..........................              --          469,326          469,326               --               --
                                                   ------------     ------------     ------------     ------------     ------------

NET LOSS BEFORE EXTRAORDINARY ITEM ............      (3,017,439)      (6,729,890)      (8,872,214)     (34,862,830)            (250)

EXTRAORDINARY ITEM
   Extraordinary item, net of income tax of

   $469,326 .....................................            --          788,921          788,921               --               --
                                                   ------------     ------------     ------------     ------------     ------------

   NET LOSS .....................................  $ (3,017,439)    $ (5,940,969)      (8,083,293)    $(34,862,830)    $       (250)
                                                   ============     ============     ============     ============     ============

Per share data:
Basic and diluted loss per share before
Extraordinary item...............................  $      (0.26)    $      (0.66)    $      (0.84)    $      (5.68)    $         --
                                                   ============     ============     ============     ============     ============
  Basic and diluted loss per share ..............  $      (0.26)    $      (0.58)    $      (0.77)    $      (5.68)    $         --
                                                   ============     ============     ============     ============     ============
Weighted average number of common shares used in
BASIC and diluted loss per share calculations ...    11,499,214       10,236,796       10,560,947        6,140,532     $         --
                                                   ============     ============     ============     ============     ============

Consolidated Statement of Cash Flow Data:
Net cash provided (used) by Operating
 Activities .....................................  $    156,479    $ (1,887,848)    $ (2,152,261)    $ (1,393,336)    $         --
                                                   ============     ============     ============     ============     ============
Net cash used by Investing
 Activities .....................................  $    (73,995)    $   (279,557)    $   (304,657)    $   (180,572)    $         --
                                                   ============     ============     ============     ============     ============
Net cash provided (used) by Financing
 Activities .....................................  $   (138,595)    $  1,539,551     $  1,885,175     $  2,201,762     $         --
                                                   ============     ============     ============     ============     ============

Depreciation and amortization ...................  $    681,438     $    665,605     $    869,174     $    215,811     $         --
                                                   ============     ============     ============     ============     ============
Capital expenditures ............................  $     73,995     $    279,557     $    304,657     $    476,898     $         --
                                                   ============     ============     ============     ============     ============
Other data:
EBITDA(1) .......................................  $ (2,080,342)    $ (4,609,992)    $ (6,383,332)    $(34,576,659)    $       (250)
                                                   ============     ============     ============     ============     ============
Deficiency of earnings available to
  cover fixed charges(1) ........................  $ (3,017,439)    $ (5,940,969)    $ (8,083,293)    $(34,862,830)    $       (250)
                                                   ============     ============     ============     ============     ============


(1) In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization, and other non-cash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges," earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.


                                                          SEPTEMBER 30,                              DECEMBER 31,
            BALANCE SHEET DATA:                      2000             1999             1999             1998          1997
                                                 ------------     ------------     ------------     ------------    --------
                                                 (UNAUDITED)      (UNAUDITED)
Working capital deficit .......................  $  6,501,556     $  5,799,504     $  6,666,567     $  3,919,675     $ (250)
Total assets ..................................     4,874,070        5,543,990        5,455,750        6,628,989         --
Unit rescission obligation ....................    29,243,144       29,590,668       29,541,194       29,912,642         --

Rescission obligation interest ................     7,372,703        4,556,594        5,293,207        2,335,095         --
                                                 ------------     ------------     ------------     ------------
Total Stockholders' equity (deficit) ..........  $(39,251,482)    $(35,017,872)    $(36,804,332)     (30,911,448)     $(250)
                                                 ------------     ------------     ------------     ------------




                                                                                                        PERIOD FROM INCEPTION
                                                                                                  (TEL COM JACKSONVILLE -- 2/28/97,
                                                                                                       TEL COM EAST -- 4/25/97,
                                                                             NINE MONTHS ENDED         TEL COM WEST -- 7/28/97)
PREDECESSOR                                                                  SEPTEMBER 30, 1998          TO DECEMBER 31, 1997
                                                                             ------------------    --------------------------------
Sales..............................................                            $ 11,075,464                   $  3,558,018
Cost of sales......................................                               3,436,453                      2,098,000
                                                                               ------------                   ------------
    GROSS PROFIT...................................                               7,639,011                      1,460,018

Advertising expenses...............................                               1,662,704                      1,455,009
Depreciation and amortization expense..............                                  77,402                         73,546
Provision for doubtful accounts receivable.........                               3,292,145                        280,916
General and administrative expenses................                               4,952,102                      3,570,850
Impairment loss....................................                                 126,721                        200,356
Loss on promoter receivable write off..............                              18,840,882                      6,453,979
                                                                               ------------                   ------------
    OPERATING (LOSS)...............................                             (21,312,945)                   (10,574,638)
Interest expense...................................                                (114,326)                       (57,047)
                                                                               ------------                   ------------
NET LOSS                                                                       $(21,427,271)                  $(10,631,685)
                                                                               ============                   ============
Consolidated Statement of Cash Flow Data:
Net cash used by Operating Activities..............                            $ (1,462,342)                  $ (1,682,148)
                                                                               ============                   ============
Net cash used by Investing Activities..............                            $   (243,638)                  $   (315,762)
                                                                               ============                   ============
Net cash provided by Financing Activities..........                            $  1,930,374                   $  2,069,844
                                                                               ============                   ============
Depreciation and amortization......................                            $     77,402                   $     73,546
                                                                               ============                   ============
Capital expenditures...............................                            $    243,638                   $    265,762
                                                                               ============                   ============
Other data:
EBITDA(1)..........................................                            $(21,235,543)                  $(10,501,092)
                                                                               ============                   ============
Deficiency of earnings available to cover fixed
 charges(1)........................................                            $(21,427,271)                  $(10,631,685)
                                                                               ============                   ============



(1) In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization, and other non-cash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges, "earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.



                                                                                            SEPTEMBER 30,        DECEMBER 31,
                                                                                                1998                1997
                                                                                            -------------        ------------
Working capital deficit............................                                            2,934,658          2,159,704
Total assets.......................................                                            2,839,933            960,516
Unit rescission obligation.........................                                           30,032,642          6,900,774
Rescission obligation interest.....................                                            1,586,636            366,183
Total Stockholders' equity (deficit)...............                                          (32,280,899)        (8,828,104)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion of our financial condition and results of operations together with the financial statements and the notes to financial statements included elsewhere in this prospectus.

         BACKGROUND AND OVERVIEW


         We were incorporated in the State of Florida on November 19, 1997. In February 1998, we began limited operations. From February 1998 to September 1998, we obtained licenses from five state public utility commissions to resell local telephone service. During this time, we also entered into several agreements with local telephone service providers to purchase local telephone service from them which we would, in turn, sell to our customers. As of September 30, 1998, we purchased the assets and assumed the liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville to obtain a greater degree of operational efficiency by combining the administrative, management, marketing and finance functions of the various companies. Before this acquisition, our operations were limited and our total revenue from such operations was approximately $300,000.

         We provide local telephone service to people with bad credit. Typically, our customers have been disconnected by their local telephone service provider because of non-payment. Most providers require customers who have been disconnected to pay a security deposit in addition to their past due balance before the provider will reconnect their service. We focus on those consumers who cannot afford to reconnect service with their local telephone service provider. We offer these consumers local telephone service for a fixed monthly price without requiring a security deposit. We do, however, charge a connection fee for new service to our customers.






         Source of revenue and revenue recognition policy


    We generate revenues by activating and providing local telephone service for our customers. Revenue generated from activating local telephone service ranges from $89.95 to $109.95 per customer. The activation fee is charged for the initial set-up and installation of a customer's line. We recognize activation revenue when the telephone services are applied for and payment is received. Any excess of the activation revenue over the direct costs related to the activation is amortized over the period the customer uses our services. However, since inception, we have not amortized any excess, because our direct cost of activation does not materially exceed our activation revenue. Revenue generated from providing local telephone service ranges from $49.95 to $79.95 per customer per month and is recognized monthly at the time when services are provided and the customer is billed. Depending on the date of the monthly bill, we may record revenue that is billed but not yet earned. In such cases, we record this revenue as deferred revenue.


         Source of Costs of Revenue


    Our costs of revenue result from the purchase of wholesale local telephone service from various local telephone service providers. We pay for this telephone service in arrears. Our purchase of this telephone service is governed by resale agreements entered into with each local telephone service provider operating in the areas in which we desire to operate. In addition, the purchase and resale of the telephone service is subject to tariff agreements set by each state.


         RESULTS OF OPERATIONS


    As of September 30, 1998, we purchased the assets and assumed the liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville. The following table contains, for the periods indicated, results of operations data as a percentage of revenues. Our results of operations are reported as a single business segment.



                                                  NINE MONTHS ENDED           PERIODS ENDED
                                                    SEPTEMBER 30,              DECEMBER 31,
                                                 -------------------   ---------------------------
                                                  2000        1999       1999      1998      1997
                                                 -------------------   ---------------------------
Sales ......................................      100.0%     100.0%     100.0%     100.0%      --
Cost of sales ..............................      (33.4)     (37.1)     (38.1)     (45.8)      --
                                                 ------      -----     ------      -----
GROSS PROFIT ...............................       66.6       62.9       61.9       54.2       --
Advertising expenses .......................       (6.1)      (7.6)      (7.0)      (8.4)      --
Depreciation and amortization expense ......       (5.1)      (4.4)      (4.4)      (4.3)      --
Provision for doubtful accounts
  Receivables ..............................      (26.5)     (41.5)     (39.1)     (38.6)      --

General and administrative expenses ........      (33.1)     (41.2)     (41.9)     (49.6)      --
Impairment loss ............................         --         --         --     (625.2)      --
Loss on promoter receivable write off ......      (16.5)     (14.8)     (15.0)     (14.8)      --
                                                 -------    -------    -------    -------
OPERATING (LOSS) ...........................      (20.7)     (46.6)     (45.5)    (686.7)      --
 Interest expense ..........................       (1.9)      (1.3)      (1.8)      (1.4)      --

 Net loss before income taxes and
  extraordinary items ......................      (22.6)     (47.9)     (47.3)    (688.1)      --
 Income tax benefit ........................         --        3.2        2.3         --       --
 Net loss before extraordinary items .......      (22.6)     (44.7)     (45.0)    (688.1)      --
 Extraordinary items .......................         --        5.2        4.0         --       --
 NET LOSS ..................................      (22.6)%    (39.5)%    (41.0)%   (688.1)%     --


   COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

         Revenues


    Our revenue decreased 11% from approximately $15,043,000 for the nine months ended September 30, 1999 to approximately $13,359,000 for the nine months ended September 30, 2000; however, our average monthly revenue per customer (based on the average number of customers for the nine month periods ended September 30, 2000 and 1999) increased from $73 to $94. The decrease in our total revenues is mainly due to a reduction of approximately 22% in the number of our subscribers. The number of our subscribers decreased sharply because of our increased focus on timely disconnecting non-paying customers.



    The increase in our revenue per customer is due to our entering states with higher permissible billing rates. The improvement in our profit margin and reduction in our doubtful accounts is primarily the result of our efforts to improve our collections by closely monitoring delinquent customer accounts. If a customer fails to pay, we first suspend service and then, after the applicable period of time has passed as required by state regulations, we permanently disconnect service. We have improved our monitoring of delinquent customer accounts by investing in software and adding additional monitoring procedures, which have resulted in enabling us to disconnect problem accounts more efficiently. This has allowed us to achieve a higher collection rate and to greatly reduce the amount of our doubtful accounts. We believe the system we have implemented to monitor our problem accounts will result in higher collection rates in the future and thus, higher revenues per customer.

         Cost of Revenues


    Our cost of revenues decreased 20% from approximately $5,580,000 for the nine months ended September 30, 1999 to approximately $4,467,000 for the nine months ended September 30, 2000. The decrease is directly related to reductions in the number of our subscribers. The decrease in costs also resulted from the correction of flaws in our billing system, which had, during the first and second quarter of 1999, allowed some customers to receive services without a bill being generated. In June 1999, we also corrected our system's inability to decipher the local telephone service providers' encrypted bills. These corrections enabled us to audit discrepancies. We believe all services provided are billed and the increase in our revenue per customer indicates that billing problems have been addressed.



    Additionally, we have and will continue to indirectly benefit from the merger of SBC Communications Inc. and Ameritech Corporation. The FCC has mandated that SBC/Ameritech extend a promotional resale discount of 32% to all eligible resellers of local telephone service, which commenced in November 1999 and will continue for two year period. We currently purchase local telephone service from SBC/Ameritech at a discount which ranges between 6% and 21% of the standard retail rates. Based on current telephone service providers billings, we believe this discount program may result in an annual decrease in costs of revenues of over $900,000.



    Our cost of revenue also decreased as a result of the implementation of an electronic data interface with SBC/Ameritech. This interface allows us to communicate directly and electronically with SBC/Ameritech, which greatly accelerates order processing, suspensions, and disconnections. Additionally, the electronic data interface lowers processing fees that Ameritech charges, which can be as high as $19.00 per manual order.


         Advertising


    Our advertising cost decreased $331,000 from approximately $1,145,000 for the nine months ended September 30, 1999 to approximately $814,000 for the nine months ended September 30, 2000. Because less money was available to be spent on advertising due to our efforts to satisfy our outstanding obligations to local telephone service providers and to pay non-recurring professional fees, we have decreased our advertising budget. For the nine months ended September 30, 2000, we allocated our reduced advertising budget to less expensive markets where, we believed, our advertising would have the greatest impact in increasing the number of activations. Our decrease in advertising costs for the nine months ended September 30, 2000 includes approximately $150,000 in advertising credits returned to us by an advertising agency.


         Depreciation and Amortization


    Our depreciation and amortization expense is the result of capital expenditures, capitalized license and software cost amortization and amortization of goodwill and the customer base acquired from Tel Com Jacksonville, Tel Com East and Tel Com West. We had depreciation and amortization expense of approximately $681,000 during the nine months ended September 30, 2000 compared to approximately $666,000 for the same period in 1999. The increase of $15,000 is the result of capital additions, such as computer equipment and software, during the nine month periods ended September 30, 2000 and 1999.


         Provision for Doubtful Accounts Receivable


Our provision for doubtful accounts receivable cost decreased $2,695,000 from approximately $6,241,000 for the nine months ended September 30, 1999 to approximately $3,546,000 for the nine months ended September 30, 2000. During the fourth quarter of 1999 and the first quarter of 2000 we invested in additional software and developed existing software that allows us to keep in constant contact with delinquent accounts, thereby, increasing our collection percentage. This monitoring has resulted in a more timely disconnection of problem accounts, thus decreasing the provision for doubtful accounts. For the nine months ended September 30, 2000, our uncollectible billings were 27% of our total billings as compared to approximately 41% for the nine months ended September 30, 1999. We generally reserve 15% of our accounts receivable that are due in 59 days or less and reserve 100% of our accounts receivables that are past due by more than 60 days.

         General and Administrative Expenses


    Our general and administrative expenses decreased $1,781,000 from approximately $6,193,000 for the nine months ended September 30, 1999 to approximately $4,532,000 for the nine months ended September 30, 2000. The change in general and administrative expenses primarily resulted from the following:




- a decrease of $921,000 in wages due to a decrease in the work force and reductions in managements' salaries;

- a decrease of $336,000 in management fees and a decrease of $59,000 in consulting fees due to the termination of a management contract with Captive Administrators, Inc. in late 1999;

-        a decrease of $174,000 in agent commissions;

- a decrease of $58,000 in office supplies due a smaller work force and closer monitoring;

- a decrease of $58,000 in postage resulting from fewer mailings due to a smaller subscriber base and increased usage of the computer and phone to contact our customers; and

- a decrease of $79,000 in travel expenses due to less travel to agent locations as a result of increased automation.


         These decreases were offset by



- an increase of $136,000 in legal fees due to the filing of a complaint against Joseph Cillo, et. al. and the filing of this prospectus;

- an increase of $37,000 in license expenses due to the filing of delinquent filings in 2000 that were not filed in 1999;

- an increase of $34,000 in consulting fees to I-Nex Consulting Group for its regulatory compliance consulting services;

- an increase of $36,000 in tax penalties on unpaid taxes (See "Managements' Discussion and Analysis -- Liabilities");

-        an increase of $37,000 in director fees not offered in 1999 and;

- an increase of $17,000 in SEC filing costs and financial printing expenses not incurred in 1999.


         Loss on Promoter Receivable Write Off


    The loss on promoter receivable decreased by approximately $142,000 from September 30, 1999 to September 30, 2000 due to a decrease in the interest accrued on our rescission obligation to the former unitholders of Tel Com Jacksonville. In early to mid-1998, Tel Com Jacksonville offered to repurchase units of Tel Com Jacksonville held by persons or entities who had purchased such units during 1997. This rescission offer was accepted by approximately 80 of the holders, resulting in a rescission obligation in the principal amount of approximately $995,000, which amount, plus interest, is being paid over time. This principal amount represented the full amount paid by these holders of Tel Com Jacksonville ownership units to the Tel Com Jacksonville promoter, D&B Holdings. Tel Com Jacksonville received only $377,301 of the $995,000 paid by the holders to the promoter. The remaining $617,699 was recorded as a promoter receivable, all of which was written off in 1997. Interest accrues on the rescission obligation at rate of 8% per annum and this interest is offset by a promoter receivable and is immediately written off as uncollectible. We assumed this liability when we purchased the assets of Tel Com Jacksonville. As the principal amount of the rescission obligation decreases due to continued payments, the promoter receivable amount for interest on this rescission obligation also decreases.



    The promoter receivable write off also includes our interest obligations to holders of our securities to whom we are obligated to make a rescission offer under a consent agreement we entered into with the State of Florida, Department of Banking and Finance on May 12, 1999. Under this agreement, we, as successor to Tel Com East, Tel Com West and Tel Com Jacksonville, agreed that securities of our predecessor companies had been sold in violation of Florida securities laws and we agreed to make an offer of rescission to holders of our stock who received our stock in exchange for their units of ownership interests in our predecessor companies. The estimated and recorded maximum rescission obligation is $30,131,639, which includes $995,000 we have already offered to former holders of units in Tel Com Jacksonville. The $30,131,639 amount represents the gross proceeds paid by persons who purchased units in Tel Com East, Tel Com West or Tel Com Jacksonville. Of this $30,131,639, Tel

Com East, Tel Com West and Tel Com Jacksonville only received approximately $6,451,000. The remaining $23,680,000 was allegedly received by various independent sales organizations and intermediaries who sold units of our predecessor companies. This amount was recorded as a promoter receivable, all of which was written off. Simple interest accrues on this rescission obligation at a rate of 10% per annum (except for the rescission obligation to Tel Com Jacksonville holders which accrues interest at 8% per annum) and this interest is offset by a promoter receivable, all of which was written off at the time the sales occurred between January 1, 1997 through September 30, 1998. We have not paid any amounts to any holder who is entitled to rescind his or her purchase under the consent agreement. Therefore, the interest that is recorded as a promoter receivable and immediately written off has remained constant. We assumed this rescission offer liability when we purchased the assets of Tel Com East, Tel Com West and Tel Com Jacksonville in 1998.


         Interest Expense


    For the nine months ended September 30, 2000, interest expense increased $60,000 from approximately $196,000 for the nine months ended September 30, 1999 compared to approximately $256,000 for the nine months ended September 30, 2000. The increase resulted from an increase of approximately $112,000 in interest accrued on unpaid taxes, offset by the reduction of interest from the forgiveness of two notes payable to Richard Pollara. During January 2000, Mr. Pollara forgave and cancelled two promissory notes issued by us in the aggregate amount of approximately $460,000.


         Net Loss


    Our net loss for the nine months ended September 30, 2000 was approximately $3,017,000 as compared to a net loss of approximately $5,941,000 for the nine months ended September 30, 1999. The $2,924,000 improvement in net loss primarily was due to improvements in monitoring our customer base so disconnection of non-paying customers were timely, reduced writeoffs of customer billings, improvements in our general and administrative expenses through cost saving efforts, and improvements in auditing the bills we received from local telephone service providers.


         COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1999 AND 1998


    We began limited operations in February 1998 and had minimal revenues and expenses until we acquired the assets and liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville as of September 30, 1998. This acquisition resulted in significant increases in most of our accounts for the year ended December 31, 1999 as compared to December 31, 1998 because we had a full year of operations in 1999 as compared to only three months of significant operations in 1998.


         Revenues


    Our revenues increased 290% from approximately $5,066,000 for the year ended December 31, 1998 to approximately $19,739,000 for the year ended December 31, 1999. The $14,672,000 increase was attributable to a partial year of operations in 1998 as compared to a full year of operations in 1999.


         Cost of Revenues


    Our cost of revenues increased 224% from approximately $2,318,000 for the year ended December 31, 1998 to approximately $7,515,000 for the year ended December 31, 1999. The increase of $5,197,000 in costs was primarily due to a partial year of operations in 1998 as compared to a full year of operations in 1999. In addition, our costs of revenues during the first half of 1999 were inflated because of a flaw in our billing system that allowed customers to receive services without a bill being generated. Further, we were unable to decipher the local telephone service providers' encrypted bills in order to audit discrepancies. These problems were addressed in the second half of 1999 and first quarter of 2000 by our efforts to closely monitor our billing system to ensure that our services were being billed. Additionally, our development and implementation of software that reads the encrypted data provided by the local telephone service providers now permits us to audit any bill discrepancies.


         Advertising

     Our advertising cost increased $953,000 from approximately $431,000 for the year ended December 31, 1998 to approximately $1,384,000 for the year ended December 31, 1999. This increase is primarily due to a full year of operations in 1999 as compared to a partial year of operations in 1998. This increase was offset by a decrease in our advertising expenses during the third and fourth quarter of 1999 because we had less funds to spend on advertising. Based on our belief that our advertising budget could be managed more cost efficiently, we shifted our promotional efforts to less expensive markets.


         Depreciation and Amortization


    Our depreciation and amortization expense is the result of capital expenditures, capitalized license and software cost amortization and amortization of goodwill and the customer base acquired from Tel Com East, Tel Com West and Tel Com Jacksonville. We had depreciation and amortization expense of approximately $869,000 during the year ended December 31, 1999 compared to approximately $216,000 for the year ended December 31, 1998. The increase of approximately $653,000 is due to three months of expense in 1998 as compared to 12 months in 1999. During 1999, we made several capital expenditures which resulted in approximately $35,000 of additional depreciation in 1999.


         Provision for Doubtful Accounts Receivable


     Our provision for doubtful accounts receivable cost increased approximately $5,756,000 from approximately $1,954,000 for the year ended December 31, 1998 to approximately $7,709,000 for the year ended December 31, 1999. The percentage of our uncollectible billings for the years ended December 31, 1998 and 1999 was 39% of our total billings. This rate is a high percentage of the billings due to the high credit risk of our customers. In addition, during 1998 and the first half of 1999, these rates were higher than expected due to flaws in our billing system's ability to track and closely monitor delinquent accounts. The increase in the provision of doubtful accounts receivable costs were offset by the implementation of a plan to more closely monitor delinquent accounts and the development and implementation of software to audit discrepancies with the bills generated by local telephone service providers.


         General and Administrative Expenses


    Our general and administrative expenses increased approximately $5,766,000 from approximately $2,517,000 for year ended December 31, 1998 to approximately $8,284,000 for the year ended December 31, 1999. The increased general and administrative expenses were attributable to a full year of expenses in 1999 as compared to only three months in 1998. the largest increases are as follows:

    -    an increase in wages of $2,920,000 due to an increase in our workforce;
    -    an increase of $562,000 in commissions paid to our paying agents;
    - an increase of $536,000 in in-house phone costs relating to an increase of volume in calls by potential customers and customer service calls by existing customers;
    - an increase in legal costs of $431,000 during 1999 as a result of our retention of attorneys for licensing and securities laws;
    - an increase of $343,000 in accounting fees related to audits required by the State of Florida's consent agreement;
    - an increase Of $242,000 in consulting and outside services utilized to obtain licenses and to comply with state utility filing requirements;
    -    an increase of $270,000 in penalties related to unpaid taxes;
    - an increase of $147,000 for postage fees for the mailing of our monthly subscriber bills; and
    -    an increase of $134,000 in office and equipment rent;


         Impairment Loss


    Our impairment loss was $0 for the year ended December 31, 1999 as compared to approximately $31,675,000 for the year ended December 31, 1998. This impairment loss was due to the write off of impaired goodwill and customer base that we acquired as a result of our purchase of the assets of Tel Com East, Tel Com West and Tel Com Jacksonville. We issued our stock to the unitholders of Tel Com East, Tel Com West and Tel Com Jacksonville, valued at approximately $3,802,000, to acquire assets of approximately $3,446,000 and assume net liabilities of approximately $31,674,000. This resulted in a total purchase price of approximately $35,476,000. Intangible assets were valued at $35,476,000. Seventy-five percent (75%) of the value of the intangible assets was allocated to goodwill in the amount of approximately $26,607,000 and 25% of the value of the intangible assets was allocated to customer base in the amount of approximately $8,869,000. The fair market value of the entities acquired was approximately $3,802,000 based on an appraisal performed by certified appraisers. Based on the value of this appraisal, the value of the goodwill and customer base was deemed to be impaired. Therefore, the value attributed to these intangible assets was written down by approximately $31,675,000 to the fair market value of our acquisition. This resulted in the recognition of approximately $31,675,000 in 1998 as an impairment loss.



    At the time we purchased the assets and assumed the liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville, the Tel Com entities had liabilities of approximately $4,534,000. Subsequent to the date of the purchase, the liabilities of these entities were increased to approximately $35,121,000 because of the consent agreement we, as successor to Tel Com East, Tel Com West and Tel Com Jacksonville, entered into with the State of Florida, Department of Banking and Finance on May 12, 1999. Under this agreement, we agreed that units of our predecessor companies, which were exchanged for our stock, had been sold in violation of Florida securities laws and thus, we agreed to make an offer of rescission to certain of our shareholders. Because of our agreement to make this rescission offer, we are bound by applicable accounting rules and regulations to record the rescission obligation plus accrued interest as a liability as of the date the shares of our stock were sold. Therefore, the liabilities of the Tel Com entities as of the date we purchased their assets and assumed their liabilities were deemed to include the rescission obligation and related accrued interest.


         Loss on Promoter Receivable Write Off


    The loss on promoter receivable increased by approximately $2,210,000 from $748,000 as of December 31, 1998 to $2,958,000 as of December 31, 1999 as a
result three months of activity in 1998 compared to 12 months of activity in 1999. This increase was offset by a decrease in interest accrued on the $995,000 rescission obligation to former unitholders of Tel Com Jacksonville as a result of payments of $120,000 in 1998 and $371,000 in 1999 on this obligation. The rescission obligation to former unitholders of Tel Com Jacksonville was $406,000 at December 31, 1999.


         Interest Expense


    For the year ended December 31, 1999, interest expense increased $291,000 to approximately $361,000 for the year ended December 31, 1999 as compared to approximately $70,000 for the year ended December 31, 1998. This increase resulted from a increase in interest expense on unpaid taxes of $169,000, an increase of $30,000 from two obligations to Richard Pollara, an increase of $11,000 from a note payable to Joseph Thacker and an increase of $4,000 from our line of credit. These increases are the result of a full year of interest expense in 1999 compared to only three months in 1998.

         Income Tax Benefit and Extraordinary Item


    In August 1999, we entered into a settlement agreement with Easy Phone, Inc. Under this agreement, we agreed that we owed Easy Phone $1,315,742 for accrued local telephone service provider obligations and Easy Phone agreed to release us from this obligation in exchange for our transfer of 1,900,000 shares of Easy Phone's common stock to Easy Phone. Prior to this settlement agreement, we did not own any shares of Easy Phone; however, our president, Mr. Pollara, and three other shareholders owned an aggregate of 1,900,000 shares of Easy Phone. Mr. Pollara and the three shareholders agreed to sell these shares of Easy
Phone to us for an aggregate purchase price of $57,495. We, in turn, transferred these shares to Easy Phone in exchange for a release from our local telephone service provider obligations to Easy Phone. We had assumed these obligations owed to Easy Phone as part of the acquisition of the predecessor companies each of which had operated under the Easy Phone operating licenses. This resulted in an extraordinary gain calculated as follows:



                     Release of accrued carrier costs    $ 1,315,742
                     Cost of transferred Easy Phone
                       stock                                 (57,495)
                                                         -----------

                                                           1,258,247

                     Income tax                              469,326
                                                         -----------
                     Net extraordinary gain              $   788,921
                                                         ===========

         Net Loss


    Our net loss for the year ended December 31, 1999 was approximately $8,083,000, as compared to a net loss of approximately $34,863,000 for the year ended December 31, 1998. The $26,780,000 improvement in our net loss was primarily due to a one-time gain in 1999 of $1,258,247 related to the settlement of the local telephone service provider obligation with Easy Phone and by a non-operating impairment loss in 1998 of $31,675,000.


         COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

    We began limited operations in February 1998 and began full operations after we acquired the assets and liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville as of September 30, 1998. During 1997, we did not have any operations and we only incurred expenses related to our organization.


         Revenues


    Our revenues for the year ended December 31, 1998 were approximately $5,066,000. For the first nine months of 1998, our revenues were only approximately $395,000. As part of the acquisition of Tel Com East, Tel Com West and Tel Com Jacksonville, we acquired 9,686 customers. By December 31, 1998, we had expanded this customer base to 24,718. The increase in subscribers was attributable to the expansion of our operations and the increase of our advertising activities in Florida and California and to the entrance into new states in late 1998, such as Arizona, Massachusetts, and New Jersey.


         Cost of Revenues


    Our cost of revenues was $2,317,945 for the year ended December 31, 1998. These costs are the direct costs to purchase local telephone service from the major local telephone service providers such as Bell South and GTE. These costs are directly related to our subscribers base.


         Advertising


    Our advertising costs were approximately $431,000 for the year ended December 31, 1998. Our advertising activities consisted primarily of television commercials. During 1998 we focused on markets in California and Florida.

         Depreciation and Amortization


    Our depreciation and amortization expense is the result of capital expenditures, capitalized license and software cost amortization and amortization of goodwill and the customer base acquired from our predecessor companies. We had depreciation and amortization expenses of approximately $216,000 for the year ended December 31, 1998.


         Provision for Doubtful Accounts Receivable


    Our provision for doubtful accounts receivable was approximately $1,954,000 for the year ended December 31, 1998 which represents approximately 39% of our total billings.


         General and Administrative Expenses


    Our general and administrative expenses amounted to $2,517,470 during 1998. The following are the material balances that make up the $2,517,000:

    - Wages of $1,052,000 with a workforce of 152 persons as of December 31, 1998;
    - Consulting and outside services of $405,000 which we utilized to obtain licenses and to comply with federal and state regulatory requirements;
    -   Penalties of $183,000 related to unpaid taxes;
    - Arbitration settlement with MCI for $152,000 for our non-payment of disputed phone services provided by MCI;
    - In-house phone costs of $133,000 to handle potential subscriber calls, and customer service for existing customers;
    -   Commission costs of $102,000 paid to our payment agents;
    - Legal fees of $87,000 mainly related to obtaining operating licenses in new states;
    - Travel and meals of $70,000 to reimburse employees for their expenses incurred while recruiting new agents;
    -   Postage of $60,000 for the mailing of our monthly subscriber bills; and
    - The largest remaining balances are related to outside accounting fees of $38,000, insurance of $9,000, office supplies of $47,000, office and equipment rent of $53,000, and utilities of $6,000.


         Impairment Loss


    Our impairment loss was $31,675,000 in 1998, and was due to the write off of impaired goodwill and customer base that was purchased from Tel Com East, Tel Com West and Tel Com Jacksonville as of September 30, 1998.

         Loss on Promoter Receivable Write Off


    The loss on promoter receivable was approximately $748,000 during 1998.


         Interest Expense


    For the year ended December 31, 1998, interest expenses were approximately $70,000. This amount was comprised of $4,000 arising from the note payable to Joseph Thacker, $10,000 from the two obligations owed to Richard Pollara and $56,000 related to interest on unpaid taxes.


         Net Loss


    Our net loss for the year ended December 31, 1998 was approximately $34,863,000 and was largely impacted by non-operating charges of an impairment loss of $31,675,000 and a promoter receivable write off of $748,000.



    LIQUIDITY AND CAPITAL RESOURCES


    Since our inception, we have satisfied our cash requirements primarily from our revenues from operations and from the sale of our common stock and sales of units of ownership interests in Tel Com East, Tel Com Jacksonville and Tel Com West. We have raised approximately $2,340,000 through the sale of our common stock and approximately $6,451,000 through the sale of units of Tel Com East, Tel Com Jacksonville and Tel Com West. Additionally, we have periodically drawn upon a $50,000 bank line of credit and have also received periodic advances from Richard Pollara, our president, to fund our growth and working capital requirements. We have recorded a loan of $150,000 from a shareholder, the validity of which is disputed. The bank line of credit was closed in February 2000.



    We had negative cash and cash equivalents totaling approximately $246,000 and a negative working capital of approximately $6,501,556 at September 30, 2000 compared to cash and cash equivalents of approximately $56,000 and negative working capital of approximately $6,667,000 at December 31, 1999. Our cash and cash equivalents were approximately $628,000 and our negative working capital was approximately $3,920,000 at December 31, 1998.






    We believe that our funds from operations will be sufficient to satisfy our cash requirements for at least the next twelve months, unless participants who invested a significant amount of funds in our stock exchange their stock for our notes and our operating income is insufficient to satisfy our operating expenses and our obligations under the notes. We cannot determine this amount at this time. In addition, our funds from operations will not be sufficient to satisfy our cash requirements if we are required to pay a large portion of our unremitted taxes, together with penalties and interest, within the next 12 months. Our capital requirements will depend on numerous factors, such as the number of our shareholders who elect to exchange their shares for our notes, the amount we are required to pay for unremitted taxes, penalties and interest, and the amount we recover, if any, from our lawsuit against Joseph Cillo, et al. in Hillsborough County, Florida.



     We may need to raise additional capital to fund the payment of principal and interest on the notes and to fund the payment of our unremitted taxes, together with penalties and interest. If additional funds are raised through the issuance of stock, the percentage ownership of our shareholders will be reduced and our shareholders may experience dilution. There can be no assurance that additional financing will be available or on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to pay the principal and interest on the notes, fund the expansion of our markets and take advantage of unanticipated opportunities or otherwise respond to competitive pressures could be significantly limited. Our business may be harmed by such limitations.

         We have the following material commitments and contingent liabilities:

- Our recession obligation to our shareholders under the Florida consent agreement. We have recorded the maximum rescission liability of $30,131,000, which amount is based upon the aggregate purchase price paid for our stock (or units of ownership interests in our predecessor companies). This rescission liability amount includes our rescission obligation to the former unitholders of Tel Com Jacksonville. Eighty former unitholders of Tel Com Jacksonville accepted our rescission offer made in 1998, resulting in a rescission obligation of $995,000. We have continued to make monthly payments on this obligation and the balance was approximately $108,000 at September 30, 2000.
- Our contingent liability to our shareholders who purchased common stock from February 1999 through December 31, 1999. Under this exchange offer, we are offering to exchange these shares of our common stock for our notes or Class B preferred stock because the issuance of these shares may not have complied with federal and applicable state securities laws. We estimate our contingent liability to repurchase their shares to be approximately $1,341,000.


- Our contingent liability to Easy Phone, Inc. related to sales taxes, excise taxes and related interest and penalties. In August 1999, we reached a settlement agreement with Easy Phone, Inc. whereby Easy Phone, Inc. agreed to pay fees owed to a local telephone service provider and we agreed to indemnify Easy Phone from any tax liabilities. The tax liabilities of Easy Phone, Inc. have been assumed by us as part of the business combination between us and our predecessor companies. Prior to the business combination, Tel Com East, Tel Com West and Tel Com Jacksonville had operated under Easy Phone, Inc.'s operating licenses, resulting in a tax liability under Easy Phone's name. The indemnified tax liability and accrued interest and penalties is approximately $1,717,000 at September 30, 2000. If this contingent liability materializes, we plan to finance this liability from operations.



- Our liability to MCI Telecommunications Corp under, a settlement agreement and release between us and MCI with regard to nonpayment of phone service. We have reserved $152,000 in respect of this obligation and we plan to fund this obligation from operations. This amount was to be paid in full by September 15, 2000. As of September 30, 2000, we have made one payment of $25,000 and the remaining balance of $127,000 is in default.

- Our liability to Pacific Bell in the amount of $239,000. During February 2000, we filed a complaint with the California Public Utilities Commission against Pacific Bell for failure to block our customers from making certain toll calls and using certain usage sensitive calling features, such as directory assistance. We have estimated that the failure to block these items cost us approximately $239,000. It is not yet possible to evaluate the likelihood of a favorable outcome.

    As described in Note B, "Going Concern Uncertainty" to the accompanying financial statements, there is substantial doubt as to our ability to continue as a going concern. We have incurred substantial operating losses since inception and, in addition, we had negative working capital at December 31, 1999 of approximately $6,667,000. These conditions combined with the exchange offer have raised substantial doubt about our ability to continue as a going concern. Management's plan regarding these matters is discussed in Note B to the accompanying financial statements and elsewhere in this prospectus.

         CHANGES IN FINANCIAL POSITION

    Net cash provided by operating activities was approximately $156,000 for the nine months ended September 30, 2000. Net cash used by operating activities was approximately $1,888,000 for the nine months ended September 30, 1999, $2,152,000 for the year ended December 31, 1999, $1,393,000 for the year ended December 31, 1998, and $0 for the period ended December 31, 1997. The increase in net cash provided by operating activities for the nine month period ended September 30, 2000, as compared to net cash used for the nine month period ended September 30, 1999, was due to reductions in net losses that were a result of decreased general and administrative expenses. These reductions were offset by our effort to satisfy past due telephone service provider obligations, which used net cash of approximately $731,000 during the period. The decrease of approximately $759,000 in net cash used by operating activities for the year ended December 31, 1999, as compared to the year ended December 31, 1998, was primarily due to a smaller net loss for the year ended December 31, 1999 as compared to December 31, 1998. The increase of $1,393,000 in net cash used by operating activities for the year ended December 31, 1998 as compared to the period ended December 31, 1997 resulted from a partial year of operations and expansion during 1998 and no operations in 1997.

    Net cash used by investing activities was approximately $74,000 for the nine months ended September 30, 2000 as compared to approximately $280,000 for the nine months ended September 30, 1999. This decrease in net cash used by investing activities was primarily due to a decrease in purchases of software, property and equipment. Net cash used by investing activities was approximately $305,000 for the year ended December 31, 1999 as compared to approximately $181,000 for the year ended December 31, 1998. This increase in net cash used by investing activities for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily the result of a one-time increase in net cash provided by investing activities in 1998 as a result of cash received from the acquisition of Tel Com East, Tel Com West and Tel Com Jacksonville. In fact, during 1998, we purchased approximately $257,000 more in software than we did in 1999. We did not have any net cash used by investing activities for the period ended December 31, 1997.

    Net cash used by financing activities was approximately $139,000 for the nine months ended September 30, 2000. Net cash provided by financing activities was approximately $1,540,000 for the nine months ended September 30, 1999. This decrease in net cash provided by financing activities for the nine months ended September 30, 2000 as compared to September 30, 1999 primarily resulted from the absence of any proceeds being received from the issuance of capital stock for cash during the nine months ended September 30, 2000 as compared to proceeds of approximately $1,835,000 from the issuance of our common stock for cash during the nine months ended September 30, 1999. Net cash provided by financing activities was approximately $1,885,000 for the year ended December 31, 1999 as compared to approximately $2,201,000 for the year ended December 31, 1998. This decrease of $317,000 in net cash provided by financing activities for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily due to our assumption of promissory notes issued to our predecessor companies during 1998 in the amount of approximately $606,000 which impacted the net cash provided by financing activities for the year ended December 31, 1998. We also received $150,000 from the sale of 400,000 shares of our common stock in December 1998. During 1998, we received cash on behalf of our predecessor companies of approximately $1,407,000. We did not have any cash provided nor did we use any cash during 1997 for financing activities.


         ASSETS


    The asset portion of the balance sheet provides liquidity primarily through cash and cash equivalents and the collection of accounts receivables. Our current assets increased approximately $89,000 for the nine months ended September 30, 2000, as compared to the nine month period ended September 30, 2000. For the year ended December 31, 1999, our current assets decreased approximately $680,000. Our current assets as of December 31, 1998 were $1,777,023.

    The material changes to current assets are the results of changes in the cash and accounts receivable balances. For the nine months ended September 30, 2000, the notes receivable balance increased approximately $134,000 because of a promissory note issued to us by one of our advertising agencies for services paid for during 2000 but never performed. In addition, there was an increase of approximately $49,000 in prepaid expenses and other assets for the nine months ended September 30, 2000 which is the result of prepaid legal fees and prepaid insurance for directors and officers. This increase in current assets for the nine month period ended September 30, 2000 was offset by a decrease in cash of approximately $56,000, a decrease in the accounts receivable balance, net of the allowance for doubtful accounts, of approximately $24,000 and a decrease in agent receivables of approximately $14,000. This decrease in cash is due to our increased efforts to decrease our obligations to local telephone service providers and to decrease our past due tax obligations. The decrease in accounts receivable, net of allowance for doubtful accounts, is primarily due to a decrease in the number of subscribers, partially offset by improvements in collections. The decrease in agent receivables is a result of the shift from our customers using our paying agents to using other payment methods such as Western Union. The decrease in current assets from December 1998 to December 1999 was due to decreases in cash used to pay obligations and a decrease of approximately $128,000 in accounts receivable due to a reduction in the subscriber base.

    We purchased equipment and made leasehold improvements totaling approximately $16,000 for the nine months ended September 30, 2000, $196,000 for the year ended December 31, 1999 and $111,000 for the year ended December 31, 1998. In addition we purchased and developed a customer tracking and billing software of approximately $58,000 for the nine months ended September 30, 2000, $109,000 for the year ended December 31, 1999 and $366,000 for the year ended December 31, 1998. The decreases in our spending are due to large capital outlays during 1998 to develop and purchase the required assets and develop the customer tracking and billing software to improve operations. Since 1998, our expenditures were to maintain these assets and minor upgrades.


    Based on our current business strategy, we do not anticipate any further substantial capital expenditure for purchases of equipment and software.

         Liabilities


    The liability portion of the balance sheet reflects various borrowings from related parties and a line of credit with Bank of America, which was closed effective February 29, 2000. Our current liabilities decreased by approximately $76,000 for the nine months ended September 30, 2000 and increased by approximately $2,067,000 for the year ended December 31, 1999 and $1,991,000 for the year ended December 31, 1998. The material changes in our current liabilities are described below.

    During 1998 we borrowed $50,000 on a line of credit and during the nine months ended September 30, 2000, the line of credit was cancelled with a payment of approximately $46,000. In September 1998, we purportedly borrowed $150,000 from a shareholder, Joseph Thacker, and issued a promissory note in the principal amount of $150,000. The promissory note accrued interest at 10% per annum, and was due and payable on September 28, 2000. The validity of this note is being challenged by us in the complaint filed by the Company against Joseph Cillo, et al. in the Thirteenth Judicial Circuit of Hillsborough County, Florida. We allege that Mr. Thacker did not make a loan to us, but rather the $150,000 received by us actually came from payments made by persons purchasing our stock. Mr. Thacker filed suit against us in September 2000 for failure to pay the principal and interest due to him under this note. See the description of these lawsuits under the heading "Business -- Legal Proceedings." Mr. Pollara and Robin Caldwell advanced us an aggregate of $80,000 in 1999 and $91,000 in 2000 to fund operating cash shortfalls. The balance on these advances at September 30, 2000 was approximately $30,000.



    In January 2000, two notes payable and related interest totaling approximately $570,000 were forgiven by Richard Pollara. These notes originated as part of the joint venture agreements entered into during 1997 between Easy Phone and Tel Com East and Tel Com West.



    Our accrued local telephone service provider obligations decreased by approximately $731,000 for the nine months ended September 30, 2000 and $341,000 for the year ended December 31, 1999. These decreases are due to efforts made to reduce our outstanding obligations to telephone service providers, costs reductions provided by the local telephone service providers and reductions in our subscriber base. For the year ended December 31, 1998, our local telephone service provider obligations increased by $721,000 due to increases in the subscriber base, problems in monitoring these costs estimated at $40,000 and delays of payments at the end of 1998 related to cash management.



    Our accrued sales taxes, penalties and interest increased by approximately $1,208,000 for the nine months ended September 30, 2000, $1,463,000 for the year ended December 31, 1999 and $505,000 for the year ended December 31, 1998. These increases resulted from additional taxes being incurred and the accrual of related interest and penalties in excess of payments. We are delinquent in filing various state and municipal sales and excise tax returns and have not remitted all taxes collected. At September 30, 2000, we recorded an obligation for unremitted taxes of $3,047,547 and for penalties and interest on such unremitted taxes of $1,850,568.



    Our rescission obligation under the Florida consent agreement to our shareholders who were former unitholders in Tel Com East, Tel Com West or Tel Com Jacksonville was approximately $29,243,000 as of September 30, 2000, approximately $29,541,000 as of December 31, 1999 and approximately $29,913,000 as of December 31, 1998. The decrease of $298,000 for the nine months ended September 30, 2000 as compared to the year ended December 31, 1999 and $372,000 for the year ended December 31, 1999 as compared to December 31, 1998 is due to the decrease in the principal amount of our rescission obligation. The principal amount of our rescission obligation has decreased because of our payments to former unitholders of Tel Com Jacksonville who elected to rescind their purchase of such units under our rescission offer in 1998. We repurchased 80 units from such former unitholders for $995,000 plus interest. This amount is being paid over time. We made payments of approximately $298,000 during the nine months ended September 30, 2000, $371,000 during the year ended December 31, 1999 and $120,000 during the year ended December 31, 1998. The remaining rescission obligation at September 30, 2000 is approximately $108,000.

         Shareholders Deficit

    Our shareholders deficit has changed as a result of operating losses, the forgiveness by Mr. Pollara in January 2000 of our obligation to him under promissory notes, which was treated as a contribution of capital, and the sale of our common stock. We have received cash from the sale of our common stock of $0 during the nine months ended September 30, 2000, approximately $2,190,000 for the year ended December 31, 1999 and approximately $150,000 for the year ended December 31, 1998. Our predecessor companies received cash of $6,451,000 from the sale of units of ownership interests in Tel Com East, Tel Com Jacksonville and Tel Com West during 1997 and 1998.



    The following table details all sales of common stock since our inception and sales of units of ownership interests in our predecessor companies:



                                                                                                      AMOUNT        SUBJECT TO
                                                                                                    RECEIVED BY    THE EXCHANGE
   DESCRIPTION                                             DATE                    QUANTITY         THE COMPANY        OFFER
   -----------                                             ----                    --------         -----------    ------------
  Securities sold in 1999
  (Common Shares)

    Private Placement                             February 1999 through             446,970         $ 1,340,909         Yes
                                                  December 1999

    Joseph Thacker(1)                             January through February 1999     400,000         $   150,000         No

    Prime Equities Group, Inc.(2)                 August through December 1999      670,000         $   699,500         No

  Securities sold in 1998
  (Common Shares)

    Joseph Thacker(1)                             December 1998                     400,000         $   150,000         No

  Units sold
    Tel Com Jacksonville units sold to D&B        During 1997                           160         $   750,000         Yes
    Holdings

    Tel Com East units sold to Prime Equities     May 1997 to September 1998          1,805         $ 2,246,939         Yes
    Group, Inc.

    Tel Com West units sold to Prime Equities     July 1997 to September 1998         2,856         $ 3,454,002         Yes
    Group, Inc.


    (1) We entered into an agreement with Joseph Thacker dated December 23, 1998 in which we agreed to issue to Mr. Thacker 400,000 shares of our common stock for $150,000. In February 1999, we entered into another agreement with Mr. Thacker in which Mr. Thacker agreed to loan us $150,000 in exchange for 400,000 shares of our common stock, plus repayment of this loan with interest at 10% per annum. In addition, this agreement provided that Mr. Thacker had the option to accept repayment of the loan in our common shares at a price of $0.50 per share. Present management believes that this agreement was intended to effect the purchase of 400,000 shares of common stock for $150,000 and to amend the repayment terms of our $150,000 promissory note issued to Mr. Thacker as of September 22, 1998. In connection with the lawsuit we brought against Joseph Cillo, et al. on September 27, 2000 in the Thirteenth Judicial Circuit Court of Hillsborough County, Florida, we contest the validity of these agreements between Mr. Thacker and us. Mr. Thacker brought a lawsuit against us on September 20, 2000 for failure to pay the principal and interest when due under the promissory note issued by us to Mr. Thacker on September 22, 1998 in the principal amount of $150,000. A description of these lawsuits is contained under the heading "Business--Legal Proceedings."


    (2) During 1999, we entered into the following agreements with Prime Equities Group, Inc.:

        - August 1999: Prime Equities agreed to purchase 450,000 shares of our common stock for $450,000;

        - October 1999: Prime Equities agreed to purchase 165,000 shares of our common stock for $165,000;

    -   December 1999:

            - Prime Equities agreed to purchase 72,500 shares of our common stock for $72,500; and

            - Prime Equities agreed to purchase 85,000 shares of our common stock for $85,000.

        We received payment of $699,500 from Prime Equities, or on behalf of Prime Equities, in connection with these agreements. The agreement in December 1999 for 85,000 shares of our common stock was the only agreement under which we did not receive payment and therefore did not issue shares. After these agreements were executed and the money had been deposited in our account, we realized that the shares issued in connection with these agreements had been issued not to Prime Equities but to various individuals. At the time these shares were issued, we did not have control of our corporate documents or stock records. We have asserted claims against certain defendants in the lawsuit we recently filed against Joseph Cillo, et al. in connection with such unauthorized issuances of our shares. A description of this lawsuit is contained under the heading "Business--Legal Proceedings"

                                    BUSINESS


         THE COMPANY


    We provide residential local telephone service to people with bad credit. Typically, our customers have been disconnected by their local telephone service provider because of nonpayment. Most local service providers require disconnected customers to pay a security deposit in addition to their past due balance before the provider will reconnect their service. We focus on those consumers who have been disconnected by their local service provider and cannot afford to reconnect service with that provider. We offer these consumers local telephone service for a fixed monthly price without requiring a security deposit.

    We have obtained licenses from public utility commissions in 26 states to operate as a competitive local telephone service provider within those states. In this capacity, we are able to purchase telephone service from major local telephone service providers, such as Verizon Communications, BellSouth, SouthWestern Bell, Sprint, and US West at wholesale rates and then resell the local telephone service to our customers. As of December 4, 2000, we had 14,948 customers. Our principal executive offices are located at Suite 118, 5251 110th Avenue North, Clearwater, Florida 33760.


         OUR HISTORY


    We were incorporated in the State of Florida on November 19, 1997. In February 1998, we began limited operations. From February 1998 to September 1998, we obtained licenses from approximately five state public utility commissions to resell local telephone service and entered into several agreements with local telephone service providers to purchase wholesale local telephone service. As of September 30, 1998, we purchased the assets and assumed liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville. The purpose of this transaction was to obtain operational efficiencies by combining administrative, management, marketing and finance functions of the various companies. In connection with this consolidation, the holders of units in each of Tel Com Jacksonville, Tel Com East and Tel Com West received shares of our common stock and Class A preferred stock in the amounts and at the ratios shown below:


        - Tel Com East: For each unit of Tel Com East, a holder received 800 shares of our common stock and 3,200 shares of our Class A preferred stock.

        - Tel Com West: For each unit of Tel Com West, a holder received 800 shares of our common stock and 3,200 shares of our Class A preferred stock.


        - Tel Com Jacksonville: For each unit of Tel Com Jacksonville, a holder received 4,400 shares of our common stock and 17,600 shares of our Class A preferred stock.


    We have discovered, through our review of shareholder records, that some former unitholders did not receive the correct number of shares of common stock and Class A preferred stock. Although our shareholders and the unitholders of Tel Com East, Tel Com West and Tel Com Jacksonville voted on and approved this business combination, no documents of transfer were executed by the parties to this transaction.



    Tel Com East, Tel Com West and Tel Com Jacksonville were formed as limited liability companies during late 1996 and early 1997 by Charles Polley. Tel Com Plus, Inc., a Nevada corporation controlled by Mr. Polley, served as the managing member of each of these entities. During the initial operational phase of the Tel Com entities, Richard Pollara, our current president, was president of, and a substantial shareholder of, Easy Phone, Inc., a company providing cellular and residential phone service. After learning about Easy Phone's business, Mr. Polley contacted Easy Phone and proposed forming a joint venture between each of the Tel Com entities and Easy Phone. Easy Phone decided to enter into joint ventures with each of the Tel Com entities.

    Prior to entering into any joint venture agreements, Mr. Pollara, on behalf of Easy Phone, and Mr. Polley, on behalf of Tel Com Plus, Inc., entered into an agreement dated January 8, 1997 whereby the parties agreed that certain limited liability companies would be formed to carry out the purpose of the joint ventures. Under each of the joint venture agreements, Easy Phone agreed to grant the ventures exclusive use of its state public utility licenses and its reseller agreements with local telephone service providers in exchange for an ownership percentage in each Tel Com entity. On December 30, 1997, Tel Com East, Tel Com West and Tel Com Jacksonville entered into an agency agreement with Easy Phone, which superceded the joint venture agreements. This agency agreement allowed the Tel Com entities to operate under the state public utility licenses and reseller agreements held by Easy Phone for a monthly rental fee of $20,000. In addition, each of the Tel Com entities agreed to pay the amounts due to the local service provider for providing local telephone service to their customers. On December 31, 1997, Easy Phone redeemed a portion of Mr. Pollara's shares in Easy Phone, approximately 460,000 shares, and as consideration transferred to Mr. Pollara its interest in Tel Com East, Tel Com West and Tel Com Jacksonville. The shares of Easy Phone exchanged by Mr. Pollara were valued at approximately $170,000.

         Overview of Capital Raising Activities


    During 1997, we believe that units of ownership interests in each of Tel Com East, Tel Com West and Tel Com Jacksonville were sold through a series of unregistered offerings and sales. The ultimate investors, comprised mostly of individual investors, paid an aggregate purchase price of approximately $30 million for the securities of the Tel Com entities. However, the Tel Com entities only received approximately $6.45 million of the aggregate purchase price paid by the ultimate investors. We believe that the remaining amount of the proceeds, approximately $23.55 million, was distributed to various independent sales organizations, intermediaries and individuals involved in these offers and sales.

    The chain of events began with the Tel Com entities entering into purchase agreements with intermediaries, namely D&B Holdings and Prime Equities. The purchase agreements provided that the Tel Com entities would receive approximately $20.25 million from the various intermediaries for their securities, and the purchase price for these securities, would be paid by the delivery of non-recourse promissory notes issued by the intermediaries. The promissory notes issued to the Tel Com entities have not been fully satisfied as the Tel Com entities only received an aggregate of approximately $6.45 million of the $20.25 million principal amount of the promissory notes.

    These intermediaries promptly resold the securities directly to the ultimate investors or to independent sales organizations at a significant mark-up. The ultimate investors were instructed by the intermediaries or the independent sales organizations to pay the full purchase price to designated paying agents. Once the money was deposited into these paying agent accounts, the paying agents disbursed the funds to the Tel Com entities, Tel Com Plus, Inc., various intermediaries, independent sales organizations and certain individuals. We believe that the ultimate investors were unaware that the full purchase price that they paid would not be forwarded to the issuing entity. Present management did not participate in these offerings or sales of units in Tel Com East, Tel Com West or Tel Com Jacksonville. We have filed a lawsuit against certain intermediaries and individuals involved in these transactions. This lawsuit is described under the heading "Business-Legal Proceedings."


         Tel Com Jacksonville


    Tel Com Jacksonville was formed in February 1997. Its sole managing member was Tel Com Plus, Inc. During 1997 and 1998, investors paid an aggregate of approximately $2 million for units in Tel Com Jacksonville, of which Tel Com Jacksonville only received $750,000. The remaining $1.25 million of the proceeds were distributed to D&B Holdings, the intermediary involved in these unregistered offerings and sales and certain other facilitators of these offerings and sales. An explanation of the capitalization and fund raising activities of Tel Com Jacksonville is outlined below:



        - Purchase Agreement: On December 3, 1996, prior to the filing of a Certificate of Formation with the Florida Secretary of State, Tel Com Jacksonville entered into a purchase agreement with D&B Holdings for D&B Holdings to purchase a 62.5% interest in Tel Com Jacksonville, or 160 units, for $750,000, or $4,687.50 per unit. The purchase price was paid by delivery of a non-recourse promissory note issued by D&B Holdings to Tel Com Jacksonville. The promissory note was ultimately satisfied.



        - Intermediaries: After the date of this purchase agreement, D&B Holdings sold these units at significantly higher prices to investors in unregistered offerings. To our knowledge, the per unit price paid by ultimate investors ranged from $7,500 to $15,000.



        - Disbursement of Funds: After the ultimate purchasers transferred money to Funds Distributors, a paying agent, Funds Distributors distributed to Tel Com Jacksonville an amount equal to the principal amount of the non-recourse promissory note issued to Tel Com Jacksonville by D&B Holdings ($750,000). To our knowledge, the remainder of the proceeds was distributed by Funds Distributors to D&B Holdings and individuals involved in these transactions.


        - Joint Venture: In January 1997, Tel Com Plus, Inc. sold 25% of its interest in Tel Com Jacksonville, to Easy Phone in exchange for Easy Phone's agreement to grant Tel Com Jacksonville exclusive use of its state public utility licenses and its reseller agreements with various local telephone service providers.

    The chart below summarizes the ownership interests in TelCom Jacksonville over the relevant period.

                         TEL COM PLUS JACKSONVILLE, LLC

          Owners Of Interest                    December 1996        January 1997       September 30, 1998
          ------------------                    -------------        ------------       ------------------
          Tel Com Plus Inc.                     96 units (37.5%)    60 units (23.4%)     60 units (23.4%)
          D&B Holdings International, Inc.     160 units (62.5%)   160 units (62.5%)         ----
          Easy Phone, Inc.                          ----            36 units (14.1%)     36 units (14.1%)
          Ultimate Individual Purchasers            ----                ----            160 units (62.5%)
          Total                                256 units (100%)    256 units  (100%)    256 units (100%)

         Tel Com East

     On April 25, 1997, Tel Com Plus, Inc. formed another limited liability company, Tel Com Miami, which was subsequently renamed Tel Com East. During 1997 and 1998, investors paid an aggregate of approximately $12.6 million for equity units in Tel Com East, of which Tel Com East only received approximately $2.25 million. The remaining amount of the proceeds, $10.35 million, was distributed to Prime Equities, the intermediary involved in these unregistered offerings and sales, and various independent sales organizations and other individuals involved in these unregistered offerings and sales. An explanation of the capitalization and fund raising activities of Tel Com East is outlined below:


        -   Joint Venture:          On February 28, 1997, prior to filing a
            Certificate of Formation with the Florida Secretary of State, Tel Com East entered into an agreement with Easy Phone. Under this agreement, Easy Phone agreed to grant Tel Com East exclusive use of its Florida public utility license and its reseller agreements with local telephone service providers in Florida. Tel Com East agreed to contribute the funds necessary to the joint venture to complete the programs and projects contemplated by the joint venture agreement, approximated at $3 million. The joint venture was never formally organized as contemplated by this agreement. Rather, the operations intended to be conducted by the joint venture were actually conducted by Tel Com East. In return for the contribution of its licenses and reseller agreements, Easy Phone received a 35.4% interest in Tel Com East, or 1,240 units, plus the right to receive $400,000. A note dated as of November 22, 1999 was issued to Mr. Pollara, as successor to Easy Phone, for the $400,000, but Mr. Pollara subsequently agreed to cancel this note in January 2000.

        -   Purchase Agreement:     On July 21, 1997, Tel Com East entered into
            a purchase agreement with Prime Equities in which Prime Equities agreed to purchase 1,950 units, or 57.3% of the total equity, of Tel Com East. The purchase price to be paid by Prime Equities was $1,539 per unit or a total of $3,001,050. This obligation was evidenced by a non-interest bearing, non-recourse promissory note. Because Prime Equities only purchased and sold 1,805 units, its obligation under the non-recourse promissory note was reduced to approximately $2,778,000. Prime Equities paid Tel Com East approximately $2,247,000 in partial satisfaction of the note. The $531,000 balance remains unsatisfied.

        -   Intermediaries:         Prime Equities then promptly resold these
            units to various independent sales organizations at significantly higher prices. These independent sales organizations then resold the units to ultimate individual investors, again at a significant mark-up. To our knowledge, these units were sold to the ultimate investors at per unit prices ranging from $3,000 to $12,000.

        - Disbursement of Funds: After the ultimate investors transferred the purchase price to Capital Funds, a paying agent, Capital Funds distributed approximately $2,247,000 to Tel Com Plus East in partial satisfaction of the promissory note issued to it by Prime Equities. Capital Funds then distributed the remainder of the proceeds to Prime Equities, the independent sales organizations and other individuals involved in these sales.


    The chart below summarizes the ownership interest in Tel Com East over the relevant period.

                             TEL COM PLUS EAST, LLC

         Owners Of Interest                     December 1996           January 1997           Prior To September 30, 1998
         ------------------                     -------------           ------------           ---------------------------
         Tel Com Plus Inc.                     310 units (20.0%)        310 units (8.9%)             310 units (9.2%)
         Easy Phone, Inc.                    1,240 units (80.0%)      1,240 units (35.4%)          1,240 units (40%)
         Prime Equities Group, Inc.           ----                    1,950 units (55.7%)           ----
         Ultimate Individual Purchasers       ----                     ----                        1,805 units (53.8%)
         Total                               1,550 units (100%)       3,500 units (100%)           3,355 units (100%)

         Tel Com West

    On July 28, 1997, Tel Com Plus, Inc. formed Tel Com California, which was subsequently renamed Tel Com West. During 1997 and 1998, individual investors paid an aggregate of approximately $15.5 million for units in Tel Com West, of which Tel Com West only received approximately $3.5 million. The remaining proceeds, approximately $12 million, were distributed to Prime Equities, the intermediary involved in the unregistered offerings and sales, and various independent sales organizations and other individuals involved in such offerings and sales. An explanation of the capitalization and fund raising activities of Tel Com West is outlined below:


        -   Joint Venture:          Tel Com West entered into an agreement with
            Easy Phone on July 24, 1997. Under this agreement Easy Phone agreed to grant Tel Com West exclusive use of its California state public utility licenses and reseller agreements with local telephone service providers in the state of California and Tel Com West agreed to contribute the funds necessary to the joint venture to complete the programs and projects contemplated by the joint venture agreement, approximated at $16.5 million. The joint venture was never formally organized as contemplated by this agreement. Rather, the operations intended to be conducted by the joint venture were actually conducted by Tel Com West. Tel Com West actually contributed only approximately $3 million. In exchange for its contribution of the licenses and reseller agreements, Easy Phone received approximately 40% of the units of Tel Com West, or 8,800 units, plus the right to receive $60,000. The $60,000 was evidenced by a promissory note issued to Mr. Pollara dated as of November 22, 1999 as successor to Easy Phone, but Mr. Pollara subsequently agreed to cancel his note in January 2000.



        -   Purchase Agreement:     Tel Com West entered into a purchase
            agreement with Prime Equities dated July 21, 1997, whereby Prime Equities agreed to purchased 11,000 units in Tel Com West for a total purchase price of approximately $16.5 million or a per unit price of $1,495. Prime Equities issued a non-recourse, non-interest bearing promissory note to Tel Com West for the purchase price. Because Prime Equities only purchased and then resold 2,231 units, its obligation under the note was reduced to approximately $4,168,000. Prime Equities paid us approximately $3,454,000 in partial satisfaction of the note. The balance of $714,000 remains unsatisfied.


        -   Intermediaries:         Prime Equities then promptly resold these
            units to various independent sales organizations at significantly higher prices. These independent sales organizations then resold the units to ultimate individual investors, again at a significant mark-up. To our knowledge, these units were sold to the ultimate investors at per unit prices ranging from $3,000 to $12,000.

        - Disbursement of Funds: After the ultimate investors had transferred the purchase price to Capital Funds, Capital Funds distributed $3,454,002 to Tel Com West in partial satisfaction of the promissory note. The remainder of the purchase price proceeds were distributed to Prime Equities, various independent sales organizations and other individuals involved in these sales.


The chart below summarizes the ownership interests on Tel Com West over the relevant period:

                             TEL COM PLUS WEST, LLC

Owners Of Interest               July 1997 (Giving Effect Only    July 1997 (Giving Effect To Purchase      September 30, 1998
------------------                    To Joint Venture)                Agreement And Joint Venture)        -------------------
                                 -----------------------------    ------------------------------------
Tel Com Plus Inc.                       2,200 units (20%)                  2,200 units (10%)                2,200 units (15.9%)
Easy Phone, Inc.                        8,800 units (80%)                  8,800 units (40%)                8,800 units (63.5%)
Prime Equities Group, Inc.               ----                             11,000 units (50%)                  625 units (4.5%)
Ultimate Individual Purchasers           ----                               ----                            2,231 units (16.1%)
Total                                  11,000 units (100%)                22,000 units (100%)              13,856 units (100%)

         Tel Com Jacksonville Rescission Offer


    In early to mid-1998, Tel Com Jacksonville made an offer to all of its outstanding unitholders to repurchase their units at the purchase price paid by the holder for such units, plus interest. The amount of Tel Com Jacksonville's aggregate principal liability to its holders was $995,000. As of September 30, 2000, approximately $887,000 in principal has been paid by us, as successor to Tel Com Jacksonville, to the former unitholders of Tel Com Jacksonville.


OUR STRATEGY

    Our mission is to become a leading reseller of local telephone services to consumers with bad credit. To achieve this goal, we have developed and have begun implementing a business strategy to position us as a leader in the reseller segment of the telecommunication services industry. Our business strategy can be categorized into the following five main objectives:


        -   Expanding our market area;
        -   Increasing product availability for our customers;
        -   Automating our operational systems; and
        -   Advertising on a national basis.


         Expansion of Market Area


    We are currently licensed in 26 states and are doing business in 20 states. We will continue to evaluate the possibility of obtaining licenses in other states that appear to have a favorable regulatory environment and an appealing market for our services; however, we do not anticipate obtaining licenses in other states until the completion of this exchange offer.


         Increase Product Availability


    One component of our business strategy is to increase product availability for our customers. We believe that our product, local telephone service, is made accessible to our customers by providing convenient, easy and reliable means by which they may pay the installation and monthly fees. Because our typical customer does not have a checking account or a credit card, we rely on direct payment agents for approximately half of our customer payment activity. Direct payment agents include check cashing stores, pawn shops, rent-to-own and convenience stores. Our agents agree to process installation and monthly payments from our customers in exchange for receiving a percentage of the fees as commission.

     As of the date of this prospectus, we have approximately 550 direct payment agents. As we expand our operations into larger metropolitan areas, such as New York City and Chicago, we plan to increase the number of agents. We also offer several alternative payment methods, including payment by check draft, Federal Express, Western Union, US Mail and, in limited circumstances, credit card, which methods currently account for approximately 50% of payment activity. We are currently experimenting with providing customer service through the Internet whereby the customer can access his account, make a customer service request and make a payment on-line. As the Internet continues to penetrate our customer base, we believe that e-commerce solutions will account for a growing percentage of all customer transactions.


         Automation


     We have invested approximately $400,000 in a proprietary software system, which is an integrated and automated order processing and collections system. This system enables us to handle higher volumes of business without incremental increases in labor costs. As a result of this new software system, the number of our employees has decreased to 91 employees as of November 30, 2000 from approximately 130 as of December 31, 1999.

    Additionally, we are seeking to automate our interactions with local telephone service providers. On October 1, 1999, we signed an agreement with Wisor Telecom to provide an electronic data interface with Ameritech Corporation, a major local telephone service provider in the Midwest. The electronic data system allows us to communicate directly and electronically with the local telephone service providers. This greatly speeds up order processing, suspensions and disconnections. Additionally it lowers the processing fees that some providers charge, which can be as high as $19.00 per manual order.

    Most local telephone service providers are beginning to develop and implement, or have already developed and implemented, their own automation system through the use of the Internet. These providers typically have a website which we, as a reseller of their service, can use to generate and process a service request for telephone service.

         National Advertising

    We plan to begin a national advertising campaign if we become licensed in enough states to justify the additional expense of a national advertising campaign. Currently, we advertise on a local or regional basis in those strategic markets where we believe our advertising will have the greatest impact on activations. The current population base we serve is not large enough to justify the expense of a national advertising campaign. After the completion of this exchange offer, we intend to become licensed in most states and thus expand our potential customer base. Once we have expanded our potential customer base to a specified level, we believe that national advertising will achieve greater cost efficiencies and customer awareness than local or regional advertising.

    At present, advertising in each area we enter is one of our largest variable expenses. Once we have expanded into additional markets and have begun our national advertising campaign, we believe that further expansion into new markets will be more cost efficient because we will not need to incur significant additional advertising expense.


         SERVICE AND SERVICE AREAS

    We provide local telephone services to those consumers that are unable to establish traditional local telephone service with their local telephone service provider. As a reseller of local telephone services, we purchase service from the local telephone service provider and provide a dial tone to our customers. We also offer additional features such as caller ID, call waiting and call forwarding for an additional charge. We do not have any specific telecommunications equipment requirements relating to maintaining a customer's dial tone, such as facilities and switches, like traditional providers such as Verizon Communications and SouthWestern Bell. Rather we activate the service with the existing local telephone service provider. We use existing local telephone service provider equipment and operation support systems to provide our customers with local phone service. However, the local telephone service provider does not have any contact with our customer. From the local telephone service provider's perspective, we are their customer, not the consumers to whom we resell their services.

    As of December 4, 2000, we were licensed as a competitive local telephone service provider or a reseller in each of the states listed on the following chart. The chart indicates the providers within each state with whom we have a resale agreement and the approximate number of customers, if any, we have within each state.



                     STATE                  NUMBER OF      CARRIER AGREEMENTS
                     -----                  CUSTOMERS      ------------------
                                            ---------
                     Alabama                     76        Bell South, Verizon
                     Arizona                     28        US West, Verizon
                     California               2,803        Pacific Bell, Verizon
                     Connecticut                393        SNET
                     Delaware                     5        Verizon
                     Florida                  2,044        Bell South, Verizon, Sprint
                     Georgia                      0        Bell South


                     Illinois                 2,795        Ameritech, Verizon
                     Indiana                    607        Ameritech, Verizon
                     Kansas                       1        Southwestern Bell, Sprint
                     Maryland                     0        Verizon
                     Massachusetts              379        Verizon
                     Michigan                 4,691        Ameritech
                     Missouri                     5        South Western Bell
                     Montana                      0        US West
                     Nevada                      19        Nevada Bell, Sprint,
                                                           Verizon
                     New Jersey                 805        Verizon
                     New York                    19        Verizon, Frontier
                     North Carolina               0        Bell South, Sprint
                     Oregon                       1        US West, Sprint
                     Pennsylvania                 3        Verizon, Sprint
                     Rhode Island                24        Verizon
                     South Carolina               0        Bell South, Sprint
                     Tennessee                    0        Bell South, United
                                                           Telephone
                     Washington                   0        US West, Verizon,
                                                           Sprint
                     Wisconsin                   89        Ameritech, Verizon
                                             ------
                      TOTAL                  14,948
                                             ------

OPERATIONS

    Our operations can be divided into the following three areas:


                  -   Initial customer contact/activation fee;
                  -   Activation/line service request; and
                  -   Disconnects.



         Initial Customer Contact/Activation Fee

    In order to apply for service, a customer must first pay the activation fee, which relates to the initial set-up and installation of a customer's line.
The activation fee that we charge ranges from $89.95 to $109.95. Some service areas, such as New York City and Chicago, have a higher risk of nonpayment and thus the amount we charge the customer is higher. If the customer pays the activation fee at one of our agent locations, the agent receives a commission of between $10.00 to $25.00 per activation fee. The fees charged to us by the local telephone service providers range from $22.00 to $41.00 for installation services.

    Typically, a customer sees one of our print or television advertisements and calls the 1-800 number displayed in the advertisement. This 1-800 number automatically connects the caller to our integrated voice response system which, based upon the caller's responses, provides him or her with service information for the state in which he or she lives, the current price of the services, the various acceptable methods of payment and the nearest agent payment location. If the caller needs more information, he or she is directed to one of our sales representatives.

    A customer must pay the activation fee before an application is completed and a service order is processed with the local telephone service provider. The activation fee may be paid by any one of the following methods:



- Western Union;
- credit card;
- check draft;
- home pick-up by Federal Express; or
- direct payment to one of our agents.

    If the customer desires to pay by credit card, check draft or Federal Express, our integrated voice response system directs the customer to our accounting department, which processes the payment. If the customer desires to pay at one of our agent locations, then our integrated voice response system directs the customer to an agent located within his or her zip code area. After paying the activation fee, either over the phone or in person at an agent location, the customer will receive an application number. The customer is then asked to call our sales department or is transferred by our accounting department to one of our sales representatives. The sales representative will verify payment of the activation fee by confirming the customer's application number. Once payment has been verified, the sales representative will process the application.

    We have written agreements with approximately 550 payment agents located in 16 states. Our agents are typically check cashing stores, pawn shops, rent-to-own stores or convenience stores. Our agents are required to use an electronic system to accept and process the payment activity in their stores. This electronic system records their daily activity and communicates with a server in our operations center. We are able to access agent activity via our server and apply the payment activity directly to our customers' accounts. The agent is able to review a report from the electronic system with the gross amount they have collected. The agents deduct their commission from their aggregate collections prior to depositing the money in our account.

         Activation/Line Service Request


    Once we have verified payment of the activation fee, one of our sales representatives will complete the customer's application over the phone. Generally, during this call we are able to provide the customer with a phone number and an approximate date when service will be activated. From the information received from the customer, we generate a local service request with the local telephone service provider with whom we have a resale agreement. This information is then transmitted electronically to the provider who processes the service request. Once the provider has received and processed the service request, it will send us a firm order confirmation with the installation due date and phone number. The customer's application is then moved from pending applications to subscriber accounts. We generate and send a bill for the monthly service charge to each subscriber at the earliest possible date as permitted by the applicable state laws and regulations.

    We charge a fixed monthly service fee which ranges from $49.95 to $79.95 per month. If our customers pay the monthly service fee at one of our agent locations, the agent receives a commission of $2.00 per monthly bill processed. The amount of fees we owe to the various local telephone service providers per line range from $7 to $20 per month.


         Disconnects


    A key factor in our operations is closely monitoring incoming payments so that we may disconnect a non-paying customer as soon as we are legally permitted to do so. The time period in which we are permitted to disconnect ranges from one day to 75 days after the last due date. We have installed software which monitors non-paying customers. This software automatically activates an automated phone message service which calls customers whose bills are due within 24 hours and also calls customers whose bills are delinquent. If the customer is delinquent in paying for a designated period of time, we may suspend the service. If the customer continues to fail to pay after a designated period of time following suspension of service, we will permanently disconnect service. The periods of time which must pass before we either suspend or disconnect service depend on each state's laws and regulations. The average customer typically receives our service for a period of seven months. Our average rate of disconnects for the three month period ended September 30, 2000 was 11.34% of our total customers during such period, and our average rate of disconnects for the twelve month period ended September 30, 2000 was 12.43% of our total customers during such period.


REGULATORY ENVIRONMENT


    The Telecommunications Act of 1996 introduced widespread changes in the regulation of the telecommunications industry with its adoption of a pro-competitive, deregulatory national policy framework. The following discussion of the material regulatory developments and legislation presents a description of the current material regulatory environment as it applies to us. Existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon us or the telecommunications industry as a whole, can be predicted at this time.


         Elimination of Barriers to Entry


    We have benefited from the Telecommunications Act, which eliminated many of the legal, economic and technical barriers to entry in the local telephone service provider market. Remaining legal barriers to entry imposed by state or local law, rule, or regulations may be overruled by the Federal Communications Commission. However, the Telecommunications Act maintains the authority of individual state utility commissions to regulate local telephone and intrastate telephone services and to impose, on a competitively-neutral basis, requirements that are necessary to

     - preserve and advance universal service;
     - protect the public safety and welfare;
     - ensure the continued quality of telecommunications service; and
     - safeguard the rights of consumers.

    The Telecommunications Act attempts to eliminate or minimize economic and technical barriers to entry in the local telephone service market. The Telecommunications Act set standards that govern the relationship between local telephone service providers, such as BellSouth, Qwest, Verizon, and resellers or competitive local telephone service providers, like us. For example, local telephone service providers must provide to potential competitors nondiscriminatory access and interconnection as well as retail telecommunications services priced at wholesale rates. The wholesale rates which the resellers are charged by the local telephone service providers generally are discounted 10% to 24% from the retail rate. The level of the discount varies depending on the local telephone service provider and the state in which the telecommunications service is provided.

         Universal Service

    The Telecommunications Act established a national policy to provide affordable "universal service" to all telecommunications consumers and to provide advanced telecommunications services to schools, libraries, and rural health care providers. To achieve these objectives, the Telecommunications Act mandates the adoption of explicit universal service support mechanisms funded by equitable and nondiscriminatory assessments on telecommunications carriers providing interstate services. States may also adopt universal service mechanisms that are not inconsistent with the federal model and fund these mechanisms by assessments on telecommunications carriers providing intrastate services.

    In May, 1997 the FCC adopted its universal service rules implementing this national policy. The FCC's regulations provide for the collection of universal service assessments based on end-user, or retail, revenues derived from the provision of interstate telecommunications services. Under the FCC's regulations, universal service fund assessments are revised on a quarterly basis. During the third quarter of 2000, an interstate carrier's federal universal service fund obligations totaled approximately five and one-half percent (5.5%) of the carrier's end user revenues derived from telecommunications services. State universal service fund programs are expected to generate approximately 75% of the support mandated under the Telecommunications Act. To the extent states in which we operate adopt universal service mechanisms and fund these mechanisms by assessments on telecommunications carriers providing intrastate services, a percentage of our revenues will be used to promote universal service. We cannot predict whether the states in which we operate will adopt universal service mechanisms or in the event a state does adopt this mechanism, the percentage of our revenues which will be used to fund this universal service obligation.

         Local Number Portability


    The Telecommunications Act specifically provides for "number portability." The FCC has construed this term to refer to service provider number portability, which allow residential and business customers to retain their telephone numbers when switching telecommunications carriers. Implementation of local number portability, which has been occurring in phases, is estimated to cost billions of dollars. The Telecommunications Act provides that costs must be recovered in a competitively-neutral matter. In May, 1998, the FCC determined that telecommunications carriers will share the costs of the regional databases necessary to implement local number portability based on carriers' intrastate, interstate, and international end-user telecommunications revenues for each region. Carrier-specific costs are to be borne by each carrier. Beginning February 1, 1999 local telephone service providers have been permitted to recover their carrier- specific costs through direct end-user charges (limited to five years' duration) and/or a federally-tariffed intercarrier charge for long-term number portability query services they perform for other carriers. We have recovered our specific cost through direct end-user charges.


         State Regulatory Commissions

    We are subject to the jurisdiction of state regulatory commissions in each state in which we operate. These regulatory commissions exercise jurisdiction over intrastate communications, defined as those that originate and terminate within a specific state. Each state maintains its own regulatory regime. State regulation, in most cases, includes requirements for the reseller to receive from the state commission, prior to offering service, a certificate of public convenience and necessity authorizing it to provide service. The requirements for such certificates vary by state, but generally include a demonstration by the reseller that it has the financial, managerial and technical qualifications to provide the services it proposes. The certification process may take up to six months. There can be no assurances that we will receive all of the certificates we need to provide service in additional markets or that these certificates will be obtained in a timely manner.

    In addition, we, as a reseller, are required to file tariffs with each state commission detailing the rates, terms and conditions for our services. These tariffs must be modified before we may change prices, offer new services or change material terms and conditions. Tariff changes are generally approved within 30 days of filing. After we are certified, we may also be required to file periodic reports with the state commissions and pay fees to maintain our certificates. Failure to make such filings or pay such fees could result in fines or loss of our certificates.

    Finally, new or renegotiated resale agreements negotiated between us and local telephone service providers must be filed with and approved by the relevant state public service commission in which the services will be provided. If the state commission does not act upon a filed agreement within 90 days of filing, the agreement is deemed to be effective. Under the Telecommunications Act, state commission decisions regarding implementation and enforcement of these interconnection or resale agreements are appealable to the federal district court in that state. We cannot assure you that such agreements will be approved or that they will be approved in a timely manner.

RELATIONSHIP WITH LOCAL TELEPHONE SERVICE PROVIDERS

    Presently, all of our local phone services in each market are provided through a single underlying carrier, the local telephone service provider. Although our relationship with each local telephone service provider is governed by a negotiated resale agreement, the scope and availability of some of the telephone services that we provide to our customers are primarily controlled by the local telephone service provider. For example, in several major cities, such as Chicago and New York City, flat rate (or unlimited) local calling plans are not available, making it difficult to provide our local services in these markets for a fixed monthly charge. The discontinuation of flat rate calling plans in markets in which we operate may have an adverse impact on our ability to offer service.

    Further, some local telephone service providers refuse to block directory assistance or other usage-based charges. Such blocking mechanisms are crucial to the local services we provide. Because customers purchasing our local service expect to pay a rate that does not change each month, it is difficult to collect payments for calls for which charges are assessed on a per minute or per call basis. Our inability to block all usage-based calls may impede future expansion in those markets. Finally, some state commissions have held that voice mail is not a "telecommunications service" and, therefore, local telephone service providers are not required to resell this service. The issue of whether local telephone service providers must resell voice mail service is currently the subject of a proceeding before the FCC. Without voice mail, we cannot offer potential customers the same package of services local telephone service providers offer.

    Our ability to compete in the local services market is further influenced by the local telephone service providers' efficient, accurate and fair provision of the service to us and our customers. Currently, local telephone service providers take anywhere from five days to two weeks to initiate service for a new reseller customer. In many instances, the local telephone service provider's improper processing of reseller orders caused additional delays in initiating service to the customer. Further, several local telephone service providers have disparate disconnection and suspension charges, resulting in the reseller incurring a more costly charge to suspend service to its customer than that of a similarly-situated local telephone service provider customer. Recently, some local telephone service providers have imposed significant deposit requirements on resellers, which if imposed on us, could restrict our capital. In addition, in some states, local telephone service providers are attempting to impose significant costs on resellers for blocking, testing, and access to the local telephone service provider's operational support systems, through which customer orders are placed. Such costs, delays and varying treatment by the local telephone service provider could have a significant impact on our earnings.


SALES AND MARKETING

    We primarily market and sell our product through mass media advertising, including television, radio and print. We believe that our marketing strategy has been effective in generating demand for our product. Our call center in Clearwater, Florida generally takes 65,000 to 75,000 calls per month from current and potential customers.

    The vast majority of our customers are in the lower middle to low income bracket. We believe that television advertisements are very effective with our customer base. Therefore, our television advertisements account for more than 90% of our advertising budget. Most of the television advertisements appear between the hours of 9:00 a.m. and 5:00 p.m. and appear on local network or independent stations. We attempt to advertise on television during daytime talk shows, soap operas and sitcom reruns because of the high concentration of persons within our targeted demographic base who watch these television shows.

    A significant portion of our potential customer base is Hispanic. Therefore, all advertisements are done in English and Spanish. Additionally, we use different Hispanic dialects for advertisements appearing in south Florida, California and the northeastern United States. We have a separate Spanish speaking department to handle all Spanish sales and customer service questions.

 Our television advertisements follow one of three formats: informational, testimonial or humorous. The informational advertisement provides the viewer with all of the necessary information about the product. These advertisements seek to emphasize three key points of our product:

     -   we do not require a deposit;

     -   we do not perform a credit check; and

     -   we do not require any form of identification.

    We run the informational advertisements when we have just entered a market and need to educate potential customers about our product. The testimonial advertisement is an endorsement by actual customers. These customers speak about their good experiences with obtaining telephone service with us. We typically run these advertisements four to six weeks after we have entered the market. We run humorous advertisements four to six months after we have entered a market. These advertisements are intended to cause potential customers to remember our name and product. In mature markets, all three types of television advertisements are rotated throughout the day.


EMPLOYEES


    As of November 30, 2000, we had 91 employees. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good.

COMPETITION

     The competition for customers with bad credit who have been disconnected by their local telephone service provider is rapidly increasing. Competition may affect our ability to increase our customer base and generate revenues. The barriers to entry in the business are relatively low because the initial capital investment required to enter our business is minimal. Therefore, there are a large number of small, local businesses who resell local telephone service to consumers with bad credit. These types of small businesses typically focus on a single city or relatively compact geographic area. Although the geographic range of these types of competitors is limited, they are fiercely competitive with us in their fees for services and some of these companies have greater financial resources than we do. In addition, we face increasing competition from local telephone service providers, such as Southwestern Bell, who have begun offering local telephone service to their own customers who have been disconnected for nonpayment. The local telephone service providers have far more resources than we do, and generally have lower marketing and operational costs, allowing them to price their local telephone services at rates that are lower than the rates we charge our customers.




PROPERTIES

    Our principal executive office and operations center are located in the Pinellas Park Square Shopping Center in Clearwater, Florida. We have a lease agreement for Suites 104, 105, 118 and 119. The total amount of square footage for all of the suites is approximately 11,300 square feet and the approximate monthly rental amount is $9,510. These leases for these facilities will expire at various times during 2003. When these leases expire, we believe that we will be able to renew these leases or that suitable replacement space will be available as required. We believe that our current facilities are adequate for our expected needs over the next several years.



LEGAL PROCEEDINGS

         Company's Action in Hillsborough County, Florida


    We filed a complaint in the Thirteenth Judicial Circuit of Hillsborough County, Florida on September 27, 2000 against defendants Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Ltd., Raymond Beam, Captive Administrators, Inc. In this complaint, we allege the following:


            Beginning in 1996, defendants devised and implemented a fraudulent scheme to enrich themselves and their associates by illegally selling at grossly inflated prices using boiler-room tactics, securities in plaintiff, United States Telecommunications, Inc. and its predecessor entities (the "Company"). Directly and indirectly, through the defendant entities, the individual defendants defrauded the Company and its shareholders out of millions of dollars and millions of shares of the Company's stock. Pursuant to the defendants' scheme, public investors paid an aggregate purchase price of approximately $31,000,000 for securities in the Company, of which only approximately $6,450,000 was ever received by the Company. The remaining $24,500,000 paid by investors was retained by defendants and other unlicensed brokers and facilitators the defendants involved in their fraudulent scheme. In addition to the proceeds they siphoned off the securities sales, the Company also believes that defendants Joseph Cillo and Richard Inzer, through a series of shell entities and off-shore corporations, granted themselves approximately 10 million shares of the Company's stock without consideration. Those shares equate to nearly 22% of the Company's shares currently outstanding.


            To further their scheme, the individual defendants served at various times as incorporators, promoters, officers and/or directors of the Company. Defendant Cillo also served as compliance officer and de facto legal counsel for the Company. In those capacities, the defendants owned fiduciary duties of care and loyalty to the Company and its investors. In breach of those duties, the individual defendants, among other wrongful and illegal acts, used their positions and engaged in a pattern of deceit and illegal activity to conceal and perpetuate their scheme from the Company and its investors, aided and abetted the illegal offer and sale of securities in the Company, and engaged in self-dealing to enrich themselves and their associates at the expense of the Company and its investors. . . . As a sole and direct result of the defendants'
            actions, the Company has been subject to investigation by the Florida Department of Banking and Finance and the SEC, and faces potential liabilities, including possible fines, penalties, disgorgement of up to $31,000,000, and associated legal fees and costs.


            By this action, the Company seeks the return from defendants of all proceeds and shares in the Company they acquired as a result of their fraudulent scheme, as well as damages to compensate the Company for the liabilities it has and will incur as a direct result of defendants' wrongful and illegal acts.


    The complaint inaccurately provides that the SEC has required us to structure the rescission as an exchange offer. The SEC has not required us to structure this offer as an exchange offer. Rather, we are required under the consent agreement with the State of Florida to make a rescission offer to certain of our shareholders. We are making this exchange offer in lieu of the rescission offer because we do not have sufficient funds with which to make a rescission offer. This exchange offer does not constitute a valid rescission offer and will therefore not satisfy our obligations under the consent agreement.



    Charles Polley and the entities he owns or controls, namely, Tel Com Plus, Inc. and Intercontinental Brokers, Inc., were not named as defendants in this lawsuit because of a letter agreement and corresponding mutual release dated as of September 7, 2000 between us and Mr. Polley and his controlled entities. Similarly, Howard Kratz was not named as a defendant in this lawsuit because of a letter agreement and corresponding mutual release dated as of September 7, 2000 between us and Mr. Kratz. Under these letter agreements, Mr. Polley, his controlled entities and Mr. Kratz agreed to certain obligations as shown below in exchange for a release by us for claims we may have against them. These obligations are as follows:



        - Return and transfer to us all of our capital stock that they own or control, subject to the injunction entered by the United States District Court for the Middle District of Florida which enjoined these individuals and entities from transferring or disposing of our capital stock. If we are not able to obtain the consent of the Securities and Exchange Commission, who requested this injunction, to release these shares, Mr. Polley, his controlled entities and Mr. Kratz have agreed to not vote their capital stock or give any third party a proxy or power of attorney to vote these shares.

        - Provide us and our attorneys with all information (including copies of documents) within their knowledge relating to the involvement of persons or entities in the planning and execution of the sales of units in the Tel Com entities.
        - Provide us and our attorneys with all information (including copies of documents) within their knowledge relating to where the proceeds of any sales of units in our predecessor companies were transferred or where the proceeds are currently located.


    In addition, Mr. Polley represented and warranted that his net worth is less than $25,000 and that, therefore, he does not have the ability to return the funds he received, either voluntarily or involuntarily, from the sale of units in the Tel Com entities. Similarly, Mr. Kratz represented and warranted that his net worth is less than $1,000 and that, therefore, he does not have the ability to return to us any of the funds he received, either voluntarily or involuntarily, from the sale of units in the Tel Com entities.

    Consent Agreement with the State of Florida

    We, as successor to Tel Com East, Tel Com West and Tel Com Jacksonville, entered into a consent agreement on May 12, 1999 with the State of Florida, Department of Banking and Finance. The Department conducted an investigation into the activities of the parties to the consent agreement with respect to their offering and sale of units of ownership interests for the period beginning February 1997 and ending as of the date of the consent agreement. As a result of the Department's investigation, it determined, and the parties to the consent agreement agreed, to the following:

         - the units of ownership interests in Tel Com East, Tel Com West and Tel Com Jacksonville were securities as defined by the Florida statutes;

         - the units of ownership interests in Tel Com East, Tel Com West and Tel Com Jacksonville were offered and sold in Florida through unregistered third persons/entities in violation of Florida law;

         - the units of ownership interests in Tel Com East, Tel Com West and Tel Com Jacksonville offered and sold in Florida were not registered for sale in Florida in violation of Florida law; and

         - none of these entities was registered to sell securities in Florida.

    Tel Com East, Tel Com West, Tel Com Jacksonville and Tel Com Plus, Inc. agreed to cease and desist any and all present and future violations of the Florida Securities and Investor Protection Act and agreed to pay an administrative fine to the Department of $50,000. We agreed to abide by the provisions of the Florida securities laws now and in the future. In addition, the parties to the consent agreement agreed to complete an offer of rescission in accordance with Florida laws on or before November 30, 1999 for the securities of Tel Com East, Tel Com West and Tel Com Jacksonville. We were not able to complete a rescission offer by the deadline. On December 7, 1999, the Department notified us that we were in violation of the consent agreement and that it intended to commence litigation against us in order to enforce the provisions of the consent agreement. As of the date of this prospectus, the Department has not commenced litigation against us; however, the Department has informed us that it is retaining all options in connection with the default, including an action to enforce the consent agreement, a motion to seek receivership of us or other remedies.

    Moreover, due to our poor financial condition, we are unable to pay in cash the purchase price paid by the holders of our common stock or Class A preferred stock (or the securities of one or more of our predecessor companies) who elect to rescind their purchase. Therefore, we are offering to exchange our notes or our shares of Class B preferred stock for the shares of common stock and Class A preferred stock. Nevertheless, this exchange offer does not constitute a valid rescission offer. As a result, this exchange offer will not satisfy our rescission obligation under the consent agreement and will not have the effect of barring any claims against us by the Department in connection with our failure to perform under the consent agreement.

         Shareholder Derivative Action


    On April 13, 2000, a shareholders' derivative action was brought against Mr. Pollara, and against us as a nominee defendant, in the Thirteenth Judicial Circuit in Hillsborough County, Florida. The plaintiffs in this action are Prime Equities, Stephen D. Henderson, Joe Thacker, Jr., Kent Lauson, James Gibson, M.
T. Wilbanks, Richard J. Gann d/b/a/ Trinity Alliance. The shareholders allege that Mr. Pollara failed or refused to take action required by the board of directors, such as providing financial statements to the board of directors and providing directors with a draft of the registration statement to be filed with the SEC. The complaint further alleged that Mr. Pollara has not managed our affairs in our best interest. The complaint seeks actions for damages as a result of the alleged misconduct of Mr. Pollara, seeks equitable relief from the court and seeks specific performance for certain actions. On April 28, 2000, we and Mr. Pollara filed a motion to dismiss this lawsuit. This motion claims that the complaint is deficient in that it does not comply with the statutory requirements of a shareholder derivative action. In addition, the motion asserts that Prime Equities is legally disqualified from bringing a derivative action because it is unfit and unqualified to represent the interest of the shareholders as a whole.


        Cease and Desist Orders.

    To the best of our knowledge, there exists the following cease and desist orders which are either against us or related parties:

    - Florida. In connection with the consent agreement entered into between the State of Florida, Department of Banking and Finance, us and certain other parties, the Department issued a cease and desist order. In connection with the consent agreement, Tel Com Plus, Inc., Tel Com East, Tel Com Jacksonville and Tel Com West agreed to cease and desist any and all present and future violations of the Florida Securities and Investor Protection Act and, in addition, we agreed to abide by the provision of this Act. We admitted to offering and selling units not registered or exempt from registration in Florida through unregistered third persons in violation of Florida law for the period between February 1997 and the date of the consent agreement. We agreed to complete a rescission offer and pay an administrative fine in the amount of $50,000.

    - Illinois. The Illinois Securities Department issued an order of prohibition against Tel Com Plus, Inc., Tel Com West and Tel Com East on September 11, 1998. This order provided from June 8, 1998 to the date of the order that Tel Com Plus, by and through its officers, directors, employees, agents, affiliates, successors, and assigns, offered through a web page advertisement on the Internet units in Tel Com West and Tel Com East to residents of Illinois. Tel Com Plus, Inc., Tel Com West and Tel Com East did not register these units with the State of Illinois and therefore violated certain provisions of the Illinois Securities Law of 1953. The parties, including their officers, directors, employees, agents, affiliates, successors and assigns, were prohibited from offering or selling securities in or from the State of Illinois until further order by the Illinois Secretary of State.

    - Pennsylvania. The Pennsylvania Securities Commission issued a summary order to cease and desist on June 23,1998 against Tel Com West, Tel Com East, Tel Com Plus, Inc. Prime Equities Group, Inc., Satellite Capital Group and David Allen. In this order, the Securities Commissioner determined that units of Tel Com West and Tel Com East were being offered for sale and sold in violation of the laws of Pennsylvania over an unspecified period of time including an incident that occurred in May 1998. The above named persons were ordered to cease and desist from offering and selling its units in the State of Pennsylvania. No fines or penalties were imposed by the state.

    - North Dakota. The Securities Commissioner of the State of North Dakota issued a cease and desist order on January 29, 1998 against Tel Com Plus Miami, LLC, Tel Com East, Tel Com Plus, Inc., Easy Cellular, Inc., Prime Equities Group, Inc., Capital Funds Administration, Inc., Applied Financial Group, Wireless Connection, Inc., Lenny Bierstein, Neil Pinkus, Howard W. Kratz, Richard Pollara, Ted Bender, Bruce Porter and their officers, directors, agents and employees. In this order, the Securities Commissioner stated that he had a reasonable basis to believe that the above named persons had engaged in, were engaging in, or were about to engage in, acts, practices or transactions which are prohibited by the North Dakota Corporation Code. The acts, which occurred over an unspecified period of time, involved offering for sale and selling unregistered securities to residents of North Dakota and failing to register as dealers or salesmen under the laws of North Dakota. Richard Pollara vigorously denies any participation in the alleged acts and is actively contesting this cease and desist order entered against him.

             The above named persons were ordered to cease and desist from the offering for sale or selling in the State of North Dakota any investments unless and until the named persons registered with the North Dakota State Securities Commissioner as dealers or salesmen and unless and until the investment interest also was registered with the state securities commissioner. Additionally, the named parties were ordered to cease and desist from providing a guarantee on rates of return on investments or otherwise engage in fraudulent acts while offering for sale or selling investments in the State of North Dakota. The order did not prohibit the offer or sale of securities through exempt securities transactions under North Dakota securities laws. The order noted that the cited civil violations were sufficient grounds for the imposition of civil penalties, but rather reserved the authority to assess civil penalties regarding the violations outlined in the order, any future securities violations and any violations of the order itself.


    - Wisconsin. The Commissioner of Securities of the State of Wisconsin issued a summary order of prohibition against Stephen Henderson, Raymond H. Beam, Lydia Banes, George Holmes, Christopher Polley, David Morris, Howard Kratz and Richard Inzer on December 22, 1998. These orders provide that during the period of April through June 1998, agents, on behalf of the persons and entities named in this order, offered to at least one person in Wisconsin units of ownership in Tel Com East, which units were never registered for offer and sale in Wisconsin and which agents were not licensed as securities agents under the laws of Wisconsin. These actions violated the securities laws of the State of Wisconsin. As a result, the securities commissioner ordered that the named persons and entities, their agents, servants, employees, and every entity or person directly or indirectly controlled or organized by or on his behalf, are prohibited from making or causing to be made to any person or entity in Wisconsin any further offers or sales of securities unless and until such securities are registered under the securities laws of Wisconsin. The commissioner revoked all exemptions from registration that might otherwise apply to any offer or sale of any security by the parties. The parties were prohibited from further violations of the securities laws of

        Wisconsin, from employing an agent to represent them in Wisconsin unless such agent is properly licensed or excepted from the State's licensing requirements. The commissioner did not impose any fines or penalties.

         Securities and Exchange Commission Lawsuit


    The Securities and Exchange Commission brought an action in the federal district court in the Middle District of Florida on May 12, 1999 against Physicians Guardian Unit Investment Trust, Physicians Guardian, Inc., Physicians Guardian Insurance Corp., Abfac, Inc., Charles Polley, Robert Singerman, Tel Com East and Tel Com West. The complaint alleges that Charles Polley purported to be the chief executive officer of the Physicians Guardian entities and the managing member of Tel Com East and Tel Com West. The complaint further alleges that Tel Com East and Tel Com West violated registration requirements of the Securities Act by not filing a registration statement with the Commission in connection with the offers and sales of their securities. In addition, the complaint alleges that Tel Com East and Tel Com West knowingly or recklessly employed devices, schemes or artifices to defraud in connection with the offers and sales of their securities. The Commission further alleges that Tel Com East and Tel Com West made material misleading or false statements and engaged in acts, practices and courses of business which operated as a fraud upon the purchasers of their securities. As a result of these allegations, the Commission seeks to have the named defendants permanently enjoined from violating the Securities Act and the Securities Exchange Act, to have them return the offering proceeds and to have them subject to civil penalties.



    As a successor entity, we may be liable for the actions of Tel Com East and Tel Com West and, furthermore, the Commission has advised us that we will be named as a defendant in this action. As of the date of this prospectus, we are in negotiations with the Commission to settle this action. However, we can give you no assurance that we will be able to settle this matter. If this action proceeds to litigation, the outcome of this litigation cannot be predicted. If we are named as a defendant and the court does rule against us, we may be subject to civil penalties and other remedies which will have a significant and detrimental effect on our business and financial position. Our financial exposure in this lawsuit is in excess of $30 million.


         Travelers Express Company, Inc.

    In 1999, Travelers Express Company, Inc. brought an action against us in the Circuit Court of the County of Hillsborough, Florida alleging breach of a buy-pay utility agreement. Under this buy-pay agreement, our customers could pay for our services at a participating Travelers Express. Travelers Express agreed to create certain terminal paying stations where our customers could make their payments. In return, we agreed that Travelers Express would be entitled to receive a commission on the money they collected at these terminal paying stations. In its complaint, Travelers Express alleged that we breached this buy-pay agreement by not paying approximately $65,000 owed to them. We have counterclaimed for unspecified and, as of the date of this prospectus, undetermined damages arising out of the breach of this agreement. In our counterclaim, we allege that Travelers Express did not establish the number of terminal paying stations that they were obligated to establish under our agreement. Management intends to vigorously defend Travelers Express' claim against us and pursue our claim against them. It is not yet possible to evaluate the likelihood of an unfavorable outcome, or provide an estimate of the potential loss.

         California Public Utility Commission

    During February 2000, we filed a complaint with the California Public Utilities Commission against Pacific Bell for failure to block our customers from making certain toll calls and using certain usage-sensitive calling features, such as directory assistance. We have estimated the failure to block these items cost us approximately $239,000. As of the date of this prospectus, we cannot predict the outcome of this litigation.


         Joseph Thacker Lawsuit


    In September 2000, Joseph Thacker filed a complaint against us in the Sixth Judicial Circuit in Pinellas County, Florida for failure to pay principal and interest when due under a promissory note issued to Mr. Thacker by us in September 1998. The note was in the principal amount of $150,000, accrued interest at the rate of 10% per annum and was due and payable on September 28, 2000. We are challenging the validity of this note in the complaint we filed against Joseph Cillo, et. al. on September 27, 2000 in state court in Hillsborough County, Florida. See a description of this lawsuit under the heading "Business--Legal Proceedings."

                                   MANAGEMENT


    The name, ages and positions of the directors and officers of the Company at September 30, 2000 are as follows:



                                  Name                  Age                    Position
                           -----------------           ---------   -------------------------------
                           Richard J. Pollara           46         President, Director
                           Bill D. Van Aken             49         Vice President, General Manager
                           Julie Graton                 36         Secretary, Marketing Director
                           Sam Dean                     67         Director
                           Reuben P.  Ballis            67         Director
                           Paul D. Gregory              45         Director
                           Cleo Carlile                 63         Director


    Richard Pollara has served as President and as a director of the Company since January 1998. From April 1996 until December 1997, Mr. Pollara was the President and Chief Executive Officer of Easy Phone, Inc. and its predecessor, Easy Cellular, Inc. Easy Phone, Inc. was a pre-paid cellular and residential phone service company. From May 1994 until January 1997, Mr. Pollara served as President and Chief Executive Officer of Montebello Finance, LLC, a limited liability company engaged in the rent-to-own business. Mr. Pollara attended the University of Mississippi.


    Bill Van Aken has served as Vice President of the Company since October 11, 1999 and has served as the Company's General Manager since its inception in November 1997. In addition, Mr. Van Aken served as the General Manager of all of the Company's predecessor companies since February 1997. From September 1994 until February 1997, Mr. Van Aken served as a Manager of Cellular, Inc., one of GTE's Mobilenet largest agents. Mr. Van Aken attended the University of Iowa.



    Julie Graton has served as Secretary of the Company since October 11, 1999 and has served as Marketing Director of the Company since its inception. Ms. Graton also served as Marketing Director of all of the Company's predecessor companies from July 1997 until the business combination of the Company and its predecessor companies. Ms. Graton was employed from November 1994 until July 1, 1997 by GTE MobileNet where she serviced all their government accounts in Pinellas County, Florida. From May 1994 until November 1994, Ms. Graton was the campaign manager for a candidate for the state legislature of Florida. Prior to managing this campaign, Ms. Graton worked for the Florida legislature as a legislative aide for two state representatives. Ms. Graton and her former husband, Robert Richey, filed for personal bankruptcy under Chapter 13 of the United States Bankruptcy Code in July 1998. They were discharged in March 1999.



    Sam Dean has served as a director of the Company since October 11, 1999. Mr. Dean is the owner and president of Dean Plumbing & Heating which he founded in April 1965. Mr. Dean is an investor in the Company. Mr. Dean was asked by present management and agreed to serve on the board of directors as an independent director and as a representative of those investors who had purchased shares of our common stock and Class A preferred stock (or units in our predecessor companies) through unregistered and unlawful sales.


    Reuben P. Ballis has served as a director of the Company since January 1999. Mr. Ballis has served as Senior Vice President of Mesirow Insurance Services, Inc., a division of Mesirow Financial Services, Inc. from September 1989 until present.

    Paul D. Gregory has served as a director of the Company since February 1999. Mr. Gregory is presently President of Remote Management Technologies, Inc. (RMT), a company engaged in the business of oil and gas well monitoring, measurement and data management, utilizing wireless technology for data transmission and has served in such position since June 2000. Mr. Gregory was Vice President and Treasurer of FBSI, Inc., a health and beauty products company, from August 1999 until June 2000. From September 1977 until February 1999, Mr. Gregory was a business analyst at Amoco, Inc., an oil and gas producer. Mr. Gregory also owns approximately 2.25% of Prime Equities, Inc.


    Cleo Carlile has served as a director of the Company since April 2000. Mr. Carlile is presently a fund manager at BrookStone Fund L.L.C. Mr. Carlile has served as chief executive officer and owner of several companies including Star-Com, an electronic wholesale distribution company. Mr. Carlile is an investor in the Company. Mr. Carlile was asked by present management and agreed to serve on the board of directors as an independent director and as a representative of those investors who had purchased shares of our common stock and Class A preferred stock (or units in our predecessor companies) through unregistered and unlawful sales.

                       COMPENSATION OF EXECUTIVE OFFICERS


SUMMARY COMPENSATION TABLE

    The following table contains information regarding all compensation paid or accrued for each of the last three fiscal years for Richard J. Pollara, the Company's President, Joseph Cillo, the Company's former Vice President and Bill
D. Van Aken, the Company's Vice President and Robin Caldwell, the Company's banking administrator. No bonuses or other compensation were paid to the persons listed below for the fiscal years 1997, 1998 and 1999.

                                                                Annual Compensation
                               ---------------------------------------------------------------------
                                 Name and Principal Position        Fiscal Year             Salary
                               -------------------------------  -------------------        ---------
                               Richard J. Pollara (1).........         1999                $ 322,564
                               President                               1998                $ 264,104
                                                                       1997                $  46,150

                               Joseph Cillo (2)...............         1999                $ 243,592
                               Vice President                          1998                $ 166,963
                                                                       1997                      ---

                               Bill D. Van Aken (3)..........          1999                $ 158,410
                               Vice President                          1998                $ 146,084
                                                                       1997                $ 142,912

                               Robin Caldwell................          1999                $ 104,189
                               Banking Administrator                   1998                $  96,296
                                                                       1997                $  31,600

    (1) Mr. Pollara has served as president of the Company since January 1998. During this same time period and until the business combination between the Company and the Tel Com entities was completed (September 30, 1998), Mr. Pollara also served as operations manager for each of the Tel Com entities. Mr. Pollara's salary in 1998 was paid in part by the Company and in part by the Tel Com entities. Of his total salary in 1998, $64,000 was paid by the Tel Com entities and the remaining $200,000 was paid by the Company. Mr. Pollara's salary in 1997 was paid in full by the Tel Com entities.

    (2) Mr. Cillo served as vice president of the Company from November 1997 until December 1999.

    (3) Mr. Van Aken has served as vice president of the Company since October 1999 and served as the Company's general manager since its inception on November 19, 1997. During 1997 and 1998 and prior to the business combination between the Company and the Tel Com entities, Mr. Van Aken also served as general manager for each of the Tel Com entities. In 1998, $94,283 of Mr. Van Aken's total compensation was paid by the Tel Com entities. Mr. Van Aken's salary in 1997 was paid in full by the Tel Com entities.

    (4) Ms. Caldwell entered into an employment agreement with the Company dated as of October 20, 1998. Pursuant to this employment agreement, Ms. Caldwell is employed as the Company's business coordinating specialist for a period of five years from the date of the employment agreement. Ms Caldwell also served in a similar capacity for each of the Tel Com entities. Of her total salary in 1998, $68,073 was paid by the Tel Com entities and the remaining $28,223 was paid by the Company. Ms. Caldwell's salary in 1997 was paid in full by the Tel Com entities.

    DIRECTOR COMPENSATION

    Each director is compensated $500 in cash per day for each board of directors meeting attended in person and $250 in cash per day for each board of directors meeting attended telephonically. In addition, we also reimburse directors for out-of-pocket expenses incurred in connection with attending board of directors meetings.


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We do not presently have a compensation committee comprised of some or all of our directors. Our board of directors, as a whole, determines the level and type of executive compensation. Mr. Pollara, our president, did participate in a board discussion regarding executive compensation in April 2000. The board, comprised of four members at that time, unanimously approved the executive compensation proposal presented at the meeting by Sam Dean.


                              CERTAIN TRANSACTIONS

         Montebello Finance


         In January 1997, Tel Com Plus Jacksonville, LLC purchased a portion of the assets of Montebello Finance, LLC, which related to the pre-paid cellular phone business, for $250,000. Since its inception in 1992, Montebello Finance had been primarily engaged in the rent-to-own business of consumer goods. In late 1995, Montebello Finance began renting cellular phones and selling cellular phone service. The cellular phone segment of Montebello Finance was a small segment of its business. Montebello Finance was, and continues to be, owned in trust by the children of Richard Pollara. Richard Pollara served as the President and Chief Executive Officer of Montebello Finance from May 1994 until January 1997.


         Easy Phone's Redemption of Mr. Pollara's Ownership


         In December 1997, Easy Phone, Inc. redeemed approximately 460,000 of its shares from Richard Pollara and, as consideration for such redemption, transferred to Mr. Pollara its interest in Tel Com East, Tel Com West and Tel Com Jacksonville. Mr. Pollara was the President and Chief Executive Officer of Easy Cellular and was a holder of approximately 30% of the outstanding capital stock of Easy Phone. Prior to this transaction, Easy Phone owned approximately 37.5% of the outstanding units of Tel Com East, approximately 35.4% of the outstanding units of Tel Com West and approximately 25% of the outstanding units of Tel Com Jacksonville. After the redemption of Mr. Pollara's Easy Phone stock, Mr. Pollara was a direct unitholder of Tel Com East, Tel Com West and Tel Com Jacksonville in the above percentages. The parties to this transaction valued the transaction in excess of $170,000. Mr. Pollara also assumed ownership of the debt owed to Easy Phone by Tel Com East and Tel Com West, which arose in connection with the joint venture agreement entered into with each of these entities. Tel Com East owed Easy Phone approximately $400,000 and Tel Com West owed Easy Phone approximately $60,000. Promissory notes dated as of November 22, 1999 were issued by us, as successor to Tel Com East and Tel Com West, to Mr. Pollara, as the successor to Easy Phone, in the aggregate amount of approximately $460,000. Mr. Pollara subsequently agreed to cancel each of these notes.


         Easy Phone Settlement


    In September 1999, a settlement agreement was reached between Tel Com East, Tel Com West, Richard Pollara, Joseph Cillo, Charles Polley, Easy Phone, Inc. and us in connection with the proceeding styled Tel Com Plus West, LLC and Tel Com Plus East, LLC, Plaintiffs v. Easy Phone, Inc., Defendant, which was pending in the United States District Court of the Middle District of Florida. This suit involved an agreement between Easy Phone and Tel Com East and Tel Com West whereby Easy Phone permitted each of the Tel Com entities to use its public utility licenses and reseller agreements with local telephone service providers. Easy Phone alleged that Tel Com East and Tel Com West had failed to make payments to the local telephone service providers as required by this agreement. Tel Com East and Tel Com West alleged that Easy Phone had wrongfully accelerated the payment schedule under this agreement. The parties to this litigation settled this litigation on the following terms:


    -   The litigation was dismissed with prejudice;
    - Each party to the litigation released the other party from any and all claims which were or could have been asserted in the litigation;

    - We delivered to Easy Phone certain Easy Phone stock certificates, transferred to us by Mr. Pollara and three of our employees;

    - A lawsuit brought by Mr. Pollara, Robin Caldwell and Maurice Franklin against Easy Phone, Lorrinda Bucchieri and others pending in the State of California was dismissed with prejudice; and
    - We agreed to indemnify Easy Phone, Inc. from any tax liability of any kind owed to the States of Florida and California and incurred in connection with the use by Tel Com East, Tel Com West or us of Easy Phone, Inc.'s public utility commission licenses in those states.

    Our maximum potential tax liability to Easy Phone is approximately $1.4 million. As of the date of this prospectus, Easy Phone has not notified us of any tax obligation owed by them and, to the best of our knowledge, neither the State of Florida nor the State of California has pursued any tax claim against Easy Phone.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth certain information as to the common stock and Class A preferred stock beneficially owned as of November 30, 2000 by

    -   each of our directors and executive officers;
    -   all directors and executive officers as a group; and
    - each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our capital stock.


    Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days, as well as any securities owned by such person's spouse, children or relatives living in the same house. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by him or her.



      Name of Beneficial Owner                         Number of Shares                              Percentage      Pro Forma (6)
                                                                                                      Ownership       Percentage
                                                                                                                       Ownership
  --------------------------------------------------------------------------------------------------------------------------------
                                                    Common      Class A Preferred       Total
                                                     Stock            Stock
 DIRECTORS & EXECUTIVE
 OFFICERS
  Richard J. Pollara (1)                          1,641,600        6,566,400         8,208,000         17.11%            5.24%
  Bill Van Aken (2)                                 176,000          704,000           880,000          1.83%               *
  Julie Graton                                       88,000          352,000           440,000             *                *
  Sam Dean                                           24,000           96,000           120,000             *                *
  Reuben P. Ballis                                      ---              ---               ---           ---              ---
  Paul D. Gregory                                       ---              ---               ---           ---              ---
  Cleo Carlile                                       22,400           89,600           112,000             *                *
  ALL DIRECTORS AND EXECUTIVE
  OFFICE AS A GROUP (7 Persons)                   1,952,000        7,808,000         9,760,000         20.35%              **%

 BENEFICIAL OWNERS OF MORE THAN 5%
  Richard J. Pollara (1)                          1,641,600        6,566,400         8,208,000         17.11%            5.24%
  Richard Inzer (3)                               3,212,100        6,502,400         9,714,500         20.26%            6.20%
  Charles Polley (4)                                840,000        3,360,000         4,200,000          8.76%            2.68%
  Joseph Cillo (5)                                1,025,600        4,102,400         5,128,000         10.69%            3.27%

 Class B Preferred Shareholders (5)                                                                                        80%


*  Less than 1% ownership.

** The pro forma ownership percentage of persons who are entitled to exchange their shares for shares of Class B preferred stock cannot be determined until the conclusion of the exchange offer.



     (1) These shares (both common stock and Class A preferred stock) are held by Quantum Law, Inc., a corporation which is wholly-owned in trust by the two minor children of Richard Pollara. Mr. Pollara is the trustee of this trust. Quantum Law's address is 3320 San Miguel Street, Tampa, Florida 33629.


    (2) 156,000 of these common shares and 624,000 of the Class A preferred shares are held by Titan Capital Corporation, which is a corporation owned and controlled by Bill Van Aken.


    (3) Shares shown as beneficially owned by Richard Inzer are owned of record by Prime Equities, which is controlled by Mr. Inzer, GIRI Holdings, which Mr. Inzer purports to control, and Triangle Management Systems, which Mr. Inzer also purports to control. Prime Equities owns 2,186,500 shares of our common stock and 2,400,000 shares of our Class A preferred stock. GIRI Holdings owns 840,000 shares of our common stock and 3,360,000 shares of our preferred stock. Triangle Management Systems owns 185,600 shares of our common stock and 742,400 shares of our Class A preferred stock. Joseph Cillo also purports to control GIRI Holdings and Triangle Management Systems. Mr. Inzer's address is 6494 South Washington, Littleton, Colorado.



    (4) Shares shown as beneficially owned by Charles Polley are owned of record by Intercontinental Brokers, which is controlled by Mr. Polley. Mr. Polley's address is 8649 North Himes Avenue, Suite 220, Tampa, Florida 33614.



    (5) Shares shown as beneficially owned by Joseph Cillo are owned of record by GIRI Holdings and Triangle Management Systems, both of which Mr. Cillo purports to control. Mr. Cillo's address is 18828 Wibledon Circle, Lutz, Florida 33549. Mr. Inzer also purports to control these two entities.

    (6) The pro forma ownership column illustrates the percentage ownership of the Company's directors, executive officers and significant beneficial owners assuming that one or more recipients of this prospectus elects to exchange his or her shares of our common stock and Class A preferred stock for Class B preferred stock. During 1999, we entered into purchase agreements with Prime Equities Group, Inc. in which we granted Prime Equities the right to purchase additional shares of our common stock at a purchase price of $0.05 per share if Prime Equities ownership of our capital stock was diluted below their percentage ownership based on the number of shares it purchased under these purchase agreements. In the lawsuit we brought against Joseph Cillo, et. al. in Hillsborough County, Florida, we contest the validity and enforceability of these purchase agreements with Prime Equities. Prime Equities purportedly purchased approximately 670,000 shares of our common stock under these agreements and therefore allegedly has anti-dilution rights to the extent its share ownership falls below 1.397%. If any participant in this exchange offer exchanges his or her shares of our common stock and Class A preferred stock for shares of our Class B preferred stock, then such participants will be issued, as a group, a total of 125,307,600 shares of our Class B preferred stock, which shares will represent approximately 80% of our issued and outstanding capital stock. However, if the purchase agreements with Prime Equities are determined to be valid and the anti-dilution provisions in such agreements are determined to be enforceable, Prime Equities, as a result of the issuance of our Class B preferred stock, will be entitled to purchase 1,549,317 shares of our common stock at $0.05 per share. This additional issuance of our common shares would reduce the ownership percentage of holders of our Class B preferred stock from approximately 80% to 78.88%. If Prime Equities exercises its rights and purchases all or a portion of such additional shares of common stock, we will issue additional shares of Class B preferred stock proportionately to the Class B preferred stock holders to ensure that their ownership percentage remains, in the aggregate, at approximately 80%.

                       DESCRIPTION OF INDENTURE AND NOTES


GENERAL


    The notes will be issued under the indenture between   , as trustee, and us
dated    2001. The indenture is by its terms subject to and governed by the
Trust Indenture Act of 1939. You may obtain copies of the indenture from the corporate office of the trustee or from us upon request.


PRINCIPAL, INTEREST AND MATURITY


    Payment of principal and interest on the notes is scheduled to be made in
equal annual installments commencing on    , 2003 and continuing thereafter on
each until the notes plus accrued interest are paid in full. Interest on the notes will accrue at ___ % per annum and will compound annually. The term of the notes will vary between five (5) and fifteen (15) years depending on the aggregate principal amount of notes issued as illustrated in the following chart.



        AGGREGATE AMOUNT OF NOTES ISSUED         COMMENCEMENT OF ANNUAL INSTALLMENT        LAST DATE OF ANNUAL INSTALLMENT
        --------------------------------         ----------------------------------        -------------------------------
        $1,000,000 or less                                                   , 2003                                 , 2005
        $1,000,001 - $5,000,000                                              , 2003                                 , 2008
        $5,000,001 - $10,000,000                                             , 2003                                 , 2010
        $10,000,001 - $20,000,000                                            , 2003                                 , 2012
        $20,000,001 - $30,000,000                                            , 2003                                 , 2015



    The notes are general unsecured obligations.





FORM, AGENTS, TRANSFER AND EXCHANGE

    The notes will be issued in registered form. Two of our officers must sign each note and an authorized signatory of the trustee must sign the certificate of authentication on each note.


    We will engage an agent to whom the notes may be presented for registration of transfer or for exchange. This person will keep a register of the notes and of their transfer and exchange. We will also engage an agent to whom the notes may be presented for payment. On or prior to each principal and interest payment date, we will deposit with the agent a sum sufficient to pay the principal and interest becoming due. This agent will agree to hold in trust for the benefit of the holders of the notes or the trustee all money that we deposit with it for the payment of principal and interest on the notes, to notify the trustee of any default by us in making the payment and to comply with the provisions of the indenture.

    The notes will be transferable only upon surrender of a note for registration of transfer. The holder may present the note to the appropriate agent with a request to register a transfer or to exchange them for an equal principal amount of notes in other denominations. The agent may charge a reasonable fee for any registration of transfer or exchange.


COVENANTS

         Payment of Notes


    We have agreed to pay the principal of and interest on the notes on the dates and in the manner provided in the notes and in the indenture.


         SEC Reports

    We will file with the trustee within 15 days after we file them with the SEC copies of annual reports, periodic reports and of the information, documents and other reports which we are required to file with the SEC. All quarterly and annual reports which we make available to our shareholders will also be mailed to the holders of the notes.

         Compliance Certificate


    We will deliver to the trustee, within 105 days after the end of each fiscal year, a certificate signed by our principal executive officer, principal financial officer or principal accounting officer as to the that person's knowledge of our compliance with all conditions and covenants contained in the indenture.


         Notice of Certain Events

    We will give prompt written notice to the trustee and any paying agent of any of the following events:

            - A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceedings under the bankruptcy law of the United States, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution;

            -   Any default or event of default under the indenture;



            - Any default in the payment of any principal or interest on any of our obligations which rank senior to our notes or any other type of default under our obligations which rank senior to our notes which permit the holder of such prior obligations to declare such debt due and payable.









SUCCESSORS OF THE COMPANY

    We will not consolidate or merge with or into, or transfer all or substantially all of our assets, to any person or entity unless:


            -   We will be the surviving entity;


            - If we are not the surviving entity, the surviving entity or person assumes by supplemental indenture all of our obligations under the notes and the indenture; and

            - Immediately before and immediately after the transaction, no default exists.

    In the event of any consolidation, merger or transfer of all or substantially all of our assets as described above, the successor corporation formed by the consolidation or into which we are merged or to which a transfer is made, will be obligated and may exercise every right and power which is available to us under the indenture and the notes with the same effect as if such successor corporation had been named in the indenture and the notes.


DEFAULTS AND REMEDIES

         Events of Default


         An event of default under the indenture occurs if:


            - We fail to pay principal and interest payments when the same are due and payable and we continue to fail to make payments for a period of 30 days;

            - We fail to comply with any of our other agreements in the notes or the indenture and (i) the trustee notifies us or (ii) the holders of at least 25% in the principal amount of the notes notify us and the trustee of such failure and we do not cure such failure or it is not waived within 60 days after receipt of notice;

            - We commence a voluntary case, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian for all or substantially all of our property, or make a general assignment for the benefit of our creditors, as such terms are understood under the United States federal bankruptcy laws; or
            - A court of competent jurisdiction enters a order or decree under the United States federal bankruptcy laws that is for relief against us in a voluntary case, appoints a custodian of us or for all or substantially all of our property, or orders us to liquidate and the order and decree remains unstayed and in effect for a 60 days.




         Acceleration and Other Remedies


    If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the notes by notice to us and the trustee, may declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such declaration, the principal and interest shall be due and payable immediately. In addition, if an event of default occurs and is continuing, the trustee may pursue any available remedy to collect the payment of principal and interest on the notes or to enforce any provision of the notes or the indenture.


         Waiver of Past Defaults

    Holders of a majority of the principal of the notes by notice to the trustee may waive an existing default and its consequences except for

            - a default in the payment of principal of and interest on the notes; or

            - a default with respect to the provision of the indenture or notes that provides that the indenture cannot be amended without the consent of each holder of the notes affected by such amendment.


         Limitation on Suits


    A holder of a note may pursue a remedy with respect to the indenture or the notes only if:

            - The holder gives notice to the trustee of a continuing event of Default;
            - Holders of at least 25% in principal amount of the notes make a request to the trustee to pursue the remedy;
            - The trustee either (i) gives to such holders notice it will not comply with the request or (ii) does not comply with the request within 30 days after the receipt of the request; and
            - The holders of a majority in principal amount of the notes do not give the trustee directions inconsistent with the request prior to the earlier date, if ever, on which the trustee delivers a notice or the expiration of the period described in the immediately preceding paragraph.

         Priorities


    After an event of default, any money or other property distributable in respect of our obligations under the indenture will be paid in the following order:

            - First, to the trustee for amounts due under the provisions of the indenture regarding trustee compensation;

            - Second, to the holders of our debt which ranks senior to our notes;


            -   Third, to the holders for amounts due and unpaid on the notes;
                and


            -   Fourth, to us.


AMENDMENTS


    Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in the aggregate principal amount of the outstanding notes; provided however, that no modification or amendment may, without the consent of the holders of all outstanding notes, be affected to:


            - Reduce the amount of the aggregate principal amount of notes whose holders must consent to an amendment;
            - Reduce the interest on or change the time for payment of interest on the notes;
            -   Reduce the principal of or change the maturity of any note;
            - Make any note payable in money other than that stated in the note;

            - Make any change in the provisions of the indenture regarding the holders' rights to:

                -   Waive past defaults;
                -   Receive payment of principal and interest; or

                - Approve or reject amendments or modifications to the indenture which require the consent of each affected holder.
            - Make any change in the subordination provisions of the indenture which adversely affects the rights of any holder.


    However, without the consent of any holder, the trustee and we may amend or supplement the indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes in the case of a merger or consolidation or any other amendment or supplement that does not adversely affect the rights of the holders of the notes.


SATISFACTION AND DISCHARGE OF THE INDENTURE


    If we have paid or caused to have paid the principal of and interest on the notes when due or all outstanding notes, except lost, stolen or destroyed notes which have been replaced or paid, have been delivered to the trustee for cancellation, the indenture will cease to be of further effect as to all outstanding notes thereunder, except as to:


        -   Rights of registration of transfer and exchange;
        - Rights of holders of notes to receive payment of principal and interest on the notes;

        - Rights obligations and immunities of the trustee under the indenture; and


        - Rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them.

TRUSTEE



    The indenture provides that, except during the continuance of an event of default, the trustee will perform the duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of the persons owns affairs.



    The indenture and the provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates, provided however, that if it acquires any conflicting interest as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.


GOVERNING LAW


    The indenture and the notes are governed by the laws of the State of
__________.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    We have 500,000,000 shares of authorized capital stock, including 300,000,000 shares of common stock, no par value per share, and 200,000,000 shares of preferred stock, $0.10 par value per share. 40,000,000 shares of the preferred stock have been designated Class A preferred stock and 130,000,000 shares of the preferred stock have been designated Class B preferred stock. As of September 30, 2000, 11,499,214 shares of common stock, and 36,461,749 shares of Class A preferred stock and no shares of Class B preferred stock were outstanding. Our Second Amended and Restated Articles of Incorporation and Bylaws are included as exhibits to the registration statement of which this prospectus is a part. Each of these documents contains more specific information regarding shareholder rights. The following discussion sets forth the material features of our capital stock.


COMMON STOCK


    The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and will vote together with the holders of our Class A preferred stock and Class B preferred stock as one class. The holders of common stock are entitled to receive proportionately any dividends that may be declared by the board of directors, subject to preferential dividends rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately any of our assets remaining after payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

    Our board of directors has the authority, without action by the shareholders, to designate and issue up to 30,000,000 shares of preferred stock in one or more classes. Our board also has the authority to designate the dividend rate, voting rights and other rights, preferences and restrictions of each class, any or all of which may exceed those of the common stock.

    One of the effects of undesignated preferred stock may be to enable the board of directors to discourage an attempt to obtain control of us via a tender offer, proxy contest, merger or other means. Another effect is to protect the continuity of management. The issuance of shares of preferred stock may adversely affect the rights of holders of common stock. For example, preferred stock we issue may rank prior to the common stock as to dividend rights, liquidation preferences or both. The preferred stock also may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock.

CLASS A PREFERRED STOCK

    The rights, preferences and privileges of the Class A common stock are summarized below:

             Voting Rights:         The holders of the Class A preferred stock
                                    have the same voting power as the holders of the common stock and vote with the common stock and Class A preferred stock as one class.



             Dividends:             The holders of the Class A preferred stock
                                    are entitled to receive dividends ratably at a per annum rate of 8% of their liquidation value of the shares, if declared by the board of directors, before any payment of any dividend on the common stock. The liquidation value is $0.10 per share. This dividend preference is not cumulative



             Liquidation Rights:    If we liquidate, dissolve or wind up, the
                                    holders of the Class A preferred stock will be paid up to $0.10 per share. This amount, if any, will be paid out of our assets before holders of common stock are paid, but after the full preferential amount is paid to the holders of Class B preferred stock.
                                    If the assets and funds distributed to the Class A preferred stock are not sufficient to pay these holders their full preferential amounts, then assets and funds will be distributed ratably among the Class A holders only. The liquidation value of the Class A preferred stock will be appropriately adjusted if we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.



           Optional Conversion:     Each share of Class A preferred stock may be
                                    converted at the option of the holder into shares of common stock based on the then applicable conversion rate. The initial conversion rate is 1 to 1, meaning that one share of Class A preferred stock may be converted into one share of common stock.
                                    The number of shares of common stock into which shares of Class A preferred stock may be converted will be appropriately adjusted in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.



           Mandatory Conversion:    Each share of Class A preferred stock will
                                    be automatically converted into shares of common stock based on the then applicable conversion rate immediately upon (1) the closing of a public offering of our common stock pursuant to an effective registration statement under the Securities Act for our account in which we receive gross cash proceeds of at least $10,000,000, (2) any transaction or series of transactions
                                    (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of our outstanding voting securities or (3) the sale of all or substantially all of our assets of our Company.


CLASS B PREFERRED STOCK

    The rights, preferences and privileges of the Class B preferred stock are summarized below:

           Voting Rights            The holders of the Class B preferred
                                    stock have the same voting power as
                                    the holders of the common stock and will vote with the Class A preferred stock and common stock as one class.


           Dividends:               The holders of the Class B preferred stock
                                    are entitled to receive dividends ratably at a per annum rate of 8% of the liquidation value of the shares, if declared by our board of directors, before any payment of any dividend on the common stock or Class A preferred stock. The liquidation value is $0.10 per share. The dividend preference will be noncumulative.



           Liquidation Rights:      If we liquidate, dissolve or wind up, the
                                    holders of the Class B preferred stock will be paid up to $0.10 per share. This amount, if any, will be paid out of our assets before holders of common stock or Class A preferred stock are paid. If the assets and funds distributed to the Class B preferred stock are not sufficient to pay these holders their full preferential amounts, then assets and funds will be distributed ratably among the Class B holders only. The liquidation value of the Class B preferred stock will be appropriately adjusted if we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.


           Optional Conversion:     Each share of Class B preferred stock may be
                                    converted at the option of the holder into shares of common stock based on the then applicable conversion rate. The initial conversion rate is 1 to 1, meaning that one share of Class B preferred stock may be converted into one share of common stock.
                                    The number of shares of common stock into which shares of Class B preferred stock may be converted will be appropriately adjusted in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.

           Mandatory Conversion:    Each share of Class B preferred stock will
                                    be automatically converted into shares of common stock based on the then applicable conversion rate immediately upon (1) the closing of a public offering of our common stock pursuant to an effective registration statement under the Securities Act for our account in which we receive gross cash proceeds of at least $10,000,000, (2) any transaction or series of transactions
                                    (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of our outstanding voting securities or (3) the sale of all or substantially all of our assets.

    Holders of our common stock, Class A preferred stock and Class B preferred stock will be entitled under Florida law to vote as separate classes in certain circumstances. These circumstances include an amendment to our articles which would increase or decrease the aggregate number of authorized shares of a class, effect an exchange of shares of one class into shares of another class, or change the designation, rights, preferences or limitations of all or part of the shares of the class.


                                    EXPERTS

    Our financial statements in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Pender Newkirk & Company, CPAs and are included herein in reliance upon its authority as an expert in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    The validity of the Class B preferred stock will be passed upon by Bush, Ross, Gardner, Warren & Rudy, P.A. The material tax consequences will be passed upon by Paul, Hastings, Janofsky & Walker LLP.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to this exchange offer. While the prospectus, which forms a part of the registration statement, contains the information that we believe is material relative to the rescission offer, it does not contain all of the information set forth in the registration statement. Copies of the registration statement may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. The Securities and Exchange Commission maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC. The address of such site is http://www.sec.gov.

                                   APPENDIX A

                             LETTER OF TRANSMITTAL


                                 for Tender of
       Common Stock and Class A Preferred Stock in Exchange for Unsecured
                  Installment Notes or Class B Preferred Stock
                                       of



                     UNITED STATES TELECOMMUNICATIONS, INC.
-------------------------------------------------------------------------------
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                TAMPA, FLORIDA TIME, ON ____________ ___, 2001,
           UNLESS EXTENDED BY UNITED STATES TELECOMMUNICATIONS, INC.
-------------------------------------------------------------------------------


                 The Exchange Agent for the Exchange Offer is:

                                [-------------]

    By Mail:                         By Hand:             By Overnight Courier:
   [address]                        [address]                   [address]
    Facsimile Transmission:                               Confirm by Telephone:





    YOU MUST DELIVER THIS LETTER OF TRANSMITTAL TO ONE OF THE ABOVE ADDRESSES. IF YOU DO NOT DELIVER IT AS INSTRUCTED, WE WILL NOT BE REQUIRED TO ACT ON YOUR REQUEST.



    You acknowledge receipt of our Prospectus dated _________ __, 2001 which, together with this letter of transmittal, is our offer to exchange shares of our common stock and Class A preferred stock that you hold for our unsecured installment notes or shares of our Class B preferred stock.



     If you exchange your shares of common stock and Class A preferred stock for notes, you will receive notes with a principal amount equal to the purchase price that you paid for your shares of common stock and Class A preferred stock (or for units in our predecessor companies). The notes will be issued in denominations of $1,000. To determine the amount of notes to be issued, your purchase price will be rounded to the nearest thousand.



     If you exchange your shares of common stock and Class A preferred stock for shares of Class B preferred stock, then you will receive a certain number of shares of Class B preferred stock for every $1.00 you paid for shares of common stock and Class A preferred stock (or for units in our predecessor companies). As a group, holders of our common stock and Class A preferred stock who exchange their securities for shares of our Class B preferred stock will own approximately 80% of our issued and outstanding capital stock immediately after the exchange offer. This number will be equal to 125,307,600 divided by the aggregate purchase price paid for shares of common stock and Class A preferred stock (or units of our predecessor companies) by those recipients of the Prospectus who exchange their securities for shares of Class B preferred stock.



     If you do not act to exchange your shares of common stock and Class A preferred stock on or before ______________, 2001, the expiration date, we will assume that you have rejected this exchange offer and you will continue to hold shares Common Stock and Class A Preferred Stock.



    If you choose to exchange your shares of common stock and Class A preferred stock for our notes or Series B preferred stock under this exchange offer, you must deliver your shares with this letter of transmittal to the exchange agent at the address specified above before the close of business on _________, 2001, the expiration date. You may change your mind and withdraw your shares at any time prior to 5:00 p.m., Tampa, Florida time, on the expiration date by sending the exchange agent at the address specified above a facsimile transmission or letter that lists your name, the number of shares of common stock and Class A preferred stock that you delivered for exchange and a statement that you are withdrawing your shares from the exchange offer.

    You may not exchange a portion of your shares of common stock and Class A preferred stock for the notes or a portion of your shares for shares of our Class B preferred stock. In addition, you may not withdraw a portion of your shares of common stock and Class A preferred stock that you deliver to the exchange agent. If you withdraw your shares, you must withdraw all shares previously delivered.

    You must check the appropriate box below and sign this letter of transmittal to indicate the action you desire to take with respect to the exchange offer.


    PLEASE READ THE ENTIRE LETTER OF TRANSMITTAL AND THE PROSPECTUS CAREFULLY BEFORE CHECKING ANY BOX BELOW. YOU MUST FOLLOW THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL. QUESTIONS AND REQUESTS FOR ASSISTANCE, OR FOR ADDITIONAL COPIES OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL, MAY BE DIRECTED TO THE EXCHANGE AGENT.


[] CHECK HERE IF YOU ARE DELIVERING ALL OF YOUR SHARES OF COMMON STOCK AND CLASS A PREFERRED STOCK FOR OUR NOTES AND COMPLETE THE FOLLOWING:


    Name of Registered Holder(s): _____________________________________________


[] CHECK HERE IF YOU ARE DELIVERING ALL OF YOUR SHARES OF COMMON STOCK AND CLASS A PREFERRED STOCK IN EXCHANGE FOR OUR SHARES OF CLASS B PREFERRED STOCK AND COMPLETE THE FOLLOWING:


    Name of Registered Holder(s): _____________________________________________

[]  CHECK HERE IF THE EXCHANGE OFFER IS REJECTED:

    Name of Registered Holder(s): _____________________________________________


List below all shares of common stock and Class A preferred stock that you own and desire to exchange. If the space provided below is inadequate, please list the certificate numbers and purchase price amounts on a separate sheet, sign it and attach the additional sheet or sheets to this letter of transmittal. In addition, please attach proof that the entire purchase price for our shares (or units in our predecessor companies) was paid in full. This proof may be in the form of a copy of a cancelled check. You may have paid the purchase price in either cash or property. If you paid in property, the price you paid will be considered to be the fair market value of such property at the time of the sale. We may require additional proof if the proof you provide is not reasonably satisfactory to us.




                         DESCRIPTION OF SHARES TENDERED


                  -----------------------------------------------------------------------------------------------

                   Name(s) and Addresses of Registered                                  Purchase Price for Number
                                Holder(s)                Certificate                    of Shares Represented by
                            (Please fill in)              Number(s)  Number of Shares   Certificate
                  -----------------------------------------------------------------------------------------------
                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------

                  -----------------------------------------------------------------------------------------------
                                                         Total
                  -----------------------------------------------------------------------------------------------


     Please use this letter of transmittal if certificates for our common stock and Class A preferred stock are to be exchanged for our notes or shares of our Class B preferred stock.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:


    I hereby tender to United States Telecommunications, Inc. all of my shares of common stock and Class A preferred stock under the terms and subject to the conditions contained in the prospectus dated _____________, 2001 and the letter of transmittal. Subject to, and effective upon, acceptance by UST of my shares of common stock and Class A preferred stock delivered to UST with this letter, I hereby exchange, assign and transfer to, or upon the order of, UST all right, title and interest in and to such shares. I hereby irrevocably constitute and appoint the exchange agent as the my true and lawful agent and attorney-in-fact (with full knowledge that this exchange agent acts as my agent in connection with the exchange offer) to cause my shares of common stock and Class A preferred stock to be assigned, transferred and exchanged. I represent and warrant that

         -- I have full power and authority to tender, exchange, assign and transfer my shares of common stock and Class A preferred stock and to acquire the notes or shares of Class B preferred stock, whichever is applicable, issuable upon the exchange of my tendered shares of common stock and Class A preferred stock, and

         -- when the common stock and Class A preferred stock are accepted for exchange, UST will acquire good and unencumbered title to the tendered shares of common stock and Class A preferred stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. I also warrant that I will, upon request, execute and deliver any additional documents that UST requests to complete the exchange, assignment and transfer of my tendered shares of common stock and Class A preferred stock.



         All authority conferred in this letter or agreed to be conferred shall survive my death, bankruptcy or incapacity, and my obligations in this letter shall be binding upon my heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and any other of my legal representatives. Shares of my common stock and Class A preferred stock may be withdrawn at any time prior to 5:00 p.m., Tampa, Florida time, on the _____________, 2001, expiration date, by following the procedures set forth below.



    Certificates for all notes and Class B preferred stock delivered in exchange for shares of my common stock and Class A preferred stock shall be delivered to me at the address shown below my signature.

                         TENDERING HOLDER(S) SIGN HERE


                                                      -------------------------

                                                      -------------------------
                                                      Signature(s) of Holder(s)



Date: ____________________, 2001

(Must be signed by registered Holder(s) exactly as name(s) appear(s) on certificate(s) for shares of common stock and Class A preferred stock or by any person(s) authorized to become registered holder(s) by endorsements and documents transmitted with this letter of transmittal. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please show the full title of such person.) See Instruction 3.



                                                Name(s):
                                                         ----------------------

                                                         ----------------------


Capacity
(full title):
              -----------------------------------------------------------------
Address:

Area Code and
Telephone No.:
              -----------------------------------------------------------------

Address:
(Including Zip Code):
                      ---------------------------------------------------------

Tax Id.  No.:
              -----------------------------------------------------------------


                           GUARANTEE OF SIGNATURE(S)
                        (IF REQUIRED SEE INSTRUCTION 3)

Authorized Signature:
                      ---------------------------------------------------------

Name:
      -------------------------------------------------------------------------

Title:
       ------------------------------------------------------------------------

Address:
         ----------------------------------------------------------------------

Name of Firm:
              -----------------------------------------------------------------

Area Code and Telephone No.:
                             --------------------------------------------------

Dated: ___________________ , 2000

-------------------------------------------------------------------------------------------------------------------

              PAYOR'S NAME: UNITED STATES TELECOMMUNICATIONS, INC.
-------------------------------------------------------------------------------------------------------------------
SUBSTITUTE  FORM W-9
Department of the        Name     (If joint names, list first and circle the name of the person or entity whose
Treasury                          number you enter in Part I below.)
Internal Revenue
Service

      -------------------------------------------------------------------------------------------------------------

      Business name, if different from above.

      -------------------------------------------------------------------------------------------------------------

      -------------------------------------------------------------------------------------------------------------

      Address

      -------------------------------------------------------------------------------------------------------------

      City, state and zip code

      -------------------------------------------------------------------------------------------------------------

      PART I-Please provide your taxpayer  identification  number ("TIN") in the box at    Social Security Number
      the right.  For  individuals,  this is your  social  security  number.  For other    or Employer
      entities, this is your employer identification number.                               Identification Number
      ------------------------------------------------------------------------------------ ------------------------

      PART II-If exempt  from  backup  withholding,  check the box to the  right.  Also
      provide your TIN in Part I and sign and date this form.                                                 [ ]
      ------------------------------------------------------------------------------------ ------------------------

      PART III-Under penalties of perjury, I certify that:


      1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), AND

      2. I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends; or
             (c) the IRS has notified me that I am no longer subject to backup withholding.

      -------------------------------------------------------------------------------------------------------------
      CERTIFICATION INSTRUCTIONS. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

      The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

      Signature                                                                            Date:
               -----------------------------------                                               ------------------
-------------------------------------------------------------------------------------------------------------------

Note: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER.

                                  INSTRUCTIONS

                    FORMING PART OF THE TERMS AND CONDITIONS
                             OF THE EXCHANGE OFFER


    1. Delivery of this Letter of Transmittal and Certificates. The exchange agent must receive the certificates for all shares of common stock and Class A preferred stock, evidence of the purchase price paid for these shares, a properly completed and signed copy of this letter of transmittal and any other documents required by this letter of transmittal, at any of its addresses listed in this letter of transmittal on or before ________, 2001, the expiration date.



    THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK AND, EXCEPT AS OTHERWISE PROVIDED BELOW, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ALL REQUIRED DOCUMENTS ARE ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE.



    We will not accept any alternative, conditional, irregular or contingent tenders of our shares of common stock or Class A preferred stock. If you tender your shares to us by this letter of transmittal, you will be deemed to have waived any right to receive notice of the acceptance of the shares of common stock and Class A preferred stock for exchange.



    2. No Partial Tenders; Withdrawals. You must either reject the exchange offer or accept it by exchanging all of your shares of common stock and Class A preferred stock for our notes or shares of our Class B preferred stock. You may not exchange a portion of your shares for the notes and a portion for shares of Class B preferred stock. All shares of common stock and Class A preferred stock delivered to the exchange agent will be considered submitted for exchange unless otherwise indicated. To withdraw your shares from the exchange offer, you must forward a written or facsimile transmission notice of withdrawal to the exchange agent, and this notice must be received by the exchange agent at its address before 5:00 p.m., Tampa, Florida time, on _________, 2001, the expiration date. Any such notice of withdrawal must:


       - specify the name of the person who tendered the shares of common stock and Class A preferred stock to be withdrawn;

       - state that all shares previously tendered are to be withdrawn;


       - contain a statement that you are withdrawing your shares from the exchange offer;


       - be signed by you, as the holder of the shares, in the same manner as you originally signed the letter of transmittal that was sent with the shares; and

       - specify the name in which any such shares are to be registered.


    Any shares of common stock and Class A preferred stock that have been submitted but that are not either withdrawn or accepted for exchange will be returned to you without cost as soon as practicable after withdrawal or rejection. Properly withdrawn shares may be resubmitted at any time on or before the business day immediately preceding the expiration date.



    3. Signature on this Letter of Transmittal; Written Instruments and Endorsements; Guarantee of Signatures. If this Letter of Transmittal is signed by the registered holder of the shares of common stock and Class A preferred stock delivered with this letter of transmittal, the signature must correspond exactly with the name as written on the face of certificates without any change whatsoever.



    If your deliver shares of common stock and Class A preferred stock that are registered in your name, and the notes or shares of Class B preferred stock to be issued in exchange for your shares are to be issued in your name, your signature does not need to be guaranteed. In any other case, the shares of common stock and Class A preferred stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and signed by the registered holder of the shares, with signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.



    If the newly issued notes or shares of Class B preferred stock or, on the other hand, the shares of common stock and Class A preferred stock not exchanged are to be delivered to an address other than that of the registered holder appearing on the stock register for the shares of common stock and Class A preferred stock, the signature in the Letter of Transmittal must be guaranteed as described in the previous paragraph.



    Endorsements on certificates or signatures on separate written instruments of transfer or exchange required by this Instruction 3 also must be guaranteed.



    If any of the shares of common stock and Class A preferred stock delivered are owned of record by two or more joint owners, all owners must sign this letter of transmittal.



    If a number of share certificates registered in different names are delivered, you must complete, sign and submit as many separate copies of this letter of transmittal as there are different registrations of the shares.



     When this letter of transmittal is signed by the registered holder or holders of shares of common stock and Class A preferred stock listed and delivered by this letter of transmittal, no endorsements of certificates or separate written instruments of transfer or exchange are required.



    If this letter of transmittal is signed by a person other than the registered holder or holders of the shares of common stock and Class A preferred stock listed, the delivered shares must be endorsed or accompanied by separate written instruments of transfer or exchange in form satisfactory to us and signed by the registered holder or holders, in either case signed exactly as the name of the registered holder appears on the shares of common stock and Class A preferred stock delivered.



    If this letter of transmittal, any certificates or separate written instruments of transfer or exchange are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should show the capacity in which they are signing, and, unless waived by UST, provide proper evidence of their authority so to act.



    4. Transfer Taxes. We will pay all transfer taxes, if any, applicable to the exchange of shares of common stock and Class A preferred stock pursuant to the exchange offer. If, however, certificates representing newly issued notes, newly issued shares of Class B preferred stock or shares of common stock and Class A preferred stock not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the shares delivered, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the delivering holder. If satisfactory evidence of payment of such taxes or exemption from the payment of taxes is not submitted with this letter of transmittal, the amount of such transfer taxes will be billed directly to the delivering holder.



    Except as provided in this Instruction 4, transfer tax stamps do not need to be affixed to the shares of common stock and Class A preferred stock listed in this letter of transmittal.



    5. Waiver of Conditions. We reserve the right to waive, in whole or in part, any of the conditions to the exchange offer set forth in the prospectus or in this letter of transmittal.



    6. Mutilated, Lost, Stolen or Destroyed Certificates. Any holder whose shares of common stock or Class A preferred stock have been mutilated, lost, stolen or destroyed should contact the exchange agent at the address indicated above for further instructions.



    7. Requests for Assistance or Additional Copies. Questions relating to the procedure for delivery and other questions relating to the exchange offer, as well as requests for assistance or additional copies of the prospectus and this letter of transmittal, may be directed to the exchange agent at the address and telephone number set forth above and in the prospectus.



    8. Irregularities. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of letters of transmittal or shares of common stock and Class A preferred stock will be resolved by us. Our determination will be final and binding. We reserve the right to reject any or all letters of transmittal or deliveries that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions as to the particular shares of common stock and Class A preferred stock covered by any letter of transmittal or delivered. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in deliveries or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer shall be final and binding.

    9. Tax Identification Number. Federal income tax law requires that a holder of any shares of common stock and Class A preferred stock that are accepted for exchange must provide us (as payor) with its correct taxpayer identification number ("TIN"), which, in the case of a holder who is an individual, is his or her social security number. If we are not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service. (If withholding results in an overpayment of taxes, a refund may be obtained.) Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements; however, these holders should still submit the Substitute Form W-9.



    To prevent backup withholding, each tendering holder must provide a correct TIN by completing the Substitute Form W-9 included in this letter of transmittal, certifying that the TIN provided is correct (or that such holder is awaiting a TIN), and that



    - the holder is exempt from back up withholding,
    - the holder has not been notified by the Internal Revenue Service that such holder is subject to backup withholding as a result of failure to report all interest or dividends or
    - the Internal Revenue Service has notified the holder that such holder is no longer subject to backup withholding. The Form must be signed, even if the holder is exempt from backup withholding.



    We reserve the right in our sole discretion to take whatever steps are necessary to comply with our obligation regarding backup withholding.


IMPORTANT: THIS LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF (TOGETHER WITH CERTIFICATES FOR SHARES OF COMMON STOCK AND CLASS A PREFERRED STOCK AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                          INDEX TO FINANCIAL STATEMENTS


UNITED STATES TELECOMMUNICATIONS, INC:
    Independent Auditors' Report......................................................................................     F-2
    Balance Sheets as of September 30, 2000 (unaudited), December 31, 1999 and December 31, 1998......................     F-3
    Statements of Operations for the nine months ended September 30, 2000 and 1999
        (unaudited) and the years ended December 31, 1999 and 1998 and the period from
        inception (November 19, 1997) to December 31, 1997............................................................     F-5
    Statements of Changes in Stockholders' Deficit for the nine months ended September 30, 2000
        (unaudited) and the years ended December 31, 1999 and 1998 and the period from inception
        (November 19, 1997) to December 31, 1997......................................................................     F-6
    Statements of Cash Flows for the nine months ended September 30, 2000 and 1999 (unaudited)
        and the years ended December 31, 1999 and 1998 and the period from inception
        (November 19, 1997) to December 31, 1997......................................................................     F-7
    Notes to Financial Statements.....................................................................................     F-9

COMBINED FINANCIAL STATEMENTS OF TEL COM PLUS EAST, L.L.C., TEL
    COM PLUS WEST, L.L.C., AND TEL COM PLUS JACKSONVILLE, L.L.C. Clearwater, Florida:
    Independent Auditors' Report......................................................................................     F-25
    Balance Sheet as of September 30, 1998 and December 31, 1997......................................................     F-26
    Statements of Operations for the period ending September 30, 1998 and the period
        from inception to December 31, 1997...........................................................................     F-27
    Statements of Changes in Members Capital for the period ending September 30, 1998
        and the period from inception to December 31, 1997............................................................     F-28
    Statements of Cash Flows for the period ending September 30, 1998 and the period from
        inception to December 31, 1997................................................................................     F-29
    Notes to Financial Statements.....................................................................................     F-30

                                 (PNCCPAs LOGO)


                          Independent Auditors' Report


Board of Directors
United States Telecommunications, Inc.
Clearwater, Florida

We have audited the accompanying balance sheets of United States Telecommunications, Inc. as of December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997. These financial statements are the responsibility of the management of United States Telecommunications, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Telecommunications, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note B to the financial statements, the Company incurred an operating loss of approximately $8,083,000 and used approximately $2,151,000 of cash in operations during the year ended December 31, 1999. In addition, the Company had negative working capital of approximately $6,667,000 and its liabilities exceeded its assets by approximately $36,800,000 at December 31, 1999. Additionally, the Company is in violation with a consent agreement with the State of Florida Department of Banking and Finance relating to a rescission of securities sold in violation of federal and state securities laws. Further, the Company has not filed all required state and municipal sales and excise tax returns, nor has the company remitted the related payments of these taxes estimated to be approximately $3,683,000 including penalties and interest at December 31, 1999. Also, as further discussed in Note N, the Company could face civil or criminal penalties in California as well as the loss of its California Public Utilities Commission license. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


The accompanying financials statements have been restated for 1999 and 1998 from the financial statements accompanying an S-4 registration statement filed with the Securities and Exchange Commission on October 11, 2000, to reflect a change in the treatment of the rescission liability, as more fully discussed in Note E.


/s/ Pender Newkirk & Company
----------------------------
Pender Newkirk & Company


Certified Public Accountants
Tampa, Florida
July 24, 2000, except for NOTE E as to which the date is November 30, 2000.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                                 BALANCE SHEETS

                                                            September 30,
                                                                2000                    December 31,
                                                             (unaudited)           1999               1998
                                                            -------------      -------------      -------------
ASSETS

CURRENT ASSETS

 Cash (including $50,000 restricted at 1999 and 1998)       $          --      $      56,111      $     627,854

  Accounts receivable, net of allowance for doubtful
    accounts of $1,112,506, $1,297,474, and $2,638,331
    at 2000, 1999, and 1998, respectively                         863,459            887,256          1,015,235

  Agent receivables, net of allowance for doubtful
    accounts of $17,028, $51,260 and $0 at 2000, 1999,
    and 1998, respectively                                        140,102            153,799            132,534

Note receivable                                                   134,269

  Prepaid expenses and other                                       48,561                200              1,400
                                                            -------------      -------------      -------------

  TOTAL CURRENT ASSETS                                          1,186,391          1,097,366          1,777,023
                                                            -------------      -------------      -------------

  Property and equipment, net of accumulated
    depreciation of $390,377, $240,289 and $47,732 at
    2000, 1999 and 1998, respectively                             323,123            457,642            453,530

  OTHER ASSETS

  Licenses, net of accumulated amortization of
    $25,307, $16,577 and $5,108 at 2000, 1999, and
    1998, respectively                                            149,294            158,024            137,633

  Software, net of accumulated amortization of
    $356,895, $216,528, and $57,353 at 2000, 1999,
    and 1998, respectively                                        221,131            303,074            353,351

  Goodwill, net of accumulated amortization of
    $380,163, $237,602, and $47,520 at 2000, 1999,
    and 1998, respectively                                      2,471,061          2,613,622          2,803,703

  Customer base, net of accumulated amortization of
    $633,605, $396,003, and $79,201 at 2000, 1999,
    and 1998, respectively                                        316,803            554,405            871,208

  Deposits                                                        153,816            225,316            204,541

  Other assets                                                     52,451             46,301             28,000
                                                            -------------      -------------      -------------

  TOTAL OTHER ASSETS                                            3,364,556          3,900,742          4,398,436
                                                            -------------      -------------      -------------

TOTAL ASSETS                                                $   4,874,070      $   5,455,750      $   6,628,989
                                                            =============      =============      =============


   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                                 BALANCE SHEETS


                                                                    September 30,
                                                                        2000                      December 31,
                                                                     (unaudited)            1999                1998
                                                                    -------------       -------------       -------------
LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable                                                  $     363,554       $     367,643       $      90,800

  Bank overdraft                                                          245,938                  --                  --

  Accrued liabilities                                                     412,009             491,964             432,822

  Accrued interest                                                        621,718             488,899

  Accrued carrier costs                                                 1,040,567           1,771,365           2,112,027

  Accrued sales tax and penalties                                       4,378,488           3,324,409           1,861,792

  Unearned revenue                                                        267,550             256,034             136,105

  Notes payable and obligations - related party                           179,881             678,886             609,003

  Unit rescission obligation-current                                      107,502             338,252             403,998

  Rescission accrued interest-current                                      70,740                  --                  --

  Line of credit                                                               --              46,481              50,151
                                                                    -------------       -------------       -------------
  TOTAL CURRENT LIABILITIES                                             7,687,947           7,763,933           5,696,698
                                                                    -------------       -------------       -------------

LONG TERM LIABILITIES

  Unit rescission obligation:
    Common stock; no par value; 3,571,244 shares issued
        and outstanding at 2000, 1999, and 1998, respectively
    Preferred stock; $0.10 par value; 12,945,149 shares issued
        and outstanding at 2000, 1999, and 1998, respectively          29,135,642          29,202,942          29,508,644

  Rescission accrued interest                                           7,301,963           5,293,207           2,335,095
                                                                    -------------       -------------       -------------
  TOTAL LONG TERM LIABILITIES                                          36,437,605          34,496,149          31,843,739
                                                                    -------------       -------------       -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
  Preferred stock; $0.10 par value; 200,000,000
    shares authorized; 23,516,600 shares issued
    and outstanding at 2000, 1999, and 1998, respectively               1,572,951           1,572,951           1,572,951

  Common stock; no par value; 100,000,000 shares authorized;
    7,927,970; 7,927,970; 5,984,000 shares issued and
    outstanding at 2000, 1999, and 1998, respectively                          --                  --                  --

  Additional paid in capital                                            5,166,379           4,596,090           2,378,681

  Accumulated deficit                                                 (45,963,812)        (42,946,373)        (34,863,080)
                                                                    -------------       -------------       -------------
                                                                      (39,224,482)        (36,777,332)        (30,911,448)

  Less subscription receivable on common stock                            (27,000)            (27,000)                 --
                                                                    -------------       -------------       -------------

  TOTAL STOCKHOLDERS' DEFICIT                                         (39,251,482)        (36,804,332)        (30,911,448)
                                                                    -------------       -------------       -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $   4,874,070       $   5,455,750       $   6,628,989
                                                                    =============       =============       =============



   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                            STATEMENTS OF OPERATIONS



                                                                                                                  Period From
                                                       Nine Months Ended                                           Inception
                                                          September 30,                   Years Ended            (November 19,
                                                 -----------------------------            December 31,             1997) to
                                                     2000             1999       -----------------------------    December 31,
                                                  (unaudited)     (unaudited)        1999            1998            1997
                                                 -------------   -------------   -------------   -------------   -------------
Sales                                            $  13,359,062   $  15,042,829   $  19,738,566   $   5,066,448   $          --
Cost of sales                                        4,467,211       5,579,939       7,514,529       2,317,945              --
                                                 -------------   -------------   -------------   -------------   -------------
GROSS PROFIT                                         8,891,851       9,462,890      12,224,037       2,748,503              --
Advertising expenses                                   814,458       1,144,516       1,383,815         430,703              --
Depreciation and amortization expense                  681,438         665,605         869,174         215,811              --
Provision for doubtful accounts receivable           3,545,941       6,241,074       7,709,478       1,953,860
General and administrative expenses                  4,532,297       6,193,366       8,283,538       2,517,470            (250)
Impairment loss                                             --              --              --      31,674,670              --
Loss on promoter receivable write off resulting
    from rescission obligation interest              2,079,497       2,221,499       2,958,111         748,459              --
                                                 -------------   -------------   -------------   -------------   -------------
OPERATING (LOSS)                                    (2,761,780)     (7,003,170)     (8,980,079)    (34,792,470)           (250)
Interest expense                                      (255,659)       (196,046)       (361,461)        (70,360)             --
                                                 -------------   -------------   -------------   -------------   -------------
NET LOSS BEFORE INCOME TAXES AND
EXTRAORDINARY  ITEM                                 (3,017,439)     (7,199,216)     (9,341,540)    (34,862,830)           (250)
Income tax benefit                                          --         469,326         469,326              --              --
                                                 -------------   -------------   -------------   -------------   -------------
NET LOSS BEFORE EXTRAORDINARY ITEM                  (3,017,439)     (6,729,890)     (8,872,214)    (34,862,830)           (250)
EXTRAORDINARY ITEM
Extraordinary item, net of
  income tax of $469,326                                    --         788,921         788,921              --              --
                                                 -------------   -------------   -------------   -------------   -------------
NET LOSS                                         $  (3,017,439)  $  (5,940,969)  $  (8,083,293)  $ (34,862,830)  $        (250)
                                                 =============   =============   =============   =============   =============
Per share data:
Basic and diluted loss per share
before extraordinary item                        $       (0.26)  $       (0.66)  $       (0.84)  $       (5.68)  $          --
                                                 =============   =============   =============   =============   =============
Basic and diluted loss per share                 $       (0.26)  $       (0.58)  $       (0.77)  $       (5.68)  $          --
                                                 =============   =============   =============   =============   =============
Weighted average number of common
shares used in basic and diluted loss
per share calculations                              11,499,214      10,236,796      10,560,947       6,140,532              --
                                                 =============   =============   =============   =============   =============


   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

Nine months ended September 30, 2000 (unaudited) and years ended December 31, 1999 and 1998 and period from inception (November 19, 1997) to December 31, 1997

                                            Preferred                        Additional
                                   --------------------------    Common       Paid In    Accumulated   Subscription
                                      Shares        Stock        Shares       Capital      Deficit      Receivable      Total
                                   ------------  ------------ ------------  ------------ ------------  ------------  ------------
Inception, November 19, 1997                 --  $         --           --  $         -- $         --  $         --  $         --
Net loss                                     --            --           --            --         (250)                       (250)
                                   ------------  ------------ ------------  ------------ ------------  ------------  ------------
Balance at December 31, 1997                 --            --           --            --         (250)           --          (250)
Shares issued to founders            18,102,400            --    4,525,600            --           --            --            --
Shares issued to employees
    For services                      1,840,000            --      460,000            --           --            --            --
Shares issued for cash                       --            --      400,000       150,000           --            --       150,000
Acquisitions Transactions of
    Tel Com West                      9,543,810       954,381    2,375,267     2,228,681           --            --     3,183,062
Acquisitions Transactions of
    Tel Com East                      5,726,057       536,957    1,482,005            --           --            --       536,957
Acquisitions Transactions of
    Tel Com Jacksonville              1,249,482        81,613      312,372            --           --            --        81,613
Shares subjected to the rescission  (12,945,149)           --   (3,571,244)
Net loss                                     --            --           --            --  (34,862,830)           --   (34,862,830)
                                   ------------  ------------ ------------  ------------ ------------  ------------  ------------
Balance at December 31, 1998         23,516,600     1,572,951    5,984,000     2,378,681  (34,863,080)           --   (30,911,448)
Shares issued for cash                       --            --    1,070,000       849,500           --            --       849,500
Shares issued for subscription
note receivable                              --            --       27,000        27,000           --       (27,000)           --
 Private placement memorandum
    net of offering costs of
    approximately $10,000                    --            --      446,970     1,340,909           --            --     1,340,909
Shares issued for offering costs             --            --      400,000            --           --            --            --
Net loss                                     --            --           --            --   (8,083,293)           --    (8,083,293)
                                   ------------  ------------ ------------  ------------ ------------  ------------  ------------
Balance at December 31, 1999         23,516,600     1,572,951    7,927,970     4,596,090  (42,946,373)      (27,000)  (36,804,332)
Forgiveness of stockholder note
payable (unaudited)                          --            --           --       570,289                         --       570,289
Net loss (unaudited)                         --            --           --            --   (3,017,439)           --    (3,017,439)
                                   ------------  ------------ ------------  ------------ ------------  ------------  ------------
Balance at September 30, 2000
(unaudited)                          23,516,600  $  1,572,951    7,927,970  $  5,166,379 $(45,963,812) $    (27,000) $(39,251,482)
                                   ============  ============ ============  ============ ============  ============  ============



   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                                                   Period
                                                                                                                    From
                                                          Nine Months Ended                                       Inception
                                                            September 30,                  Years Ended           (November 19,
                                                     ---------------------------           December 31,            1997) to
                                                         2000           1999       ---------------------------   December 31,
                                                     (unaudited)    (unaudited)        1999           1998           1997
                                                     ------------   ------------   ------------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                           $ (3,017,439)  $ (5,940,969)  $ (8,083,293)  $(34,862,830)  $        (250)
  Adjustments to reconcile net loss to net cash
    provided (used) by operating activities
    Depreciation and amortization                         681,438        665,605        869,174        215,811              --
    Loss on promoter receivable                         2,079,497      2,221,499      2,958,111        748,459              --
    Impairment loss                                            --             --             --     31,674,670              --
    Provision for doubtful accounts receivable          3,545,941      6,241,074      7,709,478      1,953,860              --
    Gain from Easy Phone settlement                            --     (1,258,247)    (1,258,247)            --              --
    Note issued for reimbursement of advertising
      expenses                                           (134,269)            --             --             --              --
  Changes in operating assets and liabilities:
    (Increases) decreases in:
    Accounts receivables and agent receivables         (3,508,446)    (6,105,807)    (7,602,766)    (2,411,164)             --
    Deposits and other assets                              16,988        (39,129)       (37,876)      (201,499)             --
    Licenses                                                   --        (34,247)       (31,860)      (142,741)             --
    Increases (decreases) in:
    Accounts payable                                       (4,091)        91,032        276,843         58,355             250
    Accrued liabilities                                   162,062        173,975        548,047        211,971              --
    Accrued carrier costs                                (730,798)       916,133        917,835        721,035              --
    Accrued taxes and penalties                         1,054,079      1,074,132      1,462,365        504,632              --
    Unearned revenues                                      11,517        107,101        119,928        136,105
                                                     ------------   ------------   ------------   ------------   -------------
  Total adjustments to reconcile net loss to net
  cash provided (used) by operating activities          3,173,918      4,053,121      5,931,032     33,469,494
                                                     ------------   ------------   ------------   ------------   -------------
 NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         156,479     (1,887,848)    (2,152,261)    (1,393,336)
                                                     ------------   ------------   ------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash resulting from the acquisition                          --             --             --        296,326              --
  Purchase of software                                    (58,424)      (108,847)      (108,878)      (365,647)             --
  Purchases of property and equipment                     (15,571)      (170,710)      (195,779)      (111,251)
                                                     ------------   ------------   ------------   ------------   -------------
 NET CASH USED BY INVESTING ACTIVITIES                    (73,995)      (279,557)      (304,657)      (180,572)
                                                     ------------   ------------   ------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdraft                                          245,938         34,826             --             --              --
  Payable to Tel Com East, Tel Com West and Tel Com
    Jacksonville                                               --             --             --      1,406,738              --
  Net cash provided (payments) under line of credit       (46,481)        (6,346)        (3,670)        50,151              --
  Net Proceeds from (principal payments on) note          (40,002)        (1,500)        69,883        (41,355)             --
    payable - related
  Proceeds received from the issuance of a note                --             --             --        150,000              --
    payable
  Payments related to the Jacksonville rescission        (298,050)      (321,974)      (371,448)      (120,000)             --
  Payments received on note receivable                         --             --             --        606,228
  Proceeds received from issuance of common stock
    for cash                                                   --      1,834,545      2,190,410        150,000              --
                                                     ------------   ------------   ------------   ------------   -------------
    NET CASH PROVIDED (USED) BY FINANCING
      ACTIVITIES                                         (138,595)     1,539,551      1,885,175      2,201,762              --
                                                     ------------   ------------   ------------   ------------   -------------
NET INCREASE (DECREASE) IN CASH                      $    (56,111)  $   (627,854)  $   (571,743)  $    627,854   $          --
                                                     ------------   ------------   ------------   ------------   -------------

CASH AT BEGINNING OF PERIOD                          $     56,111   $    627,854   $    627,854   $         --              --
                                                     ============   ============   ============   ============   =============
CASH AT END OF PERIOD                                $         --   $         --   $     56,111   $    627,854   $          --
                                                     ============   ============   ============   ============   =============



   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                                 Period From
                                                           Nine Months Ended                                      Inception
                                                             September 30,                 Years Ended          (November 19,
                                                        -------------------------          December 31,           1997) to
                                                           2000          1999       -------------------------   December 31,
                                                        (unaudited)   (unaudited)      1999          1998          1997
                                                        -----------   -----------   -----------   -----------   -----------
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING ACTIVITIES
  On September 30, 1998 the Company acquired the
  asset of Tel Com East, Tel Com Jacksonville and
  Tel Com West (See Note D)
Fair value of assets acquired                           $        --   $        --   $        --   $ 3,446,164   $        --
                                                        -----------   -----------   -----------   -----------   -----------
Net liabilities assumed                                 $        --   $        --   $        --   $35,120,834   $        --
                                                        -----------   -----------   -----------   -----------   -----------
Fair value of common stock issued                       $        --   $        --   $        --   $ 3,801,632   $        --
                                                        -----------   -----------   -----------   -----------   -----------
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  FINANCING ACTIVITIES
  Issuance of stock for a subscription receivable       $        --   $        --   $    27,000   $        --   $        --
                                                        ===========   ===========   ===========   ===========   ===========
  Issuance of stock for acquisitions of Tel Com East,
        Tel Com Jacksonville and Tel Com West           $        --   $        --   $             $ 3,801,632   $        --
                                                        -----------   -----------   -----------   -----------   -----------
  Issuance of 400,000 shares of common stock for
        offering costs                                  $        --   $        --   $        --   $        --   $        --
                                                        -----------   -----------   -----------   -----------   -----------
        Recession obligation interest                   $ 2,199,549   $ 2,221,499   $ 2,958,111   $   748,459   $        --
                                                        -----------   -----------   -----------   -----------   -----------
 Forgiveness of related party note payable              $   570,289   $        --   $        --   $        --   $        --
                                                        -----------   -----------   -----------   -----------   -----------
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid                                         $       760   $     3,086   $     1,606   $       315   $        --
                                                        -----------   -----------   -----------   -----------   -----------


   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A - NATURE OF OPERATIONS

United States Telecommunications, Inc. ("UST" or the "Company") was incorporated on November 19, 1997 under the laws of the State of Florida and began operations during February 1998. The Company is a reseller of local telephone services to consumers with bad credit throughout the United States. The Company's business could be significantly affected by regulatory and legislative developments. Such effects could include increased competition and, as a result, decreased revenues.

On September 30, 1998 (effective as of October 1, 1998) UST purchased the assets and assumed liabilities of Tel Com Plus Jacksonville, L.L.C. ("Tel Com Jacksonville") Tel Com Plus East, L.L.C. ("Tel Com East") and Tel Com Plus West, L.L.C. ("Tel Com West") In connection with the acquisition, unitholders of Tel Com Jacksonville, Tel Com East and Tel Com West received shares of common stock and Class A preferred stock of UST. (See Note F).

Tel Com Florida, L.L.C. which changed its name to Tel Com Plus Jacksonville, L.L.C. on February 28, 1997 was formed on February 6, 1997. Tel Com Plus Miami L.L.C. ("TCM"), which changed its name to Tel Com East on April 9,1998, was formed on April 25, 1997. Tel Com Plus California, L.L.C. ("TCC"), which changed its name to Tel Com Plus West ("Tel Com West") on April 9, 1998, was formed on July 28, 1997.

NOTE B - GOING CONCERN UNCERTAINTY


As indicated in the accompanying financial statements, the Company incurred net losses of $3,017,439 (unaudited) and $8,083,293 and used $156,479 (unaudited) and $2,152,261 of cash to fund operations during the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. At September 30, 2000 and December 31, 1999 the Company had negative working capital of $6,501,556 (unaudited) and $6,666,567, respectively and negative equity of $39,251,482 (unaudited) and $36,804,332, respectively. Additionally, the Company has entered into a Stipulation and Consent Agreement with Final Order dated May 12, 1999 with the State of Florida, Department of Banking and Finance whereby the Company agreed to complete a rescission offer on or before November 30, 1999 with respect to securities of Tel Com East, Tel Com West, and Tel Com Jacksonville sold in violation of Florida securities laws. The Company failed to complete a rescission offer by this deadline and the Department notified the Company on December 7, 1999, that the Company was in violation of the Consent Agreement. Further, the Department indicated that action will be taken against the Company to enforce compliance with the Consent Agreement including a motion to seek receivership of the Company or other remedies. However, the Company does not have sufficient funds available to fund the rescission obligation. Therefore, it is offering eligible shareholders the opportunity to exchange their shares for an installment note or Class B preferred stock. Based on its obligation under the Consent Agreement to make an offer of rescission, the Company has recorded a rescission liability of approximately $30,000,000 plus interest thereon as discussed in Note M. This estimate is based on the purchase price paid for equity units in Tel Com East, Tel Com West and Tel Com Jacksonville by all eligible shareholders. The actual amount of the rescission liability will not be known until the Company makes and completes a rescission offer to all eligible shareholders or the Department of Banking and Finance amends or supplements the Consent Agreement to no longer require the Company to make a rescission offer.



As further discussed in Note N, the Company could face civil or criminal penalties in California as well as the loss of its California Public Utilities Commission license because of the submission of false financial information to the Commission in connection with its application for a license.



The Company is delinquent in its filings of various federal, state, and municipal tax returns and has not remitted all taxes collected. Management has estimated a liability of $4,969,843 (unaudited) and $3,682,909 at September 30, 2000 and December 31, 1999, respectively for un-remitted taxes including penalties and interest. This estimate is based on collected revenues and the applicable tax rates including an estimate for penalties and interest. The Company is currently negotiating with various tax agencies to settle these liabilities. Due to uncertainties in the settlement process, however, it is at least reasonably possible that management's estimate of the outcome will change during the next year. That amount cannot be estimated.


These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern.

Management believes four major steps are important for the Company's future.

- Final settlement of the alleged federal and state violations of the securities laws, which have drained the Company of time and resources;

- Complying with all state and municipal tax reporting requirements and payment of taxes, penalties and interest due;

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE B - GOING CONCERN UNCERTAINTY - continued


- Expansion of the customer base through increased advertising efforts in existing markets and securing new operating licenses and territories; and

-   Securing additional capital to fund future expansion.


Management believes that securing adequate liquidity for the Company is also based on resolution of the four major steps outlined above. If all eligible holders participate in the exchange offer and exchange their shares for notes (described in Note M), the potential liability of the Company under the exchange offer is approximately $30,000,000 plus interest. The amount due under the notes plus interest will be paid over time. Management believes making payments over a period of time in annual installments will ease the financial burden imposed by the notes. However, if a significant number of eligible holders exchange their shares for notes, the likelihood of repayment decreases.



The Company has made non-recurring payments of approximately $814,000 (unaudited) in accounting and legal fees during the period from May 1999 to September 2000 in connection with the preparation and filing of a registration statement with the United States Securities and Exchange Commission. Upon completion of the exchange offer, management anticipates approximately $56,000 per month of additional cash to be available.


In addition, the Company has made monthly payments of approximately $33,000 as part of the rescission offer to unitholders of Tel Com Jacksonville. These payments commenced during September 1998. The majority of these former unitholders are expected to be paid in full by December 2000. This will result in approximately $33,000 per month of additional available cash.


Also, the Company has made improvements in monitoring and reducing costs during the nine months ended September 30, 2000. This has improved the Company's operating margin by 30% during the nine months ending September 30, 2000 compared to the year ending December 31, 1999, and has resulted in net cash provided from operations of $156,479 for the nine months ended September 30, 2000. Further, the Company has used excess cash to reduce past due carrier obligations that are now current, resulting in additional cash to fund operations.



Management believes that with the improvements in the operating margin and the expansion of the customer base, the Company's operating losses could be reduced, and to the extent the Company's business strategy is realized, the Company's operating losses could be eliminated. By eliminating the non-recurring payments and the Tel Com Jacksonville rescission payments and with improvements in the operating cash flow, management believes that this will increase the cash available to service the debt, if any, resulting from the exchange offer, fund tax obligations, fund operations as well as expand the customer base.


The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities which may result from the possible inability of the Company to continue as a going concern.

NOTE C - EXTRAORDINARY ITEM

As discussed in Note M, during the year ended December 31, 1999, the Company entered into a settlement agreement with Easy Phone, Inc. ("Easy"). As a result of the settlement, the Company was released from accrued carrier obligations owed to Easy of $1,315,742 in exchange for approximately 1,900,000 shares of Easy stock and other general releases. The Easy stock given up was held by Richard Pollara and three other employees of the Company. The Company agreed to pay these individuals $57,495 for their shares.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE C - EXTRAORDINARY ITEM - continued

This resulted in an extraordinary gain calculated as follows:

         Release of accrued carrier costs      $ 1,315,742
         Cost of Easy stock purchased              (57,495)
                                               -----------
                                                 1,258,247
         Income tax                                469,326
                                               -----------
         Net extraordinary gain                $   788,921
                                               ===========

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Statements

The financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such date and for such periods. Results of interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts reported in the prior periods have been reclassified to conform with the current period's presentation.

Cash and Cash Equivalents

Restricted cash at December 31, 1999 and 1998 consists of a certificate of deposit held as collateral on the line of credit.

For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Accounts Receivables

Accounts receivable occur solely from sales of telephone services.

Management reserves for all receivable balances that have not been collected within 60 days. Accounts over 90 days are written off. Management determines the reserve based upon reviews of individual accounts, recent loss experience, current economic conditions and other pertinent factors. Allowances for uncollectible billed services are adjusted monthly.

Agent Receivables

The Company has entered into agreements with various agents to receive payments for phone services. The agents are typically check cashing stores, pawnshops, rent-to-own stores and convenience stores. At the time of customer payment to the agent, the Company transfers the receivables from accounts receivable to agent receivable. At the time of agent collection, a commission obligation to the agent is recorded.

Asset Impairment

When the Company has long-lived assets which have a possible impairment indicator, the Company estimates the future cash flows from the operation of these assets. If the estimated cash flows recoup the recorded value of the assets, they remain on the books at that value. If the net recorded value cannot be recovered, the assets are written down to their market value if lower than the recorded value.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of the related assets. Assets held under leasehold improvements are amortized using the straight-line method over the life of the lease or life of the improvement, whichever is less. Major classes of property and equipment and their related lives are as follows:

                                            Life in
              Major Class                    Years
    ---------------------------------       -------
    Leasehold improvements                    3-5
    Furniture, fixtures and equipment         5-7
    Computer equipment                          3
    Equipment                                   5

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

Capitalized License Costs

The Company must obtain a license from each state's public utility commission in which it intends to operate. The requirements for these certificates vary by state, but generally include a demonstration by the Company that it has adequate managerial and technical qualifications to provide the services it proposes. In addition, the Company is required to file a tariff with each state's public utility commission in which it intends to operate. The Company must also file with each state's public utility commission the new or negotiated resale agreement negotiated with the incumbent local exchange carrier.

The direct cost of acquiring the certificates of authority, the tariffs, and the approval of the resale agreements are capitalized and amortized on a straight-line basis over 15 years.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Goodwill and Customer Base

Goodwill is the difference between the purchase price paid and liabilities assumed over the estimated fair value of assets acquired from Tel Com East, Tel Com Jacksonville and Tel Com West. Goodwill recorded in connection with the acquisition of Tel Com East, Tel Com Jacksonville and Tel Com West amounted to $26,607,226 and is being amortized using the straight-line method over 15 years.


Additional goodwill resulted from the acquisition of the customer base amounted to $8,869,075. This amount is being amortized over three years. On an on-going basis, management reviews recoverability, the valuation and amortization of goodwill. As part of this review, management considers the un-discounted value of the projected future net earnings in evaluating the value of goodwill. If the un-discounted value of the projected future net earnings is less than the stated value, the goodwill would be written down to its fair value.



In October 1998, the Company determined that the goodwill and customer base was impaired. This determination was based on an assessment of the continued operating and cash flow losses of the Company, as well as the recorded maximum liability of approximately $30,000,000 plus interest thereon relating to the Company's rescission obligation under the Consent Agreement with the State of Florida. (See Note M). Due to these factors, the Company recognized an impairment loss of $31,674,670 during October 1998. The amount of the loss recognized was based on an appraisal of the fair value of the Company's assets.


Promoter Receivable


The Company is accruing interest at 8% per annum on the outstanding rescission obligation related to the Tel Com Jacksonville rescission offer. (See Note M). The Company has established a receivable from D&B Holdings, the promoter of these units, for the amount of interest accrued. This receivable is immediately written off since D&B Holdings is no longer in existence.


Software Capitalization

The Company has adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires certain direct development costs associated with internal-use software to be capitalized, including external direct costs of material and services and payroll costs for employees devoting time to the software projects. These costs are amortized over a period of three years beginning when the asset is substantially ready for use. On October 1, 1998 the Company completed the application development stage and upon placing the software in use, began amortizing the capitalized software. The Company capitalized external direct material and service costs of $58,424, $108,847, $108,878, $365,647, and $0 for software costs during the nine months ended September 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997, respectively.

The Company recorded amortization of $140,367, $125,203, $161,003 $2,500 and $0 for the nine months ending September 30, 2000 and 1999 (unaudited) and the years ending December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997 respectively.

Revenue Recognition

Telephone service revenue is recognized at the time when the services are provided. Customers are billed monthly for telephone services. The portion of the monthly billing that relates to the following month's services is recorded as unearned revenue and is recognized as income in the following month when the services are provided.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued


Activation revenue is recognized when the telephone services are applied for and payment is received. The activation fee is charged for the initial set-up and installation of a customer's line. Any excess of the activation revenue over the direct costs related to the activation is amortized over the period the customer uses our services. However, since inception, the Company has not amortized any such excess, because the direct costs of activation approximates the activation revenue.


Advertising

Advertising costs, other than direct response advertising, are expensed as incurred. Costs associated with direct response advertising are capitalized and amortized over the estimated benefit period. During the periods presented, the Company had no direct response advertising costs.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax base of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refunded for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share

Basic earnings (loss) per common share is calculated by dividing net earnings
(loss) by the average number of common shares outstanding during the year. Diluted earnings (loss) per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options. At September 30, 2000 and 1999 (unaudited) and December 31, 1999, 1998, and 1997, there were no dilutive instruments outstanding.

Carrier Contracts

The Company purchases traditional local telephone service from various incumbent local exchange carriers. The provision of telephone service is provided to the Company pursuant to a resale agreement entered into between the Company and each incumbent local exchange carrier. As of September 30, 2000 the Company was authorized to provide residential local telephone service to consumers in 26 states. The Company is presently doing business in 19 states.

Fair Value

The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of cash, accounts receivable, accounts payable and other liabilities are carried at amounts that reasonably approximate their fair values.

Credit Risk

Cash is at risk to the extent that it exceeds Federal Deposit Insurance Corporation ("FDIC") insured amounts (approximately $436,000 at December 31,
1998). To minimize risk, the Company places its cash with high credit quality institutions.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE E - RESTATEMENT


The Company has restated financial information reported for December 31, 1999 and 1998 to reflect a change in its treatment of its obligation under the Florida Consent Agreement to make a rescission offer to certain of its shareholders. (See Note M). In the previously reported financial information accompanying an S-4 registration statement filed with the Securities and Exchange Commission on October 11, 2000, the Company did not record a liability for its rescission obligation under the Consent Agreement, but estimated a contingent liability for the maximum amount of the principal and accrued interest on the notes issued in the exchange offer if all eligible shareholders exchanged their shares for notes. In the restated financial information, the Company has recorded a liability for its maximum rescission obligation under the Florida Consent Agreement. This amount is the aggregate purchase price paid for equity units in Tel Com East, Tel Com West and Tel Com Jacksonville by all eligible shareholders. Under the Consent Agreement, the Company agreed to make a rescission offer with respect to securities of Tel Com East, Tel Com West, and Tel Com Jacksonville that were sold in violation of Florida law. However, the Company does not have sufficient funds available to fund the rescission offer. As a result, the Company is offering to eligible shareholders the opportunity to exchange their shares for either an installment note or Class B preferred stock. The shareholders who accept the Class B preferred stock will receive shares on a pro rata basis that result in such shareholders owning 80% of the outstanding capital stock of the Company. This exchange offer is not a valid rescission offer, and therefore does not satisfy the requirement of the Consent Agreement.


A summary of the significant effects of the restatement is as follows:

Balance Sheet Data:


                                                Year Ended                     Year Ended
                                             December 31, 1999             December 31, 1998
                                        ---------------------------    --------------------------
                                        As previously                  As previously
                                          reported      As restated      reported     As restated
                                        -------------   -----------    -------------  -----------
Unit rescission obligation                    67,300     29,202,942        373,002     29,508,644
Rescission accrued interest                  196,760      5,293,207        152,212      2,335,095
                                         -----------    -----------    -----------    -----------

TOTAL LONG TERM LIABILITIES                  264,060     34,496,149        525,214     31,843,739
                                         ===========    ===========    ===========    ===========
STOCKHOLDERS' EQUITY (DEFICIT)
Accumulated deficit                       (8,714,284)   (42,946,373)    (3,544,555)   (34,863,080)
                                         ===========    ===========    ===========    ===========

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)      (2,572,243)   (36,804,332)       407,077    (30,911,448)
                                         ===========    ===========    ===========    ===========

Statement of Operations Data:


                                                  Year Ended                      Year Ended
                                               December 31, 1999               December 31, 1998
                                         ----------------------------    ----------------------------
                                         As previously                   As previously
                                           reported      As restated       reported      As restated
                                         ------------    ------------    ------------    ------------
Impairment loss                                    --              --       1,088,250      31,674,670
                                         ============    ============    ============    ============
Loss on promoter receivable write off          44,547       2,958,111          16,354         748,459
                                         ============    ============    ============    ============

OPERATING LOSS                             (6,066,515)     (8,980,079)     (3,473,945)    (34,792,470)
                                         ============    ============    ============    ============

NET LOSS BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                       (6,427,976)     (9,341,540)     (3,544,305)    (34,862,830)
                                         ------------    ------------    ------------    ------------

NET LOSS BEFORE EXTRAORDINARY ITEM         (5,958,650)     (8,872,214)     (3,544,305)    (34,862,839)
                                         ============    ============    ============    ============
NET LOSS                                   (5,169,729)     (8,083,293)     (3,544,305)    (34,862,830)
                                         ============    ============    ============    ============
Per share data:
  Basic and diluted loss per share
    Before extraordinary item            $      (0.56)   $      (0.84)   $      (0.59)   $      (5.68)
                                         ============    ============    ============    ============
  Basic and diluted loss per share       $      (0.49)   $      (0.77)   $      (0.59)   $      (5.68)
                                         ============    ============    ============    ============

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE F - ACQUISITION


On October 1, 1998, UST purchased the assets and assumed liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville. The consideration paid by UST in connection with the Acquisition consisted of 4,169,644 shares of common stock of UST and 16,519,349 shares of Class A preferred stock of UST. These shares were distributed to certain holders of units in Tel Com East, Tel Com West and Tel Com Jacksonville.



The total purchase price was approximately $35,476,302. The following are the assets acquired and liabilities assumed:


             Current assets                           $     991,194
             Property and equipment                         376,021
             Other assets                                 1,472,718
             Current liabilities                         (3,925,852)
             Long term liabilities                      (31,194,983)
             Unit holder promissory note                    606,232
                                                      -------------
             Net liabilities assumed                    (31,674,670)
             Value of securities issued                   3,801,632
                                                      -------------
             Intangible assets                        $  35,476,302
                                                      =============

The intangible asset generated from the excess of the purchase price over the net liabilities assumed was allocated $8,869,076 to the customer base and $26,607,226 to goodwill.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE F - ACQUISITION - continued


The following unaudited pro forma consolidated amounts give effect to the acquisition as if it had occurred on January 1, 1997, by consolidating the results of operations of Tel Com East, Tel Com Jacksonville and Tel Com West with the results of UST for the year ended December 31, 1998 and the period from inception (November 19, 1997) to December 31, 1997.




                                                                        1998               1997
                                                                   ---------------     -------------
             Revenues                                              $    16,141,912     $   3,558,018
             Net loss                                                  (24,488,713)      (10,631,935)
                                                                   ---------------     =============
             Net loss per common share                             $         (2.68)
                                                                   ===============
             Weighted average shares used in net loss per
               common share calculation                                  9,138,928
                                                                   ===============



The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the acquisition accounted for as of the date it actually occurred and should not be construed as being representative of future operating results.


NOTE G - NOTE RECEIVABLE


The Company has been disbursing funds for television and radio advertising. During 2000, the Company discovered that some of these funds have not been used. On October 16, 2000 the Company received cash of $24,269 and a 10% per annum, note receivable for $110,000 from the advertising agency. The note specifies monthly payments of $22,000 starting November, 2000 and is personally guaranteed. The overfunded amount of $134,269 was reflected on the statement of operations as a reduction of advertising expenses.


NOTE H - PROPERTY AND EQUIPMENT

                                            September 30,                December 31,
                                                2000            ------------------------------
                                             (unaudited)           1999               1998
                                            -------------       ------------      ------------
    Furniture and equipment                 $      62,209       $     62,209      $     61,631
    Leasehold Improvements                         18,469             18,469            17,567
    Equipment                                     389,310            386,862           253,560
    Computer equipment                            243,512            230,391           168,504
                                            -------------       ------------      ------------
                                                  713,500            697,931           501,262
                                            -------------       ------------      ------------
    Less accumulated
    depreciation                                  390,377            240,289            47,732
                                            -------------       ------------      ------------
                                            $     323,123       $    457,642      $    453,530
                                            =============       ============      ============

Depreciation expense was $150,089, $138,628, $189,817, $83,982 and $0, for the
nine months ending September 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 respectively.

NOTE I - REVOLVING LINE OF CREDIT


During 1998, the Company established a line of credit with Bank of America, which provides for advances up to a maximum of $50,000. Amounts advanced under the line of credit bear interest at 8% and interest payments are due monthly. The line of credit with the bank is secured by a $50,000 certificate of deposit and personally guaranteed by a stockholder of the Company. The amount outstanding on the line was $46,481 and $50,151 at December 31, 1999 and December 31, 1998, respectively. On February 29, 2000 the certificate of deposit was withdrawn and the line of credit was repaid and cancelled.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE I - REVOLVING LINE OF CREDIT - continued

Interest expense on the line of credit was $774, $3,086, $3,615, $2 and $0, for the nine months ending September 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997, respectively.

NOTE J - NOTES PAYABLE AND OBLIGATIONS - RELATED PARTY


The Company held two obligations with Richard Pollara, president of the Company and a significant shareholder of the Company. The obligations are non-interest bearing, however the Company has imputed interest at 8.5% per annum. The obligations outstanding were $459,003 at December 31, 1998. On November 22, 1999 the Company converted these obligations to notes payable. The notes payable bear interest at 8.5% per annum, with the principal due on demand. The notes are unsecured. The outstanding balance was $459,003 at December 31, 1999 and 1998. Interest expense on the above obligations was $0, $29,261, $39,015, $9,754 and $0 for the nine months ending September 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997, respectively. At December 31, 1999, accrued interest on these notes was $111,286. On January 15, 2000 the above notes payable and accrued interest were forgiven and treated as a contribution of capital.

On September 22, 1998 the Company entered into an unsecured promissory note with a shareholder, Joseph Thacker, for $150,000. The note payable bears interest at 10% and was due no later then September 28, 2000. Interest expense on the note payable was $11,250, $11,250, $15,000, $333 and $0, for nine months ending September 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997, respectively. Pursuant to a common stock purchase agreement dated February 1999, Mr. Thacker has an option to accept repayment of the loan in shares of the Company's common stock at a price of $0.50 per share. The Company has disputed the validity of this promissory note in the complaint filed by the Company against Joseph Cillo, et. al. on September 27, 2000 in the Thirteenth Judicial Circuit Court of Hillsborough County, Florida. Mr. Thacker filed suit against the Company on September 20, 2000 for failure to pay principal and interest on the note when due. The outstanding principal balance of $150,000 at September 30, 2000 (unaudited) and December 31, 1999 and 1998 remains unpaid and is due on demand.


In September 1999 the company entered into a settlement agreement with Easy Phone, Inc. (See Note M). In this agreement, the Company promised to pay Mr. Pollara and three employees $57,495 for returning stock that they held in Easy Phone to Easy Phone as consideration for the settlement. The outstanding promise to pay was $0, $26,053 and $0 at September 30, 2000 (unaudited) and December 31, 1999 and 1998, respectively.


During 1999 and 2000, Mr. Pollara and an employee advanced the Company money to fund operating cash shortfalls. The balances owed to Mr. Pollara and the employee at September 30, 2000 (unaudited) and December 31, 1999 and 1998 were $29,881, $43,831 and $0 respectively. There are no formal agreements or repayment terms in connection with these agreements.


The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

NOTE K - STOCKHOLDERS' DEFICIT

On November 2, 1999 the Company increased the par value of its preferred stock from no par to $0.10. The par value has been restated for all periods presented.

Class A Preferred Stock

The holders of Class A preferred stock have voting rights identical to the holders of shares of common stock and are entitled to vote with the holders of shares of common stock as one voting class. The holders of Class A preferred stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor in preference of any dividends paid on shares of the common stock. In the event of the Company's liquidation, dissolution or winding up, the holders of Class

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE K - STOCKHOLDERS' DEFICIT - continued

A preferred stock are entitled to share ratably in all assets remaining after the payment of liabilities. The right of the holders of Class A preferred stock upon our liquidation, dissolution or winding up is in preference to the rights of the holders of the common stock. Holders of Class A preferred stock have no preemptive rights or rights to convert their Class A preferred stock into any other securities. There are no redemption or sinking fund provisions applicable to the Class A preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. This entitlement to dividends is subject to preferences of the Class A preferred stock and of any outstanding shares of any other class of preferred stock that may be issued with dividend preferences. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences on the shares of Class A preferred stock and on any outstanding shares of any other class of preferred stock that may be issued that have liquidation preferences. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities.

During 1998, UST issued an aggregate of 4,525,600 shares of common stock and 18,102,400 shares of Class A preferred stock to its founders. These shares were valued at $0 since the Company was a start up organization.

During 1998, UST issued an aggregate of 460,000 shares of common stock and 1,840,000 shares of Class A preferred stock to employees. These shares were valued at $0 since the Company was a start up organization.

On September 30, 1998, the Company issued 4,169,644 shares of common stock and 16,519,349 shares of Class A preferred stock in connection with the acquisition of Tel Com East, Tel Com West and Tel Com Jacksonville.

On December 23, 1998, UST issued an aggregate of 400,000 shares of Common Stock, at a purchase price of $150,000.

On February 12, 1999, the Company offered up to 1,600,000 shares of common stock at an offering price of $3 per share to private investors. The Company sold 446,970 shares, resulting in net proceeds of $1,340,909 to the Company. The offering was closed during December 1999.

On September 23, 1999 the Company entered into an agreement with Prime Equities Group, Inc. for the issuance of 400,000 shares of the Company's common stock. These shares were issued in exchange for Prime Equities release of UST from any claims it may have had against UST regarding Prime's claims that it was entitled to approximately 2,500,000 shares of common stock of UST. Shares of UST's common stock were allegedly promised to Prime as payment for offering costs incurred by Prime on Tel Com East and Tel Com West unit sales.

During 1999 the Company issued 1,070,000 shares of it common stock for cash of $849,500 to various individuals, pursuant to purchase agreements. Certain purchase agreements grant the holders of these shares the right to purchase additional shares of the Company's common stock at a purchase price of $0.05 per share if their ownership of our common stock was diluted below their percentage ownership based on the number of shares they purchased under these purchase agreements.


During 1999, the Company entered into purchase agreements with Prime Equities Group, Inc. for the sale of 670,000 shares of its common stock in which we granted Prime Equities Group the right to purchase additional shares of the Company's common stock at $0.05 per share to avoid dilution based on the number of shares it purchased under these purchase agreements.


NOTE L - INCOME TAXES

Deferred income tax assets and liabilities at December 31, 1999 and 1998 consist of the following:

                                               1999               1998
                                           -------------      -------------
       Current deferred tax asset          $     498,684      $   1,012,737
       Non-current deferred tax asset         15,621,309         12,219,172
       Valuation allowance                   (16,119,993)       (13,231,909)
                                           -------------      -------------

       Net deferred tax asset              $          --      $          --
                                           =============      =============

The current deferred tax asset results mainly from the provision for doubtful accounts, which is not currently deductible for income tax purposes. The non-current deferred tax asset results from the intangible asset impairment deductible for financial reporting

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE L - INCOME TAXES - continued

purposes not deductible for tax purposes as well as depreciation and amortization expensed for financial reporting purposes in excess of the deduction for income tax purposes and the benefits of net operating loss carryovers available to offset future taxable income. The net deferred tax asset has a 100% valuation allowance recorded against it due to the uncertainty of generating future taxable income.

The Company's income tax benefit differed from the statutory Federal rate of 34% applied to net income before income taxes as follows:

                                                                               December 31,
                                                                         1999               1998
                                                                     -------------      -------------
       Statutory rate of 34% applied to the Company's net loss       $   2,748,320      $  11,853,362
       Decreased (increase) in income taxes resulting from:
         Permanent differences                                            (161,521)            (1,811)
         State income taxes, net of federal tax effect                     301,285          1,380,358
         Income tax effect of extraordinary item                           469,326                 --
         Change in valuation allowance                                  (2,888,084)       (13,231,909)
                                                                     -------------      -------------
       Total income tax benefit                                      $     469,326      $          --
                                                                     =============      =============

At December 31, 1999, the Company has a net operating loss carryforward of approximately $11,621,000, which expires beginning in 2018. The valuation allowance increased by $2,888,084 during 1999.

NOTE M - RESCISSION OBLIGATION


The State of Florida, Department of Banking and Finance entered into a Stipulation and Consent Agreement (the "Consent Agreement") with Final Order dated May 12, 1999 with the Company, Tel Com East, Tel Com West, Tel Com Jacksonville. The Agreement relates to the sale of securities of Tel Com East, Tel Com West, Tel Com Jacksonville, which securities were offered and sold and were subsequently exchanged for shares of the Company's common stock and Class A preferred stock in violation of federal and state securities laws. In the Agreement, the Company, as legal successor to Tel Com East, Tel Com West and Tel Com Jacksonville, admitted that the predecessors' securities were sold in violation of the securities laws of the State of Florida and agreed to make a rescission offer to certain of its security holders by November 30, 1999. On December 7, 1999, the State of Florida, Department of Banking and Finance notified the Company that it was in violation of the Consent Agreement and that it intended to commence litigation against the Company in order to enforce the provisions of the Agreement. As of November 30, 2000, the Department has not commenced litigation against the Company; however, the Department has informed the Company that it is retaining all options in connection with the default, including an action to enforce the Agreement, a motion to seek receivership of the Company, or other remedies.



Because of the Company's financial condition, it is not able to make a rescission offer pursuant to the terms of the Agreement. Therefore, the Company is offering certain holders of its common stock and Class A preferred stock the right to exchange their purchase of the Company's securities or the securities of one or more of its predecessor entities for the Company's notes or shares of Class B convertible preferred stock. The Company is not making the exchange offer to shareholders who were or are executive officers of the Company, who did not pay cash for his or her securities, or who participated in the offer and sale of the securities which are the subject of this exchange.


The Company has recorded the maximum amount of the rescission of approximately $30,000,000, plus interest. The accrued rescission obligation is $29,243,144, $29,541,194 and $29,912,642 at September 30, 2000, and December 31,1999 and
1998, respectively. The accrued rescission obligation interest is $7,443,443, $5,293,207 and $2,335,095 at September 30, 2000, and December 31,1999 and 1998,
respectively. This accrual is based on all eligible shareholders accepting the offer. The exchange offer will have an expiration date that is between thirty and sixty days following the effectiveness of the Company's registration statement filed with the Securities and Exchange Commission.

In early to mid-1998, an offer to repurchase units was made by Tel Com Jacksonville to all the unitholders of Tel Com Jacksonville who had purchased units during 1997. The rescission offer was accepted by 80 unitholders, resulting in a rescission obligation of approximately $995,000, which is included in the above rescission obligation of approximately $30,000,000. The $995,000 represented

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE M - RESCISSION OBLIGATION - continued

the full amount originally paid by the unitholders to the promoter. The Company received $377,301 of the $995,000 from the promoter in 1997. The remaining $617,699 was established as a promoter receivable by Tel Com Jacksonville and was subsequently written off during 1997. All accrued interest on the rescission obligation is offset by a promoter receivable and is immediately written off as uncollectible. Accrued interest was $91,083, $196,760 and $152,212 at September 30, 2000 (unaudited) and December 31, 1999 and 1998, respectively. Accrued interest and the promoter receivable write off was $14,375, $36,326, $44,547, $16,354 and $0, for nine months ending September 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 respectively.

The obligation is being paid out over a period of time by UST, as successor in interest to Tel Com Jacksonville.

At September 30, 2000 (unaudited), the principal balance will be repaid within one year.

NOTE N - COMMITMENTS AND CONTINGENCIES

Operating Leases

As of September 30, 2000 (unaudited), the Company is obligated under non-cancelable operating leases for future minimum rent payments for office space and furniture and equipment as follows:

                2001         $ 36,748
                2002           24,514
                2003            4,241
                             --------
                             $ 65,503
                             ========

Rent expense was $129,774, $139,785, $186,868, $52,640 and $0, for nine months ending September 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 respectively.

Surety Bonds


The Company has eight surety bonds held by Hartford. The bonds have been posted in lieu of required security deposits guaranteeing payment. The surety bonds are for $120,000 related to state licensing bonding requirements and $646,950 related to carrier bonding requirements. As of September 30, 2000 (unaudited) and December 31, 1999 and 1998, there were no amounts outstanding on these bonds. These bonds are personally guaranteed by Mr. Pollara and a shareholder.


Employment Agreement


On October 20, 1998, the Company entered into a five-year employment agreement with the Company's banking administrator. During the first year of employment, the Company will pay the employee $105,200 and thereafter the Company shall raise the salary by 6% annually. If the Company terminates this agreement without cause, the Company would be obligated to pay the entire amount of the agreement.



Liability to Purchasers of Securities in Private Placement


From February 1999 until December 1999, the Company offered common shares to investors at a purchase price of $3.00 per share. At the time of this offering, the Company was advised by former counsel that this offering was exempt under the securities laws. During this offering, the Company sold 446,970 shares of its common stock for an aggregate purchase price of $1,340,909 to purported accredited persons who were already investors in the Company. The Company has been advised by current counsel that this offering did not comply with the securities laws. Therefore, the Company is offering to exchange its notes or shares of its Class B

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE N - COMMITMENTS AND CONTINGENCIES - continued


preferred stock for those previously issued shares of the Company's common stock. This exchange offer may not extinguish any rights that purchasers of common stock in this offering may have under federal and state securities laws.


Litigation

In September 1999, a settlement agreement was reached between Tel Com East, Tel Com West, Richard Pollara, Joseph Cillo, Charles Polley, Easy Phone, Inc. and the Company in connection with the proceeding styled Tel Com Plus West, LLC and Tel Com Plus East, LLC, Plaintiffs v. Easy Phone, Inc. Defendants which was pending in the United States District Court, Middle District of Florida. The parties to this litigation settled on the following terms:


    -   The litigation was dismissed with prejudice.

    - Each party to the litigation released the other parties from any and all claims that were or could have been asserted in this litigation.

    - The Company delivered to Easy Phone, Inc. its Easy Phone, Inc stock certificates.

    - The lawsuit brought by Mr. Pollara, and 2 employees against Easy Phone and Lorrinda Bucchieri and others pending in the state of California was dismissed with prejudice.

    - The Company agreed to indemnify Easy Phone, Inc. from any tax liability of any kind to the States of Florida and California incurred in connection with the use by Tel Com East, Tel Com West or the Company of Easy Phone, Inc.'s public utility commission licensing those states.

In 1999, Travelers Express Company, Inc. brought an action against the Company alleging breach of a buy-pay utility agreement. Pursuant to this buy-pay agreement, the Company's customers could pay for services at a participating Travelers Express. Travelers Express agreed to create certain terminal paying stations where the Company's customers could make their payments. In return, the Company agreed that Travelers Express would be entitled to receive a commission on the money they collected at these terminal paying stations. Travelers Express alleges that the Company breached this buy-pay utility agreement by not paying money owed to them in the amount of approximately $65,000. The Company has counterclaimed for unspecified and, as of the date of this prospectus, undetermined damages arising out of the breach of this agreement. It is the Company's position that Travelers Express did not establish the number of terminal paying stations that they were obligated to do under this agreement. Management intends to vigorously litigate this matter. It is not yet possible to evaluate the likelihood of an unfavorable outcome, or provide an estimate of the potential loss.

The Company entered into arbitration proceedings with MCI Telecommunications Corp. ("MCI") for nonpayment of phone service provided by MCI. The Company disputed the phone usage charge. During 2000, a settlement agreement and release was reached. Based on the settlement agreement reached with MCI, the Company has reserved $152,000 which was to be paid in full by September 15, 2000. As of September 30, 2000 the company has made one payment of $25,000 and the remaining balance of the obligation of $127,000 is in default.

During February 2000 the Company filed a complaint with the California Public Utilities Commission against Pacific Bell for failure to block the Company's customers from making certain toll calls and using certain usage-sensitive calling features, such as directory assistance. The Company has estimated the failure to block these items cost the Company approximately $239,000. It is not yet possible to evaluate the likelihood of a favorable outcome.

On April 13, 2000, a shareholders' derivative action was brought against Mr. Pollara and the Company. The plaintiffs in this action are Prime Equities, Stephen D. Henderson, Joe Thacker, Jr., Kent Lauson, James Gibson, M. T. Wilbanks, and Richard J. Gann d/b/a/ Trinity Alliance. The shareholders allege that Mr. Pollara failed or refused to take action required by the board of directors, such as

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE N - COMMITMENTS AND CONTINGENCIES - continued


providing financial statements to the board of directors and providing directors with a draft of the registration statement to be filed with the SEC. The complaint further alleged that Mr. Pollara has not managed the Company's affairs in the Company's best interest. The complaint seeks actions for damages as a result of the alleged misconduct of Mr. Pollara, seeks equitable relief from the court and seeks specific performance for certain actions. On April 28, 2000, the Company filed a motion to dismiss regarding the shareholder derivative suit. This motion claims that the complaint is deficient in that it does not comply with the statutory requirements of a shareholder derivative action. In addition, the motion asserts that Prime Equities is legally disqualified from bringing a derivative action because it is unfit and unqualified to represent the interest of the shareholders as a whole. The Company intends to vigorously defend the action.

On September 27, 2000, the Company filed a complaint in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County Florida against Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Inc., Raymond Beam and Captive Administrators, Inc. This complaint alleges that the defendants devised and implemented a fraudulent scheme to enrich themselves and their associates by illegally selling at grossly inflated prices using boiler room tactics, securities of the Company. Furthermore, the complaint alleges that the individual defendants defrauded the Company and its shareholders of millions of dollars and fraudulently obtained a large equity stake in the Company. According to the allegations set forth in the complaint, public investors in the Company paid an aggregate purchase price of approximately $30,000,000 for securities in the Company of which only approximately $6,450,000 was ever received by the Company. It is alleged that the remaining $23,550,000 paid by investors was retained by the defendants and other unlicensed brokers and facilitators involved in the fraudulent scheme. The Company further alleges that defendants Joseph Cillo and Richard Inzer, through a series of shell entities and off-shore corporations, granted themselves approximately 10,000,000 shares of the Company's securities, which equate to nearly 22% of the outstanding capital stock of the Company. In addition, the complaint alleges that the individual defendants also caused themselves to serve as incorporators, promoters, officers and directors of the Company and in such capacity owed fiduciary duties of care and loyalty to the Company and its investors. It is alleged that the defendants breached these duties of care and loyalty by engaging in a pattern of deceit and illegal activity to conceal and perpetuate their scheme, by aiding and abetting the illegal offers and sales of the Company's securities and by engaging in self-dealing to enrich themselves and their associates at the expense of the Company and its investors. By this complaint, the Company is seeking the return from defendants of all proceeds and shares in the Company the defendants acquired as a result of their fraudulent scheme, as well as damages to compensate the Company for the liabilities it has and will incur as a direct result of the defendants' wrongful and illegal acts. It is not possible to evaluate the likelihood of a favorable outcome.

On September 20, 2000, Joseph Thacker brought a lawsuit against the Company for failure to pay the principal and interest when due under a promissory note issued by the Company to Mr. Thacker on September 22, 2000. The note is for a principal amount of $150,000 and bears interest at a rate of 10% per annum. Under the terms of the note, the Company was obligated to pay Mr. Thacker the principal amount plus all accrued interest on or before September 28, 2000. The Company is challenging the validity of this promissory note in the complaint it filed against Joseph Cillo, et.al. on September 27, 2000 in state court in Hillsborough County, Florida.


During the course of the Company's internal investigation, it discovered that a letter containing false financial information had been sent to the California Public Utilities Commission to support the Company's application for a certificate of convenience and necessity to provide telephone service in California. In the Company's complaint filed on September 27, 2000 in state court in Hillsborough County, Florida against Joseph Cillo, et al., the Company alleges that Richard Inzer caused the letter to be fraudulently created and forged, or caused to be forged, the signature of the bank's president on such letter. As a result of this submission containing false information to the California Public Utilities Commission, the Company has been informed by legal counsel that it could face civil or criminal penalties as well as loss of its public utility license in California. The Company promptly notified the California Public Utilities Commission of this letter containing false financial information and is currently in negotiations with the commission to resolve this matter.


Securities and Exchange Commission Litigation

The Securities and Exchange Commission brought an action on May 12, 1999 against Tel Com East and Tel Com West. The complaint alleges violation of Sections 5(a), 5(b) and 17(a) of the Securities Act and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 all in connection with the alleged unlawful sales of units of Tel Com East and Tel Com West. The complaint seeks injunctive relief, and disgorgement of "ill-gotten profits and proceeds" of the alleged sales. The Commission has advised the Company that we will be named as a defendant in this action. The outcome of this litigation cannot be predicted. If the Company is named as a defendant and the court does rule against the Company, the Company may be subject to severe civil penalties and other remedies which will have a material adverse effect on the Company's business and financial position.

In the normal course of its business, the Company is subject to litigation. Management, based on discussions with its legal counsel, does not believe any claims, individually or in the aggregate, will have a material adverse impact on the Company's financial position other than disclosed above.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE O - OTHER RELATED PARTY TRANSACTIONS

In December 1997, Easy Phone, Inc. (formerly Easy Cellular, Inc.) redeemed a substantial portion of the shares of its stock held by Richard Pollara, president and a shareholder of UST, in exchange for Easy Phone's interest in Tel Com East, Tel Com West and Tel Com Jacksonville. Subsequent to this redemption, Mr. Pollara was no longer a significant shareholder of Easy Phone, Inc.

On December 30, 1997, Tel Com East, Tel Com Jacksonville and Tel Com West operated under a license agreement with Easy Phone. The agreement allowed Tel Com East, Tel Com Jacksonville and Tel Com West to use the Easy Phone licenses to resell telecommunication services for monthly payments of $20,000.

In January 1997, Tel Com Jacksonville purchased the assets of Montebello Finance, LLC, a Florida Limited Liability Company, for cash of $50,000 and a note payable of $200,000 from Richard Pollara, president of UST. The note payable was paid off during 1998.

The Company had two obligations arising from joint venture agreements entered into between two predecessor entities of the Company and Easy Cellular, Inc. One joint venture agreement was entered into by Tel Com East and Easy Cellular, Inc. on February 28, 1997 whereby Tel Com East agreed to pay Easy Cellular, Inc. $400,000 from the proceeds of the venture. The second joint venture agreement was entered into by Tel Com West and Easy Cellular on July 24, 1997 whereby Tel Com West agreed to pay Easy Cellular approximately $60,000. Mr. Pollara succeeded to the rights of Easy Cellular, Inc. under these joint venture agreements. On January 15, 2000 these obligations were forgiven.

During 1998, the Company entered into oral agreements with Captive Administrators ("Captive"), which is controlled by the Company's former Vice President of Compliance. The agreements stipulated monthly payments of $5,000 to Captive for management fees, monthly payments of between $33,728 and $39,344 for salaries of the president and vice president, and other miscellaneous expenses of the company. This agreement was terminated during December 1999.

Management fee payments of $57,000 and $51,000, salary payments of $459,246 and $250,073 and other expense payments of $6,625 and $728 were made to Captive during the years ended December 31, 1999 and 1998, respectively.

The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

(PNC CPAs Letterhead)


                          Independent Auditors' Report


Board of Directors Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. Clearwater, Florida


We have audited the accompanying combined balance sheets of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. as of September 30, 1998 and December 31, 1997 and the related combined statements of operations, members' capital, and cash flows for the period ended September 30, 1998 and the period from inception (Tel Com Jacksonville - February 28, 1997, Tel Com East - April 25, 1997 and Tel Com West - July 28, 1997) to December 31, 1997. These combined financial statements are the responsibility of the management of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. as of September 30, 1998 and December 31, 1997 and the results of their operations and (Tel Com Jacksonville - February 28, 1997, Tel Com East - April 25, 1997 and Tel Com West - July 28, 1997) cash flows for the period ended September 30, 1998 and the period from inception to December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.



Effective October 1, 1998, all of the assets and liabilities of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. were acquired by United States Telecommunications, Inc. in a transaction accounted for as a purchase. We have audited the financial statements of United States Telecommunications, Inc. for the year ended December 31, 1998 and 1999 and have emphasized in our report dated July 24, 2000 the conditions which raise substantial doubt about its ability to continue as a going concern.


The accompanying financial statements have been restated to reflect a change in the treatment of the rescission obligation, as more fully discussed in Note D.


/s/ Pender Newkirk & Company
----------------------------
    Pender Newkirk & Company



Certified Public Accountants
Tampa, Florida
July 24, 2000, except for Note D, as to which the date is November 30, 2000

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                             COMBINED BALANCE SHEETS

                                     ASSETS

                                                                 September 30,           December 31,
                                                                      1998                   1997
                                                                 -------------          -------------
CURRENT ASSETS
  Cash                                                           $     296,328          $      71,934
  Accounts receivable, net of allowance for doubtful
    accounts of $2,006,732 and $280,916, respectively                  656,680                323,272
  Agent receivable                                                      33,786                 33,102
  Prepaid expenses and Other                                             4,400                  3,979
                                                                 -------------          -------------
    Total current assets                                               991,194                432,287
                                                                 -------------          -------------

PRE BILLED ACCOUNTS RECEIVABLE                                                                147,672
                                                                 -------------          -------------

PROPERTY AND EQUIPMENT, NET                                            376,021                237,000

OTHER ASSETS
  Deposits                                                              13,041                 24,971
  Operating license net of amortization of $0 and
    $4,167 at 1998 and 1997, respectively                                                      95,833
  Software net of amortization of $7,136 and $2,299 at
    1998 and 1997, respectively                                         37,943                  7,753
  Receivable from United States Telecommunications,
    Inc.                                                             1,406,734
  Other                                                                 15,000                 15,000
                                                                 -------------          -------------
      Total other assets                                             1,472,718                143,557
                                                                 -------------          -------------

TOTAL ASSETS                                                     $   2,839,933          $     960,516
                                                                 =============          =============

                        LIABILITIES AND MEMBERS' CAPITAL

CURRENT LIABILITIES
  Accounts payable                                               $      32,445          $      85,915
  Accrued liabilities                                                  220,850                117,513
  Accrued sale tax                                                   1,357,160                443,833
  Accrued carrier charges                                            1,390,742              1,113,460
  Unit Rescission Obligations-current
                                                                       424,298                218,000
  Notes Payable and obligations - related parties                      500,357                613,270
                                                                 -------------          -------------
    Total current liabilities                                        3,925,852              2,591,991
                                                                 -------------          -------------

DEFERRED PRE BILLED ACCOUNTS RECEIVABLE                                                       147,672
                                                                 -------------          -------------

LONG TERM LIABILITIES
  Unit rescission obligation                                        29,608,344              6,682,774
  Unit rescission obligation accrued interest                        1,586,636                366,183
                                                                 -------------          -------------
    Total long term liabilities                                     31,194,980              7,048,957
                                                                 -------------          -------------

COMMITMENTS AND CONTINGENCIES

MEMBERS' CAPITAL                                                   (32,280,899)            (8,828,104)
                                                                 -------------          -------------

TOTAL LIABILITIES AND MEMBERS' CAPITAL                           $   2,839,933          $     960,516
                                                                 =============          =============

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                        COMBINED STATEMENTS OF OPERATIONS


     PERIOD ENDED SEPTEMBER 30, 1998 AND THE PERIOD FROM INCEPTION (TEL COM
        JACKSONVILLE - FEBRUARY 28, 1997, TEL COM EAST - APRIL 25, 1997
              AND TEL COM WEST JULY 28, 1997) TO DECEMBER 31, 1997


                                                   1998            1997
                                               ------------    ------------
          Revenues                             $ 11,075,464    $  3,558,018

          Cost of revenues                        3,436,453       2,098,000
                                               ------------    ------------

            Gross profit                          7,639,011       1,460,018

          Advertising expenses                    1,662,704       1,455,009
          Depreciation and amortization
            expense                                  77,402          73,546
          Provision for doubtful accounts
            receivable                            3,292,145         280,916
          General and administrative expenses     4,952,102       3,570,850
          Impairment loss                           126,721         200,356
          Loss on promoter receivable            18,840,882       6,453,979
                                               ------------    ------------

            Loss from operations                (21,312,945)    (10,574,638)

          Interest expense                         (114,329)        (57,047)
                                               ------------    ------------

          Net loss                             $(21,427,274)   $(10,631,685)
                                               ============    ============

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                COMBINED STATEMENTS OF CHANGES IN MEMBERS CAPITAL

         PERIOD ENDED SEPTEMBER 30, 1998 AND THE PERIOD FROM INCEPTION
    (TEL COM JACKSONVILLE - FEBRUARY 28, 1997, TEL COM EAST - APRIL 25, 1997
             AND TEL COM WEST - JULY 28, 1997) TO DECEMBER 31, 1997

                                        Tel Com       Tel Com        Tel Com                          Unit Holder
                                          East          West       Jacksonville       Members'         Promissory         Members'
                                         Units         Units           Units          Capital             Note            Capital
                                       --------      --------      ------------     ------------      -----------       -----------
Tel Com East units issued
     to founders                            310                                     $     12,499                        $    12,499
Tel Com East units issued
     to founders for license              1,240                                           50,000                             50,000
Tel Com East unit offering                1,805                                        2,777,910      $(2,621,226)          156,684
Tel Com West units issued
     to founders                                        2,200                             12,496                             12,496
Tel Com West units issued
     to founders for license                            8,800                             50,000                             50,000
Tel Com West unit offering                              2,856                          4,167,809       (3,911,345)          256,464
Tel Com Jacksonville units
     issued to founders                                                     96
Tel Com Jacksonville unit
     offering                                                              160           750,000                            750,000
Payments on Tel Com East
     unit holders promissory note                                                                         571,218           571,218
Payments on Tel Com West
     unit holders promissory note                                                                         770,500           770,500
Write off Tel Com East
     uncollectible promissory note                                                                        374,286           374,286
Write off Tel Com West
    uncollectible promissory note                                                                         457,340           457,340
Rescission offering to Tel Com
     East                                  (356)                                        (548,086)                          (548,086)
Rescission offering to Tel Com
     West                                                (238)                          (347,791)                          (347,791)
Rescission offering to Tel Com
     Jacksonville                                                         (160)         (750,000)                          (750,000)

Distributions                                                                            (12,029)                           (12,029)

Net loss                                                                             (10,631,685)                       (10,631,685)
                                       --------      --------      -----------      ------------      -----------      ------------

Balance at December 31, 1997              2,999        13,618               96        (4,468,877)      (4,359,227)       (8,828,104)

 Payments on Tel Com East
      unit holders promissory note                                                                      1,675,721         1,675,721
 Payments on Tel Com West
      unit holders promissory note                                                                      2,077,274         2,077,274
Rescission offering to Tel Com
     East                                (1,449)                                      (2,229,826)                        (2,229,826)
Rescission offering to Tel Com
     West                                              (2,323)                        (3,379,606)                        (3,379,606)

 Distributions                                                                          (169,084)                          (169,084)

 Net loss                                                                            (21,427,274)                       (21,427,274)
                                       --------      --------      -----------      ------------      -----------      ------------


 Balance at September 30, 1998            1,550        11,295               96      $(31,674,667)     $  (606,232)     $(32,280,899)
                                       ========      ========      ===========      ============      ===========      ============


   The accompanying notes are an integral part of these financial statements.

             TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                     AND TEL COM PLUS JACKSONVILLE, L.L.C.
                       COMBINED STATEMENTS OF CASH FLOWS
         PERIOD ENDED SEPTEMBER 30, 1998 AND THE PERIOD FROM INCEPTION
  (TEL COM JACKSONVILLE - FEBRUARY 28, 1997, TEL COM EAST - APRIL 25, 1997 AND
                         TEL COM WEST - JULY 28, 1997)
                              TO DECEMBER 31, 1997


                                                                     1998                 1997
                                                                 ------------         ------------
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss from operations                                     $(21,427,274)        $(10,631,685)
                                                                 ------------         ------------
    Adjustments to reconcile net loss to net cash used
        by operating activities:
           Depreciation and amortization                               77,402               73,546
           Provision for bad debt                                   3,292,145              280,916
           Impairment loss                                            126,721              200,356
           Issuance of units for services                                                   24,995
           Write off of offering costs and imputed interest                                836,263
           Loss on promoter receivable write off                   18,840,882            6,453,979
           Changes in operating assets and liabilities:
               (Increases) decreases in:
                  Accounts receivable and agent receivables        (3,626,238)            (637,289)
                  Prepaid expenses and other assets                    13,543              (43,950)
               Increase (decreases) in:
                  Accounts payable                                    (53,470)              85,915
                  Accrued liabilities                                 103,338              117,513
                  Accrued taxes                                       913,327              443,833
                  Accrued carrier charges                             277,282            1,113,460
                                                                 ------------         ------------
    Total adjustments to reconcile net loss to net cash used
         by operating activities                                   19,964,932            8,949,537
                                                                 ------------         ------------
    Net cash used by operating activities                          (1,462,342)          (1,682,148)
                                                                 ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Montebello finance, LLC                                                    (50,000)
    Purchase of software                                              (35,026)             (10,051)
    Purchases of property and equipment                              (208,612)            (255,711)
                                                                 ------------         ------------
    Net cash used by investing activities                            (243,638)            (315,762)
                                                                 ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Receivable from United States
        Telecommunications, Inc.                                   (1,406,738)
    Payments on note payable - related party                         (148,799)              (9,845)
    Cash received from repayment of non-recourse
        Promissory notes                                            3,752,995            1,341,718
    Cash received from the issuance of units                                               750,000
    Payments on rescission obligation                                 (98,000)
    Distributions to unit holders                                    (169,084)             (12,029)
                                                                 ------------         ------------
    Net cash provided by financing activities                       1,930,374            2,069,844
                                                                 ------------         ------------

NET INCREASE IN CASH                                                  224,394               71,934

Cash at beginning of period                                            71,934
                                                                 ------------         ------------
Cash at end of period                                            $    296,328         $     71,934
                                                                 ============         ============

SUPPLEMENTAL NON-CASH INVESTING ACTIVITIES:
    Promoter receivable for rescission                           $ 18,840,882         $  6,453,979
                                                                 ============         ============

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
    Issuance of a note payable for the purchase of
        Montebello Finance                                       $                    $    200,000
                                                                 ============         ============
    Issuance of obligations for offering costs                   $     35,888         $    423,115
                                                                 ============         ============

    Issuance of a non recourse promissory note
        in exchange for units                                    $                    $  6,945,719
                                                                 ============         ============
    Issuance of a operating license in exchange for units        $                    $    100,000
                                                                 ============         ============
    Issuance of units to founders                                $                    $     24,995
                                                                 ============         ============

SUPPLEMENTAL CASH FLOW INFORMATION
    Interest paid                                                $     14,001         $     23,755
                                                                 ============         ============

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE A - NATURE OF OPERATIONS

Tel Com Plus Florida, L.L.C. ("Tel Com Florida") which changed its name to Tel Com Plus Jacksonville, L.L.C. ("Tel Com Jacksonville") was formed on February 28, 1997, Tel Com Plus Miami L.L.C. ("TCM") was formed on April 25, 1997, and on March 9, 1998 TCM changed its name to Tel Com Plus East, L.L.C. ("Tel Com East") and Tel Com Plus California, L.L.C. ("TCC") was formed on July 28, 1997 and on March 9, 1998 TCC changed its name to Tel Com Plus West, L.L.C. ("Tel Com West") collectively referred to as the "Company".


The Company was a reseller of local telephone services to credit challenged consumers throughout the United States.


As of September 30, 1998 (effective as of October 1, 1998), Tel Com East, Tel Com West and Tel Com Jacksonville, entered into an agreement (the "Agreement") with United States Telecommunications, Inc. ("UST"). The Agreement provided for the transfer and assignment to UST of all the assets and liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville in exchange for shares of common stock and Class A preferred stock of UST. For accounting purposes the acquisition was accounted for under the purchase method.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of Combination


The combined financial statements for the periods ended December 31, 1997 and September 30, 1998 present the accounts of Tel Com Plus East L.L.C., Tel Com Plus West L.L.C., and Tel Com Plus Jacksonville L.L.C. All significant intercompany accounts and transactions have been eliminated. As the companies were under common management, in the same industry, and were merged with United States Telecommunications, Inc, combined financial statements have been presented.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposits and other highly liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Accounts Receivables

Accounts receivable occur solely from sales of telephone services. Management reserves for all receivable balances that have not been collected within 60 days. Accounts over 90 days are written off. Management determines the reserve based upon reviews of individual accounts, recent loss experience, current economic conditions and other pertinent factors. Allowances for uncollectible billed services are adjusted monthly.

Agent Receivable

The Company has entered into agreements with various agents to receive payments for phone services. The agents are typically check cashing stores, pawnshops, rent-to-own stores and convenience stores. At the time of customer payment to the agent, the Company transfers the receivables from accounts receivable to agent receivable. At the time of agent collection, a commission obligation to the agent is recorded.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of the related assets. Assets held under leasehold improvements are amortized using the straight-line method over the life of the lease or life of improvement, whichever is less. Major classes of property and equipment and their related lives are as follows:

                                                      Life in
                           Major Class                 Years
                           -----------                -------
                           Leasehold improvements       3-5
                           Furniture, fixtures and      5-7
                           equipment
                           Computer equipment             3
                           Equipment                      5

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

Revenue Recognition


Revenues are recognized monthly at the time of billing. The customers are billed mid-month for the current months services. Billings were performed under the carrier license name of Easy Cellular, predecessor of Easy Phone, Inc.



Activation revenue is recognized when the telephone services are applied for and payment is received. Any excess of the activation revenue over the direct costs related to the activation revenue is amortized over the period the customer uses the Company's services. The direct costs of activation approximate the revenue resulting in the revenue to be recognized immediately. The activation fee is for the initial set-up and installation of a customer's line.


Cell phone services were provided on a prepaid basis and recorded as deferred revenue. Revenue was recognized when services were performed. Operations ceased during November 1997.

Advertising Costs

Advertising costs other than direct response advertising are expensed as incurred. Costs associated with direct response advertising are capitalized and amortized over the estimated benefit period. During the periods presented the Company had no direct response advertising costs.

Goodwill


Goodwill relates to the original purchase in 1997 of Montebello Finance, LLC's cellular phone assets and business by Tel Com Jacksonville and represents the excess of cost over fair value of net assets acquired and was amortized using the straight line method over 15 years. On an on-going basis, management reviews recoverability, the valuation and amortization of goodwill. As part of this review, management considers the undiscounted value of the projected future net earnings in evaluating the value of goodwill. If the undiscounted value of the projected future net earnings is less than the stated value, the goodwill would be written down to its fair value.


During 1997 Tel Com Jacksonville determined that the remaining goodwill was impaired and recognized a loss on the write off of this goodwill of $200,356.

Software Capitalization


The Company has adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires certain direct development costs associated with internal-use software to be capitalized including external direct costs of material and services and payroll costs for employees devoting time to the software projects. These costs are amortized over a period of three years beginning when the asset is substantially ready for use.


Income Taxes

Taxable income or loss of the Company is allocated to the unit holders in accordance with the provisions of the operating agreement. The Company qualifies as an S-Corporation and as such, Federal income taxes accrue to the unitholders rather than to the Company. Accordingly, the statements of operations of the Company include no provision for Federal income taxes.

Credit Risk

Cash is at risk to the extent that it exceeds Federal Deposit Insurance Corporation ("FDIC") insured amounts (approximately $78,000 at September 30,
1998). To minimize risk, the Company places its cash with high credit quality institutions.

Carrier Contracts

The Company purchases traditional local telephone service from various incumbent local exchange carriers pursuant to a resale agreement. During 1998 and 1997 the Company had entered into resale agreements with four major carriers to provide residential local telephone service to consumers.

Asset Impairment

When the Company has long-lived assets, which have a possible impairment indicator, the Company estimates the future cash flows from the operation of these assets. If the estimated cash flows recoup the recorded value of the assets, they remain on the books at that value. If the net recorded value cannot be recovered, the assets are written down to their market value if lower than the recorded value.


NOTE C - RESTATEMENT

The Company has restated financial information reported for September 30, 1998 and December 31, 1997 throughout this filing to reflect a change in its treatment of its obligation under a consent agreement with the State of Florida, Department of Banking and Finance, dated May 12, 1999, to make a rescission offer to certain of its shareholders (See Note G). In the previously reported financial information, accompanying an S-4 registration statement filed with the Securities and Exchange Commission on October 11, 2000, the Company did not record a liability for its obligation to make this rescission offer. In the restated financial information, the Company is recording a rescission liability. The amount of this rescission liability is the aggregate purchase price paid for units in the Company by all holders entitled to rescission rights under the Florida consent agreement.

A summary of the significant effects of the restatement is as follows:

Balance Sheet Data:

                                                              September 30, 1998                          December 31, 1997
                                                       ---------------------------------         -------------------------------
                                                       As previously                             As previously
                                                         reported            As restated           reported          As restated
                                                       -------------         -----------         -------------       -----------
          Unit rescission obligation                        472,702           29,608,344              777,000          6,682,774
          Rescission accrued interest                       135,858            1,586,636               76,158            366,183
                                                        -----------          -----------          -----------        -----------
          TOTAL LONG TERM LIABILITIES                       608,560           31,194,980              853,158          7,048,957
                                                        ===========          ===========          ===========        ===========

          MEMBERS' CAPITAL                               (1,694,479)         (32,280,899)          (2,632,305)        (8,828,104)
                                                        ===========          ===========          ===========        ===========

Statement of Operations Data:

                                                                 Period Ended                             Period Ended
                                                              September 30, 1998                        December 31, 1997
                                                       ---------------------------------         -------------------------------
                                                       As previously                             As previously
                                                         reported            As restated           reported          As restated
                                                       -------------         -----------         -------------       -----------
          Loss on promoter receivable write off              59,700           18,840,882            1,526,756          6,453,979
                                                        ===========          ===========          ===========        ===========
          Loss from operations                           (2,531,763)         (21,312,945)          (5,647,415)       (10,574,638)
                                                        ===========          ===========          ===========        ===========
          Net loss                                       (2,646,092)         (21,427,274)          (5,704,462)       (10,631,685)
                                                        ===========          ===========          ===========        ===========

NOTE D - OPERATING LICENSE

The Company operated under licenses, tariffs and carrier contract to resell local telecommunications services provided from a joint venture with Easy Cellular, Inc. from inception through December 1997. On December 30, 1997, Tel Com East and Tel Com West entered into an Agency Agreement with Easy Phone, Inc. (formerly Easy Cellular, Inc.)(See Note K). The agreement allows the Company to continue to operate under operated under licenses and tariffs held by Easy Phone for a monthly rental fee of $20,000. Rental expense was $289,222 in 1998 and $31,458 in 1997, respectively.

NOTE E - ACQUISITIONS


During January 1997 (at the time of inception), Tel Com Jacksonville acquired the cellular phone assets and business of Montebello Finance, LLC, in exchange for cash of $50,000 and a note payable of $200,000. Since its inception, Montebello Finance had been engaged primarily in the rent-to-own business involving consumer goods. The cellular phone segment of the business of Montebello Finance, LLC constituted a small segment of the overall business. The acquisition was accounted for using the purchase method. The purchase price of $250,000, has been recorded as an intangible asset and is being amortized over a period of three years. During 1997 the intangible asset became impaired and a loss on impairment was recognized. (See Note B).


NOTE F - PROPERTY AND EQUIPMENT

                                                     1998         1997
                                                  ---------    --------
                 Furniture and equipment          $  64,691    $ 38,398
                 Equipment                          180,295      95,883
                 Leasehold Improvements              34,934      34,184

                 Computer equipment                 183,128      85,971
                                                  ---------    --------
                                                    463,048     254,436
                 Less accumulated depreciation       87,027      17,436
                                                  ---------    --------
                                                  $ 376,021    $237,000
                                                  =========    ========

Depreciation expense for 1998 and 1997 was $69,591 and $ 17,436, respectively.

The Company issued a note payable to Richard Pollara, a significant unitholder and the general manager of the day-to-day operations of the Company, bearing interest at 12% per annum, principal due on demand. Certain assets of the Company secure the note. The balance outstanding was $41,355 and $190,155 at September 30, 1998 and December 31, 1997 respectively. Interest expense was $14,004 and $23,755 for 1998 and 1997, respectively.


The Company has an obligation with Mr. Pollara in the principal amount of $400,000. The obligation is non-interest bearing, however the Company has imputed interest at 8.5% per annum. The obligation outstanding was $400,000 at September 30, 1998 and December 31, 1997. Interest expense was $25,500 and $31,167 for 1998 and 1997, respectively. (See Note I).



The Company has an obligation with Mr. Pollara in the principal amount of $59,002. The obligation is non-interest bearing, however the Company has imputed interest at 8.5% per annum. The obligation outstanding was $59,002 and $23,115 at September 30, 1998 and December 31, 1997, respectively. Interest expense was $3,825 and $2,125 for 1998 and 1997, respectively. (See Note I).


The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.


NOTE G - RESCISSION OBLIGATION AND PROMOTER RECEIVABLE

Rescission Obligation


The State of Florida, Department of Banking and Finance entered into a Stipulation and Consent Agreement (the "Agreement") with Final Order dated May 12, 1999 with UST, Tel Com East, Tel Com West, Tel Com Jacksonville. The Agreement relates to the sale of securities of Tel Com East, Tel Com West, Tel Com Jacksonville in violation of Florida securities laws.



Pursuant to the Agreement, UST agreed to make a rescission offer in accordance with Florida laws on or before November 30, 1999 for the securities of Tel Com East, Tel Com West and Tel Com Jacksonville. On December 7, 1999, the Department of Banking and Finance notified Tel Com East, Tel Com West, Tel Com Jacksonville and UST that they were in violation of the Agreement and that it intended to commence litigation against UST in order to enforce the provisions of the Agreement. As of November 30, 2000, the Department has not commenced litigation against UST; however, the Department has informed UST that it is retaining all options in connection with UST's failure to perform under the Agreement, including an action to enforce the Agreement, a motion to seek receivership of UST and other remedies.


As a part of the exchange offer, UST is offering certain holders of its common stock and Class A preferred stock the right to exchange their securities for notes or the Company's Class B preferred stock.

Rescission Obligation


Because of the Agreement, the Company has restated its financial information to provide for a rescission liability. The amount of this liability is the aggregate purchase price paid by holders of units of ownership interests in the Company. In addition, the Company has calculated interest at 10% on the outstanding rescission obligation. The Company has established a rescission obligation of $30,032,642 and $6,900,774, rescission obligation interest of $1,586,636 and $366,183 and a receivable from the promoters of these unlawful sales and offerings for $18,840,882 and $6,453,979 during 1998 and 1997 respectively. The Company wrote off the promoter receivable of $18,840,882 and $6,453,979 during 1998 and 1997, respectively.


In early to mid 1998, the Company made an offer to repurchase units from all the unitholders of Tel Com Jacksonville. The rescission offer was accepted by 80 unitholders resulting in the rescission obligation of $995,000, which is included in the above rescission obligation. The obligation is being paid over time. Tel Com Jacksonville only received $377,301 from the sale of these 80 units. The Company established a receivable from the promoter for $617,699, the amount of the rescission obligation in excess of the amount received by the Company. The Company has accrued interest at 8%, per annum, on the outstanding balance, which was $135,858 and $76,158 at September 30, 1998 and December 31, 1997, respectively. Interest expense was $59,700 and $76,158 for the nine months ending September 30, 1998 and period ending December 31, 1997, respectively. The Company considered the receivable to be uncollectible and wrote off the amount in excess of the amount received by the Company plus accrued interest of $59,700 and $693,857 during 1998 and 1997, respectively.

At September 30, 1998, future principle repayments on the rescission obligation are as follows:

                     1999              424,298
                     2000              352,976
                     2001              119,726
                                      --------
                                      $897,000
                                      ========

Promoter Receivable


The promoter receivable also includes amounts owed to the Company pursuant to the purchase agreement between Prime Equities and Tel Com East and Tel Com West. (See Note K). The unsatisfied portion of the purchase agreement was $1,244,774. This amount was reduced by imputed interest at 8% per annum amounting to $411,875.


The promoter receivable with D&B Holdings and Prime Equities was considered uncollectible and was written off in during 1997. All interest related to the rescission obligation is accrued with an offset to the promoter receivable and is considered uncollectible and is written off when it is accrued.

The loss on promoter receivable is as follows:

                                                                        Period From
                                                  Period Ended         Inception to
                                                  September 30,        December 31,
                                                      1998                 1997
                                                  -------------        ------------
         Portion of the receivable from
           D&B Holdings which was
           Considered uncollectible               $         --         $    617,699
         Portion of the receivable from
           Prime Equities which was
           Considered uncollectible                         --            1,244,774
         Portion of rescission obligation
           Not received by the company              17,620,429            4,637,198
         Accrued interest                            1,220,453              366,183
         Reduction of the receivable due
           to imputed interest                              --             (411,875)
                                                  ------------         ------------
                                                  $ 18,840,882         $  6,453,979
                                                  ============         ============

NOTE J - COMMITMENTS AND CONTINGENCIES

             TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                     AND TEL COM PLUS JACKSONVILLE, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS



NOTE H - COMMITMENTS AND CONTINGENCIES


As of September 30, 1998, the Company is obligated under non-cancelable operating leases for future minimum rent payments for office space and furniture and equipment as follows:


                                 1998               $  57,009
                                 1999                 207,056
                                 2000                 141,935
                                 2001                  39,266
                                 2002                  34,287
                                 2003                   7,265
                                                    ---------
                                                    $ 486,818
                                                    =========





The Company was delinquent in its filings of various federal, state, and municipal tax returns and did not remit all taxes collected. Management estimated a liability of $1,357,161 at September 30, 1998 for un-remitted taxes including penalties and interest. This estimate was based on collected revenues and the applicable tax rates including an estimate for penalties and interest. UST, as successor to the Tel Com entities, is currently negotiating with various tax agencies to settle these liabilities.


Rent expense for the periods ended September 30, 1998 and December 31, 1997 was $138,169 and $79,355, respectively. These leases were assumed by UST (See Note
A).


The Securities and Exchange Commission ("SEC") brought an action against Tel Com East and Tel Com West. The SEC alleges among other things, violation of Rule 10b-5 of the Securities and Exchange Act of 1943, as amended, and fraud in the sale of their securities. The outcome of this litigation cannot be predicted.


In the normal course of its business, the Company is subject to litigation. Management, based on discussions with its legal counsel, does not believe any claims, individually or in the aggregate, will have a material adverse impact on the Company's financial position.


NOTE I - OTHER RELATED PARTY TRANSACTIONS

In January 1997, Tel Com Plus Jacksonville purchased the cellular phone assets and business of Montebello Finance, LLC for cash of $50,000 and a note payable of $200,000. Montebello Finance was owned in trust by the children of Mr. Pollara.

In January 1997 Tel Com East entered into a joint venture agreement with Easy Cellular, Inc. to obtain the use of operating licenses. (See Note K).


In July 1997 Tel Com West entered into a joint venture agreement with Easy Cellular, Inc. (owned by a related party) to obtain the use of operating licenses. (See Note L).


In December 1997, Easy Phone, Inc. redeemed a portion of the shares of stock held by Mr. Pollara and certain other shareholders of the Company in exchange for Easy Phone's interest in Tel Com East, Tel Com West and Tel Com Jacksonville.


The Company has two obligations arising from the joint venture agreements entered into between the Company and Easy Cellular, Inc. Mr. Pollara succeeded to the rights of Easy Cellular, Inc. under these joint venture agreements. One joint venture agreement was entered into by Tel Com East and Easy Cellular, Inc. on February 28, 1997 whereby Tel Com East agreed to pay Easy Cellular, Inc. $400,000 from the proceeds of the venture. As of September 30, 1998 this amount had not been paid to Mr. Pollara, as successor in interest to Easy Cellular, Inc. The second joint venture agreement was entered into by Tel Com West and Easy Cellular on July 24, 1997 whereby Tel Com West agreed to pay Easy Cellular approximately $60,000. As of September 30, 1998 this amount had not been paid to Mr. Pollara, as successor in interest to Easy Cellular, Inc.

On November 22, 1999, these obligations were converted to unsecured notes payable bearing interest at 8.5%, with principle due on demand. On January 15, 2000, the notes and related accrued interest was forgiven and recognized as a capital contribution of $570,289.

The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

NOTE J - MEMBERS' CAPITAL


Joint Venture Agreements


On February 28, 1997, Tel Com East issued 1,240 units of its ownership interests to Easy Cellular to obtain the use of Easy Cellular's operating licenses valued at $50,000 and a note payable in the principal amount of $400,000, bearing interest at 8.5% per annum, to provide capitalization of Tel Com East pursuant to a Joint Venture Agreement with Easy Cellular (See Note I).



On July 24, 1997 Tel Com West issued 8,800 units of its ownership interests to Easy Cellular to obtain the use of Easy Cellular's operating licenses valued at $50,000 and issued an 8.5% note payable for 3% of the capitalization of Tel Com West pursuant to the Joint Venture Agreement with Easy Cellular (See Note I).


Purchase Agreements


On December 3, 1996, Tel Com Jacksonville entered into a purchase agreement pursuant to which D&B Holdings International, Inc. agreed to purchase 160 units (representing 62.5% of the Tel Com East outstanding membership units) in a private placement. As part of the agreement a $750,000, 8% per annum, non-recourse promissory note was delivered for the units. The net proceeds from the unit offering were $0 and $750,000 for the nine months ended September 30, 1998 and the period from inception to December 31, 1997, respectively.


During January 1997, Tel Com Jacksonville issued 96 units to the founding members. These units were valued at $0 since the Company was a start up organization.


On May 1, 1997, Tel Com Miami (presently Tel Com East) entered into a purchase agreement pursuant to which Prime Equities Group, Inc. agreed to purchase 1,950 units (representing 50% of the Tel Com East outstanding units) in a private placement for $1,539 per unit. As part of the agreement a $3,001,050 non-interest bearing, non-recourse promissory note was delivered for the units. The Company reduced the note to $2,777,910 for units returned to the Company and $156,684 for imputed interest. The net proceeds from the Unit Offering were $1,675,721 and $571,218 for the nine months ended September 30, 1998 and the period from inception to December 31, 1997, respectively. Tel Com East imputed interest at a rate of 8%. During 1997 Tel Com East wrote off the uncollected portion of the promoter non-recourse promissory note of $374,286.


During January 1997, Tel Com Miami (presently Tel Com East) issued 310 units to the founding members. The units were valued at $12,499 based on the value placed on the units issued for the operating license.


On July 21, 1997, Tel Com West entered into a purchase agreement pursuant to which Prime Equities Group, Inc. agreed to purchase 11,000 units (representing 50% of the Tel Com West outstanding membership units) in a private placement for $1,495 per unit. As part of the agreement a $16,455,000 non-interest bearing; non-recourse promissory note was delivered for the units. The Company reduced the note to $4,167,809 for units returned to the Company and imputed interest of $256,464. The net proceeds from the unit offering were $2,077,274 and $770,500 for the nine months ended September 30, 1998 and the period from inception to December 31, 1997, receptively. Tel Com West imputed interest at a rate of 8% per annum. During 1997 Tel Com West wrote off the uncollected portion of the promoter non-recourse promissory note of $457,340.


During July 1997, Tel Com West issued 2,200 units to the founding members. The units were valued at $12,496 based on the value placed on the units issued for the operating license.


NOTE K - OPERATING AGREEMENTS


Under an operating agreement dated April 9, 1997 the members of Tel Com East and Tel Com West agreed that net income, net loss, or capital gains of Tel Com East and Tel Com West for each fiscal year is allocated and apportioned among the members pro rata in accordance with their respective ownership interests. The agreement provides that no member is liable under judgement, decree, or order of the court, or in any other manner, for debt, obligations or liability of the Company, except as provided by law. The duration of the Company and the operating agreement is until December 31, 2025, unless the Company is dissolved earlier.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

                  SEC Registration Fee       $3,878.30
                  Legal fees                 $
                  Accounting fees            $
                  Printing expenses          $
                  Miscellaneous expenses     $
                                             ---------
                      TOTAL                  $

Item 20. Indemnification of Directors and Officers.

    In accordance with the Florida Business Corporation Act, Article VII of United States Telecommunications, Inc.'s (the "Corporation") Articles of Incorporation provide as follows:

                                   Article VII

    The Corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify directors from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which directors may be entitled under any provision of the Bylaws, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity as director and as to action in another capacity, including without limitation, as an officer or employee of the Corporation, while serving as a director and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Corporation may, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all person whom it shall have the power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified by may be entitled under any provisions of the bylaws, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity as to action in another capacity whiled holding such office and shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

    Article Eight of the Corporation's Bylaws provides as follows:

Article VIII

    8.1. Definitions: As used in this Article, the following terms shall have the following meanings:

    (a) "Corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

    (b) "Other enterprises" includes employee benefit plans;

    (c) "Expenses" includes counsel fees, including those for appeal;

    (d) "Liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

    (e) "Proceeding" includes any threatened pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

    (f) "Agent" includes a volunteer;

    (g) "Serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

    (h) "Not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

    8.2 Authority to Indemnify.

    (a) Except as otherwise provided in this Section, the Corporation (i) shall indemnify any person who was or is a director of the Corporation and was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise and (ii) may indemnify any other person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he is or was an officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) The Corporation (i) shall indemnify any person who was or is a director of the Corporation and who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, and (ii) may indemnify any other person who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    (c) To the extent that a director of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection
(a) or subsection (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. To the extent that an officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a) or subsection (b), or in defense of any claim, issue, or matter therein, he may be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    8.3 Advances for Expenses.

         (a) Expenses incurred by a director in defending a civil or criminal proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by an officer in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.


    (b) The indemnification and advancement of expenses provided pursuant to this Article are not exclusive, and a Corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (i) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         (ii) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

         (iii) In the case of a director, a circumstance under which the liability provisions for unlawful distributions are applicable; or

         (iv) Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (c) Indemnification and advancement of expenses as provided in this Article shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.


    8.4 Determination and authorization of indemnification.

    (a) Any indemnification under subsection 8.2 (a) or subsection 8.2(b), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has net the applicable standard of conduct set forth in subsection 8.2(a) or subsection 8.2(b). Such determination shall be made:

        (i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (ii) If such a quorum is not obtainable or even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

         (iii) By independent legal counsel:

                l.  Selected by the Board of Directors prescribed in paragraph
                    (i) or the committee prescribed in paragraph (ii); or

                2. If a quorum of the directors cannot be obtained for paragraph (i) and the committee cannot be designated under paragraph (ii), selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or

         (iv) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    (b) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by subsection 8.4(a)(iii) shall evaluate the reasonableness of expenses and may authorize indemnification.

    8.5 Application to Court for indemnification or advancement of expenses.

    (a) Unless the Corporation's articles of in Corporation provide otherwise, notwithstanding the failure of a Corporation to provide indemnification, and despite any contrary determination of the Board or of the shareholders in the specific case, a director, officer, employee, or agent of the Corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

    (i) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection 8.2(c), in which case the court shall also order the Corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

    (ii) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Corporation of its power pursuant to subsection 8.3(b); or

    (iii) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection, 8.2(a), subsection 8.2(b), or subsection 8.3(b).

    Item 21.  Exhibits and Financial Statement Schedule

    The exhibits filed as part of this registration statement are as follows:

       Exhibit
       Number        Description of Exhibit


       3.1++ Form of Second Amended and Restated Articles of Incorporation of the Corporation


       3.2++         Bylaws of the Corporation


       3.3           Revised Form of Second Amended and Restated
                     Articles of Incorporation of the Corporation

       4.1++ Form of Note for Corporation's Unsecured Installment Notes (included in Exhibit 4.2)

       4.2++         Form of Indenture related to the Corporation's Notes

       4.3++ Promissory Note issued by Joseph Thacker to the Corporation dated as of September 22, 1998

       5.1+          Opinion of Bush, Ross, Gardner, Warren & Rudy, P.A.
                     regarding the legality of the Class B preferred stock being registered.


       8.1+ Opinion of Paul, Hastings, Janofsky & Walker LLP regarding material tax consequences of the exchange offer.

       10.1++ Resale Agreement between GTE North Incorporated and Contel of the South Incorporated d/b/a/ GTE Systems of the South and the Corporation

       10.2++ Local Exchange Telecommunications Services Resale Agreement by and between Ameritech Information Industry Services and the Corporation

       10.3++ Resale Service Agreement by and between New England Telephone and Telegraph Company d/b/a/ Bell Atlantic - Massachusetts and the Corporation

       10.4++        Resale Agreement by and between BellSouth
                     Telecommunications, Inc. and the Corporation

       10.5++ Resale Agreement by and between Southwestern Bell Telephone Company and the Corporation dated as of October 1, 1998

       10.6++ Master Resale Agreement for the State of Indiana by and between United Telephone Company of Indiana and the Corporation dated as of November 1, 1998



       10.7++        Purchase Agreement between D&B Holdings International, Inc.
                     and Tel Com Plus Jacksonville, LLC dated as of December 3, 1996, together with promissory note

       10.8++ Purchase Agreement between Prime Equities, Inc. and Tel Com Plus Miami, LLC dated as of July 21, 1997, together with promissory note

       10.9++ Joint Venture Agreement between Tel Com Plus Miami, LLC and Easy Cellular, Inc. dated as of February 28, 1997

       10.10++ Purchase Agreement between Prime Equities, Inc. and Tel Com Plus California, LLC dated as of July 21, 1997

       10.11++ Joint Venture Agreement between Tel Com Plus California, LLC and Easy Cellular, Inc. dated as of July 24, 1997

       10.12++ Employment Agreement between the Corporation and Robin Caldwell dated as of November 12, 1998

       10.13 Agreement dated as of December 21, 1999 by and among Quantum Law, Inc., Prime Equities, Inc. and
                     Intercontinental Brokers, Inc.

       10.14++ Letter Agreement and Corresponding Release Agreement dated September 7, 2000 by and between Charles Polley, Tel Com Plus, Inc., Intercontinental Brokers, Inc. and the Corporation

       10.15++ Letter Agreement and Corresponding Release dated as of September 7, 2000 by and between Howard Kratz and the Corporation

       10.16++ Agency Agreement dated as of December 30, 1997 by and among Easy Phone, Inc., Tel Com Plus West, LLC and Tel Com Plus East, LLC

       10.17++ Agreement between Joseph Thacker, the Corporation and Total Com, Inc. dated December 23, 1998.

       10.18++ Agreement between Joseph Thacker and the Corporation dated February 2, 1999.

       10.19++ Agreement between Prime Equities, Inc. and the Corporation dated August 4, 1999.

       10.20++ Agreement between Prime Equities, Inc. and the Corporation dated October 1, 1999.

       10.21++ Agreement between Prime Equities, Inc. and the Corporation dated December 1, 1999.

       10.22++ Agreement between Prime Equities, Inc. and the Corporation dated December 22, 1999.

       10.23         Agreement between Tel Com Plus, Inc. and Easy Cellular,
                     Inc.

                     dated January 8, 1997

       11            Statement re: Computation of Per Share Earnings

       23.1          Consent of Independent Auditors


       23.2+         Consent of Bush, Ross, Gardner, Warren & Rudy, P.A.
                     (included in Exhibit 5.1)

       23.3+ Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.2)

       25+           Form of Form T-1


       27.1 Financial Data Schedule for the nine months ended September 30, 2000 (for SEC use only)

       27.2 Restated Financial Data Schedule for the year ended December 31, 1999 (for SEC use only)

       27.3 Restated Financial Data Schedule for the nine months ended September 30, 1999 (for SEC use only)

       27.4 Restated Financial Data Schedule for the year ended December 31, 1998 (for SEC use only)

       99.1++ Complaint filed by the Corporation on September 27, 2000 in the Thirteenth Judicial Circuit of Hillsborough County, Florida

       99.2++ Consent agreement with Final Order with State of Florida, Department of Banking and Finance

       99.3++        Form of Letter of Transmittal

       99.4++ Complaint filed by Joseph Thacker on September 20, 2000 in the Sixth Judicial Circuit of Pinellas County, Florida


         + To be filed by amendment
        ++ Previously filed.

Item 22. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Clearwater, State of Florida, on December 18, 2000.


                                       UNITED STATES TELECOMMUNICATIONS,  INC.




                                       By: /s/ Richard J. Pollara
                                           ------------------------------------
                                             Richard J. Pollara
                                             President
                                             Duly Authorized Representative



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Sam Dean
---------------------------------------------
Sam Dean, Chairman of the Board of Directors          Date: December 18, 2000
                                                            -----------------
/s/ Richard J. Pollara
---------------------------------------------
Richard J. Pollara, President, Principal
 Accounting and Financial Officer and Director        Date: December 18, 2000
                                                            -----------------
/s/ Cleo Carlile
---------------------------------------------
Cleo Carlile, Director                                Date: December 18, 2000
                                                            -----------------
/s/ Paul D. Gregory
---------------------------------------------
Paul D. Gregory, Director                             Date: December 18, 2000
                                                            -----------------
/s/ Reuben P. Ballis
---------------------------------------------
Reuben P. Ballis, Director                            Date: December 18, 2000
                                                            -----------------